EXHIBIT 10.43

Lease Agreement dated as of June 22, 2006

between CNL Income Bretton Woods, LLC and

BW Resort Management Company, LLC.

Lease Agreement

dated as of June 22, 2006

by and between

CNL Income Bretton Woods, LLC,

a Delaware limited liability company,

as Landlord,

and

BW Resort Management Company, LLC,

a Delaware limited liability company,

as Tenant

TABLE OF CONTENTS

Article 1 DEFINITIONS		1

Article 2 LEASED PROPERTY AND TERM		17

2.1	Leased Property	17

2.2	Condition of Leased Property	19

2.3	Initial Term	20

2.4	Renewal Term	20

2.5	Automatic Termination	20

Article 3 RENT		20

3.1	Rent	20

3.2	Late Payments	24

3.3	Triple Net Lease	25

Article 4 USE OF THE LEASED PROPERTY		26

4.1	Permitted Use	26

4.2	Compliance with Legal and Insurance Requirements	27

4.3	Environmental Matters	27

4.4	Nature of Relationship	30

Article 5 MAINTENANCE AND REPAIRS		30

5.1	Maintenance and Repair	30

5.2	Tenant’s Personal Property	41

5.3	Yield Up	42

5.4	Cash Management	42

-i-

Article 6 IMPROVEMENTS		43

6.1	Improvements to the Leased Property	43

6.2	Permitted Renovations.	43

6.3	Conditions to Reserve Expenditures, Permitted Renovations and Major Alterations.	43

6.4	Salvage	45

Article 7 LIENS		45

7.1	Liens, Generally	45

7.2	Construction or Mechanics Liens	45

7.3	Contest of Liens.	46

7.4	Notices of Commencement of Construction	46

7.5	Landlord Liens	46

Article 8 PERMITTED CONTESTS		47

Article 9 INSURANCE		48

9.1	Insurance	48

9.2	Form of Policies	50

9.3	Blanket Policies	50

9.4	Additional Insureds	51

9.5	Endorsements	51

9.6	Landlord’s Right to Obtain Coverage	51

9.7	Insurance Costs and Expenses as Additional Charges	51

9.8	Waiver of Subrogation	52

9.9	Indemnification of Landlord	52

-ii-

Article 10 CASUALTY		52

10.1	Insurance Proceeds	52

10.2	Damage or Destruction	53

10.3	Damage Near End of Term	54

10.4	Tenant’s Personal Property	55

10.5	Restoration of Tenant’s Personal Property	55

10.6	No Abatement of Rent	55

10.7	Waiver	55

10.8	Rights of Mortgagee	55

Article 11 CONDEMNATION		56

11.1	Total Condemnation	56

11.2	Partial Condemnation	56

11.3	Disbursement of Award	57

11.4	Abatement of Rent	57

11.5	Condemnation Near End of Term	57

11.6	Temporary Condemnation	57

11.7	Allocation of Award	57

11.8	Mortgagee Award Disbursement	58

Article 12 OTHER ACTS BY GOVERNMENT AGENCIES		58

12.1	Procedure	58

12.2	Landlord’s Right to Mitigate.	58

12.3	Abatement of Rent	58

12.4	Tenant’s Termination Rights	59

-iii-

Article 13 DEFAULTS AND REMEDIES		59

13.1	Defaults by Tenant.	59

13.2	Defaults by Landlord.	62

13.3	WAIVER OF JURY TRIAL	64

Article 14 HOLDING OVER		64

Article 15 LANDLORD TRANSFERS		64

Article 16 REIT REQUIREMENTS		65

16.1	Limitations on Rents Attributable to Personal Property	65

16.2	Basis for Sublease Rent Restricted	66

16.3	Landlord Affiliate Subleases Restricted	66

16.4	Landlord Interests in Tenant Restricted	66

16.5	Landlord Services	66

16.6	Certain Subtenants Prohibited	67

16.7	Future Amendment	67

Article 17 SUBLETTING AND ASSIGNMENT		67

17.1	Subletting and Assignment	67

17.2	Required Sublease Provisions	68

Article 18 ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS		69

18.1	Estoppel Certificates	69

18.2	Periodic Financial Statements	69

18.3	Annual Financial Statements	69

18.4	Records	70

18.5	Annual Budget and Marketing Plan	70

-iv-

18.6	Quarterly Meetings	71

18.7	Tenant’s Other Deliveries	71

Article 19 LANDLORD’S RIGHT TO INSPECT		72

Article 20 ALTERNATIVE DISPUTE RESOLUTION		72

20.1	Negotiation	72

20.2	Arbitration	72

Article 21 MORTGAGES		73

21.1	Landlord’s Mortgage	73

21.2	Subordination of Lease	74

21.3	Notices	75

21.4	Other Encumbrances by Landlord	75

Article 22 ADDITIONAL COVENANTS OF TENANT		75

22.1	Conduct of Business	75

22.2	Maintenance of Accounts and Records	75

22.3	Tenant’s Negative Covenants	75

22.4	Distributions; Payments to Affiliated Persons	77

Article 23 MISCELLANEOUS		77

23.1	Security Deposit	77

23.2	Limitation on Payment of Rent	78

23.3	No Waiver	78

23.4	Remedies Cumulative	78

23.5	Severability	79

23.6	Acceptance of Surrender	79

-v-

23.7	No Merger of Title	79

23.8	Conveyance by Landlord	79

23.9	Quiet Enjoyment	79

23.10	Memorandum of Lease	80

23.11	Notices	80

23.12	Construction; Limited Recourse Against Landlord	82

23.13	Counterparts; Headings	82

23.14	Legal Requirements	83

23.15	Right to Make Agreement	83

23.16	SEC and Lender Disclosures	83

23.17	Manager and Management Agreements	83

23.18	Guaranty	84

23.19	Transfer of Licenses	84

23.20	Performance and Delivery Dates.	84

23.21	Transactions With Affiliates.	84

23.22	Expense Obligations.	84

SCHEDULES

Schedule 1	-	The Land

Schedule 2.1	-	Fixtures and Leased Personal Property Not Owned by Landlord

Schedule 3.1.1(b)	-	Calculation of Base Rent

Schedule 4.3.3	-	Environmental Reports

Schedule 5.1.3(b)	-	Agreed Upon Major Capital Improvements

-vi-

Schedule 18.5	-	Form of Annual Budget

Schedule 21.2	-	Form of Subordination, Non-Disturbance and Attornment Agreement

-vii-

LEASE AGREEMENT

THIS LEASE AGREEMENT is entered into as of                     , 2006, by and between CNL Income Bretton Woods, LLC, a Delaware limited liability company, as landlord (“Landlord”), and BW Resort Management Company, LLC, a Delaware limited liability company, as tenant (“Tenant”).

RECITALS:

A. Landlord owns fee simple title in and to the Leased Property (such term and other capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in Article 1).

B. CNL BW TRS Corp., a Delaware corporation (“TRS Corp.”), an Affiliate of Landlord, as Lessor, and Tenant, as Lessee, have entered into a lease agreement of even date herewith (the “Personal Property Lease”) with respect to certain personal property more particularly described therein, located on or about the Land and used in connection with the Ski Operations (the “Ski Personal Property”).

C. Tenant, as tenant under this Agreement, is deriving direct benefit from the lease transaction contemplated by the Personal Property Lease and, accordingly, shall undertake certain obligations relating to the Ski Personal Property and contemplated by the Personal Property Lease pursuant to this Agreement so as to promote the integrated operation and management of the Resort Operations through the use of the Leased Property and the Ski Personal Property.

D. Landlord desires to lease the Leased Property to Tenant and Tenant desires to lease the Leased Property from Landlord, all subject to and upon the terms and conditions set forth in this Agreement.

AGREEMENTS:

In consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant agrees as follows:

ARTICLE 1

DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article shall have the meanings assigned to them in this Article and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP, (iii) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement, and (iv) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

“Accounting Period” shall mean each calendar month beginning on the first day of the month and ending on the last day of such month. Notwithstanding the foregoing, if the Commencement Date is other than the first day of a calendar month, then the first (1st) Accounting Period under this Agreement shall begin on the Commencement Date and end on the last calendar day of the first full calendar month thereafter.

“ACM” shall mean “regulated asbestos containing materials,” as defined by 40 C.F.R. Part 61, “asbestos-containing material,” as defined by 29 C.F.R. 1910.1001, and any other form of asbestos in building materials which is regulated under Applicable Law or by a Government Agency, as the same are amended from time to time.

“ACM/LBP Conditions” shall have the meaning given to such term in Section 5.1.1(c)(i).

“Additional Charges” shall have the meaning given to such term in Section 3.1.3.

“Adjusted Gross Revenues” shall mean Gross Revenues minus twenty percent (20%) of the Gross Revenues derived from the businesses being operated on or in connection with the ski area improvements located on the Land (the “Ski Operations”), as the parties agree and acknowledge that twenty percent (20%) of the Gross Revenues derived from the Ski Operations are attributable to the Ski Personal Property and the remaining eighty percent (80%) of the Gross Revenues derived from the Ski Operations are attributable to the Leased Property and the Businesses.

“Affiliated Person” shall mean, with respect to any Person, (i) any Person directly or indirectly Controlling, Controlled by or under common Control with any such Person, (ii) in the case of any such Person which is a partnership, any partner in such partnership, (iii) in the case of any such Person which is a limited liability company, any member of such company, (iv) in the case of any such Person which is a corporation, any officer, director or stockholder of such corporation, (v) any other Person which is a Parent, a Subsidiary, or a Subsidiary of a Parent with respect to such Person or to one or more of the Persons referred to in the preceding clauses (i) through (iv), (vi) any other Person who is an officer, director, trustee or employee of, or partner in, such Person or any Person referred to in the preceding clauses (i) through (v) and (vii) any other Person who is a member of, or trustee of any trust for the benefit of, the Immediate Family of such Person or of any Person referred to in the preceding clauses (i) through (vi). Provided, however, and notwithstanding the foregoing to the contrary, (a) a Person shall not be deemed to be an Affiliated Person solely by virtue of the ownership of shares of stock registered under the Securities Act of 1934, as amended, unless such Person, as holder of such stock, is required to file a Schedule 13 D, pursuant to Section 13(d) of such Act and Rule 13 d-1 promulgated thereunder and (b) Charles E. Adams shall not be deemed to be an Affiliated Person with respect to Landlord and Landlord’s Affiliated Persons solely by virtue of Charles E. Adams’ ownership of shares of stock in CNL Hotels & Resorts, Inc.

“Agreed Upon Major Capital Expenditures” shall mean the Major Capital Expenditures to be funded by Landlord pursuant to this Agreement for the Agreed Upon Major Capital Improvements to the Leased Property (and/or the Ski Personal Property) contemplated to be completed by Tenant during the thirty (30) month period immediately following the Commencement Date. The Agreed Upon Major Capital Expenditures (and the Agreed Upon

Major Capital Improvements to be constructed therewith) are identified on Schedule 5.1.3(b), and Landlord shall initially fund the Agreed Upon Major Capital Expenditures with one or more third-party commercial loans to be obtained by Landlord as provided in the Side Agreement.

“Agreed Upon Major Capital Improvements” are defined in Section 5.1.3(b).

“Agreement” shall mean this Agreement, including all Schedules and Exhibits hereto, as it and they may be amended from time to time as herein provided.

“Annual ACM/LBP Inspection” shall have the meaning given to such term in Section 5.1.1(c)(ii).

“Annual Budget” shall mean the annual budget submitted by Tenant to Landlord pursuant to Section 18.5.

“Applicable Law” shall mean all applicable federal, state, regional and/or local laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, as amended, modified or promulgated from time to time, of all courts of competent jurisdiction and Government Agencies, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations of any kind, including, without limitation, those relating to (i) damage to, or the protection of, real or personal property, (ii) human health and safety (except those requirements which, by definition, are solely the responsibility of employers) or (iii) the Environment, including, without limitation, all valid and lawful requirements of courts and other Government Agencies pertaining to reporting, licensing, permitting, investigation, remediation and removal of underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or emissions, discharges, Releases or threatened Releases of Hazardous Materials, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature.

“Applicable Rate” shall have the meaning given to such term on Schedule 3.1.1(b).

“Applicable Reserve Percentage” shall mean (i) four percent (4%) of Gross Revenues for each Accounting Period for the period commencing on the Commencement Date and ending on December 31, 2007, (ii) four and one-fourth percent (4.25%) of Gross Revenues for each Accounting Period beginning on January 1, 2008 and ending on December 31, 2008, (iii) four and one-half percent (4.50%) of Gross Revenues for each Accounting Period beginning on January 1, 2009 and ending on December 31, 2009, (iv) four and three-fourths percent (4.75%) of Gross Revenues for each Accounting Period beginning on January 1, 2010 and ending on December 31, 2010, and five percent (5%) of Gross Revenues for each Accounting Period thereafter.

“Award” shall mean all compensation, sums or other value awarded, paid or received by virtue of a total or partial Condemnation of the Leased Property and/or Ski Personal Property (after deduction of all reasonable legal fees and other reasonable costs and expenses, including, without limitation, expert witness fees, incurred by Landlord in connection with obtaining any such award).

“Base Rent” shall have the meaning given to such term in Section 3.1.1.

“Business Day” shall mean any day other than Saturday, Sunday, or any other day on which banking institutions in the State of Florida are authorized by law or executive action to close.

“Businesses” means all of the businesses currently being operated on the Land and all activities related thereto conducted at the Land, including, without limitation, (i) the businesses being operated on or in connection with the hotel improvements located thereon, (ii) the businesses being operated on or in connection with the Ski Operations and the Ski Personal Property, (iii) the businesses being operated on or in connection with the restaurant improvements located thereon, (iv) the businesses being operated in connection with the spa facilities located thereon, and (v) all services and amenities being operated in support or conjunction with the listed Businesses.

“BWLH” shall mean BW Land Holdings, LLC, Delaware limited liability company which is an Affiliated Person of Tenant.

“Capital Expenditure” shall mean any expenditure with respect to the Leased Property treated as capital in nature in accordance with GAAP.

“Cash Management Account” shall have the meaning ascribed to such term in the First Mortgage Loan Documents.

“Claims” shall have the meaning given to such term in Article 8.

“CNL” shall mean CNL Income Properties, Inc., a Maryland corporation and/or its Affiliated Persons.

“Code” shall mean the Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.

“Commencement Date” shall mean the date of this Agreement.

“Condemnation” shall mean (a) the exercise of any governmental power with respect to the Leased Property and/or the Ski Personal Property, whether by legal proceedings or otherwise, by a Condemnor of its power of condemnation, (b) a voluntary sale or transfer of the Leased Property and/or the Ski Personal Property by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending, or (c) a taking or voluntary conveyance of all or part of the Leased Property and/or the Ski Personal Property, or any interest therein, or right accruing thereto or use thereof, as the result or in settlement of any

Condemnation or other eminent domain proceeding affecting the Leased Property and/or the Ski Personal Property, whether or not the same shall have actually been commenced.

“Condemnor” shall mean any public or quasi-public authority or Person having the power of Condemnation.

“Control” (including the correlative meanings of the terms “Controlling,” “Controlled by,” and “under common Control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Date of Taking” shall mean the date the Condemnor has the right to possession of the Leased Property and/or the Ski Personal Property, or any portion thereof, in connection with a Condemnation.

“Default” shall mean any event or condition existing which with the giving of notice, lapse of time or both, would ripen into an Event of Default.

“Default Rate” shall mean a rate which is the greater of (a) the Interest Rate plus three hundred (300) basis points, or (b) the per annum rate for 10-year U.S. Treasury Obligations, as published in The Wall Street Journal, plus four hundred (400) basis points.

“Disbursement Rate” shall mean an annual rate of interest equal to the greater of, as of the date of determination, (a) the Interest Rate or (b) the per annum rate for ten (10) year U.S. Treasury Obligations, as published in The Wall Street Journal, plus two hundred (200) basis points.

“Distribution” shall mean (a) any declaration or payment of any dividend (except dividends payable in common stock of Tenant) on or in respect of any shares of any class of capital stock of Tenant, if Tenant is a corporation, or any cash distributions in respect of any partnership or membership interests in Tenant, if Tenant is a partnership or limited liability company, (b) any purchase, redemption retirement or other acquisition of any shares of any class of capital stock of Tenant, if Tenant is a corporation, or any purchase, redemption, retirement or other acquisition of any partnership or membership interests in Tenant, if Tenant is a partnership or limited liability company, (c) any other distribution on or in respect of any shares of any class of capital stock of Tenant, if Tenant is a corporation, or any other distribution in respect of any partnership or membership interests in Tenant, if Tenant is a partnership or a limited liability company, or (d) any return of capital to shareholders of Tenant, if Tenant is a corporation, or any return of capital to partners or members in Tenant, if Tenant is a partnership or limited liability company

“Encumbrance” shall have the meaning given to such term in Section 21.1.

“Entity” shall mean any corporation, general or limited partnership, limited liability company, limited liability partnership, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust, cooperative, any government or agency or political subdivision thereof or any other entity.

“Environment” shall mean soil, surface waters, ground waters, land, streams, sediments, surface or subsurface strata and ambient air.

“Environmental Notice” shall have the meaning given to such term in Section 4.3.1.

“Environmental Obligation” shall have the meaning given to such term in Section 4.3.1.

“Environmental Reports” shall have the meaning given to such term in Section 4.3.3.

“Event of Default” shall have the meaning given to such term in Sections 13.1.1 and 13.2.1.

“Financial Statement Delivery Date” shall have the meaning given to such term in Section 3.1.2(b).

“First Mortgage Lien” shall have the meaning given to such term in Section 21.1.

“First Mortgage Loan” shall have the meaning given to such term in Section 21.1.

“First Mortgage Loan Documents” shall have the meaning given to such term in Section 21.1.

“First Quarter Minimum Additional Rent” shall mean, commencing with the fourth (4th) Fiscal Year, sixty percent (60%) of Adjusted Gross Revenues for the first (1st) Fiscal Quarter of any Fiscal Year in excess of the amount of Five Million and No/100 Dollars ($5,000,000.00); provided, however, that Minimum Additional Rent shall never exceed (i) during the fourth (4th) through sixth (6th) Fiscal Years, the amount that is equal to sixty-five percent (65%) of Property Net Cash Flow for the applicable Fiscal Quarter; and (ii) for each Fiscal Year after the sixth (6th) Fiscal Year, the amount that is equal to fifty percent (50%) of Property Net Cash Flow for the applicable Fiscal Quarter.

“Fiscal Quarter” shall mean, with respect to the first, second, third and fourth quarter of any Fiscal Year, Accounting Periods one (1) through three (3) (i.e., July – September), four (4) through six (6) (i.e., October – December), seven (7) through nine (9) (i.e., January – March) and ten (10) through twelve (12) (i.e., April – June) of such Fiscal Year, respectively. Notwithstanding the foregoing, if the Commencement Date occurs prior to July 1, 2006, then the first (1st) Fiscal Quarter under this Agreement shall begin on the Commencement Date and end on September 30, 2006.

“Fiscal Year” shall mean each fiscal year of Tenant, each such fiscal year to consist of twelve (12) consecutive Accounting Periods, beginning on July 1 and ending on June 30. Notwithstanding the foregoing, if the Commencement Date occurs prior to July 1, 2006, then the first (1st) Fiscal Year under this Agreement shall begin on the Commencement Date and end on June 30, 2007. If Tenant shall, for a bona fide business reason, change its Fiscal Year during the Term, appropriate adjustments, if any, shall be made with respect to the timing of certain accounting and reporting requirements of this Agreement; provided, however, that in no event shall any such change or adjustment increase or reduce any monetary obligation under this Agreement.

“Fixtures” shall have the meaning given to such term in Section 2.1.4.

“Force Majeure Event” means any circumstance caused by any of the following: strikes, lockouts; acts of God; civil commotion; fire or any other casualty; governmental action (including revocation or refusal to grant any required license or permit where such revocation or refusal is not due to the fault of the party affected thereby); or any other cause or circumstance which is not in the reasonable control of either party hereto. Neither lack of financing nor general economic or market factors is a Force Majeure Event.

“Fourth Quarter Minimum Additional Rent” shall mean, commencing with the fourth (4th) Fiscal Year, sixty percent (60%) of Adjusted Gross Revenues of any Fiscal Year in excess of the amount of Twenty Million and No/100 Dollars ($20,000,000.00) less the amounts actually paid by Tenant as First Quarter Minimum Additional Rent, Second Quarter Minimum Additional Rent and Third Quarter Minimum Additional Rent; provided, however, that Minimum Additional Rent shall never exceed (i) during the fourth (4th) through sixth (6th) Fiscal Years, the amount that is equal to sixty-five percent (65%) of Property Net Cash Flow for the applicable Fiscal Quarter; and (ii) for each Fiscal Year after the sixth (6th) Fiscal Year, the amount that is equal to fifty percent (50%) of Property Net Cash Flow for the applicable Fiscal Quarter.

“GAAP” shall mean generally accepted accounting principles consistently applied.

“Government Agencies” shall mean any court, agency, authority, board (including, without limitation, environmental protection, planning and zoning), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit of the United States or the State or any county or any political subdivision of any of the foregoing, whether now or hereafter in existence, having jurisdiction over Landlord, Tenant, the Leased Property and/or the Ski Personal Property, or any portion thereof.

“Gross Revenues” shall mean, for the applicable period of time, all revenues and receipts of every kind derived by Tenant from operating or causing the operation of the Leased Property and Ski Personal Property and parts thereof during such period of time (all of which shall be determined and recorded in accordance with GAAP), including, but not limited to: income from Resort Operations, income from both cash and credit transactions (after reasonable deductions for bad debts and discounts for prompt or cash payments and refunds) from rental or subleasing of every kind; retail sales; license, lease and concession fees and rentals, and parking (not including gross receipts of licensees, lessees and concessionaires); income from vending machines and video machines; food and beverage sales; wholesale and retail sales of merchandise or ski equipment sales and rentals and other services; provided, however, that Gross Revenue shall not include the following: federal, state or municipal excise, sales, occupancy, use or similar taxes collected directly from patrons or guests or included as part of the sales price of any goods or services; insurance proceeds; Award proceeds (other than for a temporary Condemnation); any proceeds from any sale of the Leased Property or from the refinancing of any debt encumbering the Leased Property; proceeds from the disposition of furnishings, fixture and equipment no longer necessary for the operation of the Leased Property (all of which shall be deposited in the Reserve); interest which accrues on amounts deposited in the Reserve; and any other sums that, in accordance with GAAP, should be excluded from Gross Revenue.

“Guarantor” shall mean Crosland Inc., a North Carolina corporation.

“Guaranty” shall mean that certain Guaranty of Lease Agreement dated as of the Commencement Date and made by Guarantor in favor of Landlord and TRS Corp., as such may be amended or supplemented from time to time.

“Hazardous Materials” shall mean any substance or organism:

(a) the presence of which requires or may hereafter require, notification, investigation or remediation under any Applicable Law; or

(b) which is or becomes defined as a “hazardous waste,” “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” or “biocontaminant” under any Applicable Law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), National Emissions Standards for Hazardous Air Pollutants (42 U.S.C. Section 7401 et seq.), Occupational Safety and Health Act (84 Stat. 1590), Housing and Urban Development rules concerning lead-based paint, and the regulations promulgated in association therewith; or

(c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any Government Agency of the United States, any state of the United States, or any political subdivision thereof; or

(d) the presence of which in, on, under, at or from the Leased Property and/or Ski Personal Property causes or materially threatens to cause a violation of Applicable Law associated with the Leased Property and/or Ski Personal Property or to adjacent properties or poses or materially threatens to pose a hazard to the Leased Property and/or Ski Personal Property or to the health or safety of persons at, on or about the Leased Property and/or Ski Personal Property; or

(e) which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds, by-products, constituents, or additives thereto; or

(f) which contains polychlorinated biphenyls (PCBs) or asbestos, lead, or urea formaldehyde foam insulation; or

(g) which contains or emits radioactive particles, waves or material; or

(h) which constitutes materials which are now or may hereafter be subject to regulation pursuant to the Medical Waste Tracking Act of 1988.

“Immediate Family” shall mean, with respect to any individual, such individual’s spouse, parents, brothers, sisters, children (natural or adopted), stepchildren, grandchildren, grandparents, parents-in-law, brothers-in-law, sisters-in-law, nephews and nieces.

“Impositions” shall mean collectively, all (i) taxes (including, without limitation, all taxes imposed under the laws of the State, as such laws may be amended from time to time, and all ad valorem, sales and use, single business, gross receipts, transaction, privilege, rent or similar taxes, as the same relate to or are imposed upon the Leased Property and/or Ski Personal Property, the Businesses or Landlord or Tenant (relating to the Leased Property, the Ski Personal Property and/or the Businesses)), (ii) assessments (including, without limitation, all assessments for public improvements or benefit, whether or not commenced or completed prior to the Commencement Date imposed upon the Leased Property, the Ski Personal Property, the Businesses or Landlord or Tenant (relating to the Leased Property, the Ski Personal Property and/or the Businesses)), (iii) water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees) affecting the Leased Property and/or Ski Personal Property, (iv) all other governmental charges imposed upon the Leased Property, the Ski Personal Property, the Businesses or Landlord or Tenant (relating to the Leased Property, Ski Personal Property, and/or the Businesses), (v) association fees, assessments and other charges resulting from ownership of the Leased Property and/or Ski Personal Property, and (vi) any fees, assessments or other charges resulting from Legal Requirements as a result of ownership of the Leased Property and/or Ski Personal Property; in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property, the Ski Personal Property or the Businesses conducted thereon by Tenant (including all interest and penalties thereon due to any failure in payment by Tenant), which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (a) Landlord’s interest in the Leased Property and/or TRS Corp.’s interest in the Ski Personal Property, (b) the Leased Property and/or Ski Personal Property, or any part thereof, or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with, the Leased Property and/or Ski Personal Property or the leasing or use of the Leased Property and/or Ski Personal Property, or any part thereof, by Tenant; provided, however, that nothing contained herein shall be construed to require Tenant to pay (i) any tax based on net income, net worth or capital imposed on Landlord, (ii) any net revenue tax of Landlord, (iii) any transfer fee or other tax imposed with respect to the sale, exchange or other disposition by Landlord of the Leased Property or the proceeds thereof, (iv) any single business, gross receipts tax (from any source other than the rent received by Landlord from Tenant), or similar taxes as the same relate to or are imposed upon Landlord, except to the extent that any tax, assessment, tax levy or charge that would otherwise be an Imposition under this definition which is in effect at any time during the Term hereof is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (i) or (ii) preceding is levied, assessed or imposed expressly in lieu thereof, (v) any interest or penalties imposed on Landlord as a result of the failure of Landlord to file any return or report timely and in the form prescribed by law or to pay any tax or imposition, except to the extent such failure is a result of a breach by Tenant of its obligations pursuant to Section 3.1.3, (vi) any Impositions imposed on Landlord that are a result of Landlord not being considered a “United States person,” as defined in Section 7701(a)(30) of the Code, (vii) any Impositions that are enacted or adopted by their express terms as a substitute for any tax that would not have been payable by Tenant pursuant to the terms of this Agreement or (viii) any Impositions imposed as a result of a breach of covenant or representation by Landlord in any agreement entered into by Landlord governing Landlord’s conduct or operation or as a result of the negligence or willful misconduct of Landlord.

“Indebtedness” shall mean all obligations, contingent or otherwise, which in accordance with GAAP should be reflected on the obligor’s balance sheet as liabilities.

“Indemnitee” and “Indemnitees” shall have the meaning given to such terms in Section 4.3.4.

“Index” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers, All-Cities, All Items (November 1996 = 100), as published by the Bureau of Labor Statistics or, in the event publication thereof ceases, by reference to whatever index then published by the United States Department of Labor at that time is most nearly comparable as a measure of general changes in price levels for urban areas, as reasonably determined by Landlord and Tenant.

“Initial Investment” shall mean the purchase price of the Leased Property incurred by Landlord, together with all costs incurred by Landlord (but not including Landlord’s overhead costs) associated with the acquisition of the Leased Property and lease to Tenant, including, without limitation, all due diligence costs, attorneys’ fees, accountants’/auditors’ fees, closing costs, transfer taxes, title premiums and other costs. Landlord shall provide Tenant with reasonable documentary evidence and supporting documentation relating to Landlord’s expenditures that comprise the Initial Investment.

“Initial Term” shall have the meaning given to such term in Section 2.3.

“Institutional Investor” shall have the meaning given to such term in Section 9.1.10.

“Insurance Requirements” shall mean all terms of any insurance policy required by this Agreement and all requirements of the issuer of any such policy and all orders, rules and regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon Landlord, Tenant, the Leased Property and/or Ski Personal Property.

“Insurance Retention” shall have the meaning given to such term in Section 9.7.

“Interest Rate” shall mean the LIBOR Rate plus two hundred (200) basis points.

“Joint Planning Agreement” shall mean that separate agreement having a title similar or identical to such name between Landlord and BWLH entered into as of the Commencement Date which addresses various understandings and agreements of BWLH and Landlord.

“Land” shall mean those certain parcels of land described on Schedule 1.

“Landlord” shall have the meaning given to such term in the preambles to this Agreement and shall include its permitted successors and assigns.

“Landlord Liens” shall mean liens on or against the Leased Property or on or against any payment of Rent (a) which result from any act of, or any claim against, Landlord or any owner (other than Tenant) of a direct or indirect interest in the Leased Property, or which result from any violation by Landlord of any terms of this Agreement, or (b) which result from liens in favor of any taxing authority by reason of any tax owed by Landlord or any fee owner of a direct or indirect interest in the Leased Property; provided, however, that “Landlord Lien” shall not include any lien resulting from any tax for which Tenant is obligated to pay or indemnify Landlord against until such time as Tenant shall have already paid to or on behalf of Landlord the tax or the required indemnity with respect to the same.

“LBP” shall have the meaning given to such term in Section 5.1.1(c)(i).

“Lease Basis” shall mean the Initial Investment plus any additional expense or cost incurred by Landlord (but not including Landlord’s overhead costs) relative to the Leased Property pursuant to Sections 5.1.3(b), 5.1.3(c) (except as otherwise provided in Section 4.3.2), 10.2.3 or 11.2 hereof; provided, however, that in no event shall the deferred purchase price payment of Eight Million and No/100 Dollars ($8,000,000.00) to be paid by Landlord to Landlord’s predecessor in title in connection with the acquisition of the Lease Property be included as part of Lease Basis. Landlord shall provide Tenant with reasonable documentary evidence and supporting documentation relating to Landlord’s expenditures that comprise the Lease Basis, including future increases in the Lease Basis.

“Lease Year” shall mean each consecutive twelve (12) Accounting Periods during the Term, commencing on the Commencement Date, subject to any possible partial Lease Year at the expiration or earlier termination of the Term.

“Leased Improvements” shall have the meaning given to such term in Section 2.1.2.

“Leased Intangible Property” shall mean all intangible property owned by Landlord and used with respect to the operation of the Leased Property, excluding, however, all intellectual property, licensed to BWLH, Tenant and Manager pursuant to that certain License Agreement dated as of the Commencement Date between Landlord, as licensor, and BWLH, Tenant and Manager, as licensee.

“Leased Personal Property” shall have the meaning given to such term in Section 2.1.5.

“Leased Property” shall have the meaning given to such term in Section 2.1.

“Lease Termination Date” shall mean the date that is the tenth (10th) anniversary of the day immediately preceding the Commencement Date, unless the Term is renewed pursuant to Section 2.4, in which event the Lease Termination Date shall mean the last day of any such Renewal Term.

“Legal Requirements” shall mean: (a) all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Leased Property and/or Ski Personal Property or the maintenance, construction, alteration or operation thereof, whether now or hereafter enacted or in existence, including, without limitation, all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, from time to time in existence, of all courts of competent jurisdiction and Government Agencies, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, real or personal property or human health (except those requirements which, by definition, are solely the responsibility of employers) or the Environment, including, without limitation, all valid and lawful requirements of courts and other Government Agencies pertaining to reporting, licensing, permitting, investigation, remediation and removal of underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or emissions, discharges, releases or threatened releases of Hazardous Materials, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature; (b) all permits, licenses, authorizations, certificates and regulations necessary to operate the Leased Property and/or Ski Personal Property for their Permitted Use; and (c) all covenants, agreements, declarations, restrictions, encumbrances, and other matters of record, including, without limitation, the Permitted Encumbrances, contained in any instruments in force affecting the Leased Property and/or Ski Personal Property as of the Commencement Date or to which Tenant has consented or required to be granted pursuant to Applicable Law, including those which may (i) require material repairs, modifications or alterations in or to the Leased Property and/or Ski Personal Property or (ii) in any way materially and adversely affect the use and enjoyment thereof, but excluding any requirements arising as a result of Landlord’s or any Affiliated Person of Landlord’s status as a real estate investment trust.

“Letter of Credit” shall have the meaning given to such term in Section 23.1.

“LIBOR Rate” shall mean the rate at which deposits in immediately available U.S. dollars having a maturity of one (1) month are offered to or by reference banks in the London interbank market, as determined for each Accounting Period at the opening of business on a two (2) day forward commitment basis. The LIBOR Rate for each Accounting Period shall be determined by reference to such rate as published in The Wall Street Journal.

“Lien” shall mean any mortgage, security interest, pledge, collateral assignment, or other encumbrance, lien or charge of any kind, or any transfer of property or assets for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors.

“Major Alterations” shall have the meaning given to such term in Section 6.2.2.

“Major Capital Expenditures” shall have the meaning given to such term in Section 5.1.2(a)(iii).

“Management Agreement” shall mean any agreement entered into by Tenant and Manager with respect to the management and operations of the Leased Property and Ski Personal Property, as the same may be amended from time to time.

“Manager” shall mean, as of the Commencement Date, BW National Resort Management, LLC, a New Hampshire limited liability company. As of the Commencement Date, Manager is owned entirely by National Resort Management Group, LLC, a Florida limited liability company, and the members of National Resort Management Group, LLC are Pat Corso, Ken Baer and Cathy Pate.

“Minimum Additional Rent” shall mean First Quarter Minimum Additional Rent, Second Quarter Minimum Additional Rent, Third Quarter Minimum Additional Rent, and Fourth Quarter Minimum Additional Rent. Consistent with the terms and provisions in Section 3.1.2(a), no Minimum Additional Rent shall be payable relative to the first (1st) though the third (3rd) Fiscal Years.

“Minor Alterations” shall have the meaning given to such term in Section 6.2.1.

“Mold” shall mean any form of multi-cellular fungi or other microbial presence that live on plant or animal matter and/or in indoor environments, including, but not limited to, Cladosporium, Penicillium, Altermaria, Aspergillus, Fuarim, Trichoderma, Memnoniella, Mucor and Stachybotrys chartarum, often found in water-damaged building materials; provided, however, in order to trigger any duties set forth in Section 5.1.1(b), such Mold must be present in the Leased Improvements in amounts which pose a hazard to the health and safety of occupants, employees, invitees, guests, customers or other persons (collectively “Occupants”) in the Leased Improvements, the Ski Personal Property and/or the Environment.

“Mold Conditions” shall mean the presence of any conditions in the Leased Improvements and/or Ski Personal Property that reasonably can be expected to give rise to Mold, including, but not limited to, observed or reasonably suspected instances of water damage, mold growth, repeated complaints of respiratory ailment or eye irritation by Occupants in the Leased Improvements and/or Ski Personal Property, or any notice from a Government Agency of complaints regarding the indoor air quality at the Leased Improvements (or any portion thereof) as it relates to Mold.

“Mortgage” shall mean any Encumbrance placed upon the Leased Property in accordance with Article 21.

“Mortgagee” shall mean the holder of any Mortgage.

“Notice” shall mean a notice given in accordance with Section 23.11.

“Notice of Commencement” shall have the meaning given to such term in Section 7.4.

“Occupants” shall have the meaning given to such term in the definition of Mold above.

“O&M Plan” shall have the meaning given to such term in Section 5.1.1(c)(ii).

“Parent” shall mean, with respect to any Person, any Person which directly or indirectly, through one or more Subsidiaries or Affiliated Persons, (a) owns more than fifty percent (50%) of the voting or beneficial interest in, or (b) otherwise has the right or power (whether by contract, through ownership of securities or otherwise) to control, such Person

“Permitted Encumbrances” shall mean all rights, restrictions, and easements of record set forth on in the applicable owner’s or leasehold title insurance policy issued to Landlord or Tenant (as the case may be) on the Commencement Date, plus any other such encumbrances as may have been consented to in writing by Landlord and Tenant from time to time.

“Permitted Renovations” shall have the meaning given that term in Section 6.2.

“Permitted Use” shall mean any use of the Leased Property and/or Ski Personal Property permitted pursuant to Section 4.1.1.

“Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person, where the context so admits.

“Personal Property Lease” shall have the meaning given to such term in Recital B of this Agreement.

“Policy” and “Policies” shall have the meaning given to such terms in Section 9.2.

“Product Standard” and “Product Standards” shall have the meaning set forth in Section 5.1.2(d).

“Property Net Cash Flow” shall mean the difference between Gross Revenues and the sum of the following (i) Base Rent, (ii) Property Operating Expenses, (iii) twenty percent (20%) of Ski Operations Net Cash Flow, and (iv) Rent under the Personal Property Lease.

“Property Operating Expenses” shall mean all those ordinary and necessary expenses incurred in the operation of the Leased Property and the Ski Personal Property and the Businesses in accordance with this Agreement, including Impositions solely relating to the operation of the Leased Property, the Ski Personal Property and the Businesses, all costs and expenses associated with the employees employed solely in connection with the operation of the Leased Property, the Ski Personal Property and the Businesses (including salaries, wages, bonuses and other compensation of all such employees and their benefits, including life, medical and disability insurance and retirement benefits), the payment of the Additional Charges set forth in subsections (b), (c), (d), (e), and (i) (but expressly not those Additional Charges set forth in subsection (g)) of Section 3.1.3, the funding of the Reserve, the cost of maintenance, the base management fee to be paid to Manager pursuant to the Management Agreement, the payment of fees to Manager to compensate Manager for senior personnel of Manager whose time is spent partially assisting with the operation of the Leased Property, the Ski Personal Property and the Businesses (with respect to which, if such personnel were not fulfilling such roles, Tenant would be required to retain a full-time employee(s) to perform such function(s), and only to the extent that such fees paid to Manager are in accordance with the Annual Budget submitted by Tenant to Landlord pursuant to Section 18.5), administrative expenses, the costs of advertising, marketing and business promotion, and expenses incurred by Tenant associated with Tenant’s employee housing and employee cafeteria operations, all as determined in accordance with GAAP. Notwithstanding the foregoing description, the following shall not constitute Property Operating Expenses: sales, use, transfer, value added, goods and services, excise and other taxes and customs duties related to any of the foregoing collected directly from patrons and guests or as a part of the sales price of any goods, services or displays (such as gross receipts, admissions or similar or equivalent taxes) and paid over to federal, state or municipal governments; any income taxes or similar taxes assessed against Manager or Tenant; costs and expenses of Tenant or Tenant’s personnel (except for costs and expenses of Tenant’s personnel who are employed solely in connection with the operation of the Leased Property, the Ski Personal Property and the Businesses, which shall be handled as provided above in this definition), including entertainment expenses, salaries, wages and employee benefits of Tenant’s employees, directors’ fees and the expenses of directors or Tenant’s employees to attend board meetings; professional fees and costs, including the fees and disbursements of attorneys, accountants and appraisers, incurred directly or indirectly in connection with any category of expense that is not itself a direct expense of operating and managing the Leased Property, the Ski Personal Property and the Businesses.

“QC” shall have the meaning given to such term in Section 5.1.1(c)(ii).

“REIT” shall have the meaning given to such term in Article 16.

“REIT Personal Property Limitation” shall have the meaning given to such term in Section 16.1.

“Release(s)” shall mean the spilling, leaking, migrating, pumping, pouring, emitting, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the Environment (including air, soil, sediment, groundwater or surficial waters) of any Hazardous Materials.

“Renewal Term” shall have the meaning given to such term in Section 2.4.

“Rent” shall mean, collectively, the Base Rent, Minimum Additional Rent and Additional Charges.

“Reserve” shall have the meaning given to such term in Section 5.1.2(a).

“Reserve Estimate” shall have the meaning given to such term in Section 5.1.2(c).

“Resort Operations” shall mean all of the Land, Leased Improvements and the operation of the Businesses thereon.

“SEC” shall mean the Securities and Exchange Commission.

“Second Quarter Minimum Additional Rent” shall mean, commencing with the fourth (4th) Fiscal Year, sixty percent (60%) of Adjusted Gross Revenues for the first (1st) and second (2nd) Fiscal Quarters of any Fiscal Year in excess of the amount of Ten Million and No/100 Dollars ($10,000,000.00), less the amount actually paid by Tenant as First Quarter Minimum Additional Rent; provided, however, that Minimum Additional Rent shall never exceed (i) during the fourth (4th) through sixth (6th) Fiscal Years, the amount that is equal to sixty-five percent (65%) of Property Net Cash Flow for the applicable Fiscal Quarter; and (ii) for each Fiscal Year after the sixth (6th) Fiscal Year, the amount that is equal to fifty percent (50%) of Property Net Cash Flow for the applicable Fiscal Quarter.

“Security Deposit” shall have the meaning given to such term in Section 23.1.

“Side Agreement” shall mean that separate agreement between Landlord and Tenant entered into as of the Commencement Date which addresses various understandings and agreements of Landlord and Tenant relating to certain issues relevant to this Agreement. All references in this Agreement to “this Agreement” (e.g., “except as otherwise provided in this Agreement”) shall be deemed to refer to the terms and provisions in this Agreement as well as the terms and provisions in the Side Agreement.

“Ski Operations” shall have the meaning ascribed to that term in the definition of Adjusted Gross Revenues.

“Ski Operations Net Cash Flow” shall mean Gross Revenues attributable to the Ski Operations less the sum of the following: (i) Base Rent paid pursuant to the Personal Property Lease and (ii) Property Operating Expenses attributable to the Ski Operations (including a reasonable and fair allocation of undistributed expenses and fixed charges); provided, however, in the event that Ski Operations Net Cash Flow is a negative number, for the purposes hereof, Ski Operations Net Cash Flow shall be deemed to equal Zero and No/100 Dollars ($0.00).

“Ski Personal Property” shall have the meaning given to such term in Recital B of this Agreement.

“State” shall mean the State in which the Leased Property is located.

“Sublease” shall mean all leases, licenses, and rights to occupy and use any portion of the Leased Property, and any and all renewals and extensions of any such Sublease.

“Subsidiary” shall mean, with respect to any Person, any Entity in which such Person directly or indirectly, through one or more Subsidiaries or Affiliated Persons, (a) owns more than fifty percent (50%) of the voting or beneficial interest or (b) which such Person otherwise has the right or power to control (whether by contract, through ownership of securities or otherwise).

“Successor Landlord” shall have the meaning given to such term in Section 21.2.

“Superior Mortgage” shall have the meaning given to such term in Section 21.2.

“Superior Mortgagee” shall have the meaning given to such term in Section 21.2.

“Tenant” shall have the meaning given to such term in the preamble to this Agreement and shall include its permitted successors and assigns.

“Tenant’s Personal Property” shall mean all tangible personal property of Tenant, if any, owned by Tenant on the Commencement Date and all tangible personal property acquired by Tenant at its election and with its own funds on and after the Commencement Date that is either (i) located at the Leased Property or (ii) used in Tenant’s business at the Leased Property, and all modifications, replacements, alterations and additions to such personal property installed at the expense of Tenant.

“Term” shall mean collectively, the Initial Term and the Renewal Terms(s), unless this Agreement is sooner terminated pursuant to the provisions hereof.

“Third Quarter Minimum Additional Rent” shall mean, commencing with the fourth (4th) Fiscal Year, sixty percent (60%) of Adjusted Gross Revenues for the first (1st), second (2nd) and third (3rd) Fiscal Quarters of any Fiscal Year in excess of the amount of Fifteen Million and No/100 Dollars ($15,000,000.00) less actual amounts paid by Tenant as First Quarter Minimum Additional Rent and Second Quarter Minimum Additional Rent; provided, however, that Minimum Additional Rent shall never exceed (i) during the fourth (4th) through sixth (6th) Fiscal Years, the amount that is equal to sixty-five percent (65%) of Property Net Cash Flow for the applicable Fiscal Quarter; and (ii) for each Fiscal Year after the sixth (6th) Fiscal Year, the amount that is equal to fifty percent (50%) of Property Net Cash Flow for the applicable Fiscal Quarter.

“Transfer” shall have the meaning given to such term in Article 15.

“Transfer Date” shall mean the date on which Landlord acquires the Leased Property, which may be concurrent with the Commencement Date.

“TRIA” shall have the meaning given to such term in Section 9.1.11.

“TRS Corp.” shall have the meaning given to such term in Recital B of this Agreement.

“Unsuitable for Its Permitted Use” shall mean a state or condition of the Leased Property and Ski Personal Property collectively such that (a) following any damage or destruction involving the Leased Property and Ski Personal Property, the Leased Property and Ski Personal Property collectively cannot be operated, in the reasonable judgment of Tenant, on a commercially and economically practicable basis for its Permitted Use and cannot reasonably be expected to be restored to substantially the same condition as existed immediately before such damage or destruction, and as otherwise required by Section 10.2.4, within nine (9) months following such damage or destruction, (b) as the result of a partial taking by Condemnation, the Leased Property and Ski Personal Property collectively cannot be operated, in the reasonable judgment of Tenant, on a commercially and economically practicable basis for its Permitted Use in light of then existing circumstances or (c) as the result of an act of a Government Agency (other than a taking by Condemnation), the Leased Property and Ski Personal Property collectively cannot be operated, in the reasonable judgment of Tenant, on a commercially and economically practicable basis for its Permitted Use in light of then existing circumstances.

“Work” shall have the meaning given to such term in Section 10.2.4.

ARTICLE 2

LEASED PROPERTY AND TERM

2.1 Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant and Tenant leases from Landlord all of Landlord’s right, title and interest in and to all of the following (collectively, the “Leased Property”):

2.1.1 all that certain land more particularly described in Schedule 1, attached hereto and made a part hereof which includes the land comprising the ski mountain that is commonly referred to as Bretton Woods (the “Land”);

2.1.2 all buildings, structures and other improvements of every kind (including the base lodge used in connection with the ski mountain referenced in Section 2.1.1 above, including, but not limited to, all roofs, plumbing systems, electrical systems and HVAC systems, roadways, alleyways, sidewalks, curbs, utility pipes, conduits and lines (on site and off site), parking areas and roadways appurtenant to such buildings and structures presently or hereafter situated upon the Land (collectively, the “Leased Improvements”);

2.1.3 all easements, rights and appurtenances relating to the Land and the Leased Improvements (including, without limitation, U.S. Forest Service permits and licenses);

2.1.4 all equipment, machinery, fixtures, and other items of property, now or hereafter permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all ski lifts, furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which, to the maximum extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items included within the category of Tenant’s Personal Property; excluding, however, any of the Ski Personal Property (collectively, the “Fixtures”);

2.1.5 all machinery, equipment, furniture, furnishings, computers or trade fixtures located on, in or about the Land and/or the Leased Improvements, and all modifications, replacements, alterations and additions to such property, except items, if any, included within the category of Fixtures, but specifically excluding all items included within the category of Tenant’s Personal Property and excluding all of the Ski Personal Property (collectively, the “Leased Personal Property”);

2.1.6 all of the Leased Intangible Property;

2.1.7 all inventory associated with the Land, the Leased Improvements and the Businesses acquired by Landlord on the Transfer Date;

2.1.8 any and all leases of space (including any security deposits held by Landlord pursuant thereto) relating to the Land and/or the Leased Improvements; and

2.1.9 any and all rights of Landlord, as tenant, under any leases, whether capital leases or otherwise, associated with the Land, the Leased Improvements and/or the Businesses which are acquired by Landlord on the Transfer Date.

Tenant acknowledges that Landlord does not own the property more particularly set forth on Schedule 2.1 attached hereto and made a part hereof. Additionally, (i) any portion of the Leased Property that is hereafter conveyed by Landlord to BWLH or any Affiliated Person of BWLH pursuant to the Joint Planning Agreement shall be automatically and immediately removed from the definition of Leased Property upon the conveyance of such property by Landlord to such Person and (ii) any additional property that is hereafter acquired by Landlord pursuant to the Joint Planning Agreement shall be automatically and immediately added to and encompassed by the definition of Leased Property upon the acquisition of such property by Landlord. Although not required for the effectiveness of the provisions in the immediately preceding sentence, at the request of either Landlord or Tenant, the other party agrees to promptly enter into documentation at the time of or following any conveyance or acquisition pursuant to the immediately preceding sentence for the limited purpose of confirming that any affected property is either removed from or added to and encompassed by (as the case may be) the definition of Leased Property under this Agreement. In the event that any consideration is paid by Tenant to Landlord for the transfer of any property from Landlord to Tenant pursuant to the Joint Planning Agreement, the Lease Basis shall be reduced by the amount of consideration paid by or on behalf of Tenant to Landlord. In the event that any consideration is paid by Landlord to Tenant for the transfer of any property from Tenant to Landlord pursuant to the Joint Planning Agreement, the Lease Basis shall be increased by the amount of consideration paid by or on behalf of Landlord to Tenant.

2.2 Condition of Leased Property. Tenant acknowledges receipt and delivery of possession of the Leased Property and Tenant accepts the Leased Property in its “as is” condition, subject to the rights of parties in possession, the existing state of title, including all Permitted Encumbrances and other covenants, conditions, restrictions, reservations, mineral leases, easements and other matters of record or that are visible or apparent on the Leased Property, all applicable Legal Requirements, the lien of any financing instruments, mortgages and deeds of trust permitted by the terms of this Agreement, and such other matters which would be disclosed by an inspection of the Leased Property and the record title thereto or by an accurate survey thereof. TENANT REPRESENTS THAT IT HAS INSPECTED THE LEASED PROPERTY AND ALL OF THE FOREGOING AND, EXCEPT AS SET FORTH IN THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO, HAS FOUND THE CONDITION THEREOF SATISFACTORY AND IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF LANDLORD OR LANDLORD’S AGENTS OR EMPLOYEES WITH RESPECT THERETO, AND TENANT WAIVES ANY CLAIM OR ACTION AGAINST LANDLORD IN RESPECT OF THE CONDITION OF THE LEASED PROPERTY, EXCEPT WITH RESPECT TO LANDLORD’S OBLIGATIONS UNDERTAKEN ELSEWHERE IN THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO, LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY, OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY TENANT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO. Landlord retains the right, and concurrently to the maximum extent permitted by law, hereby assigns to Tenant the right to proceed against any predecessor in title, contractors and materialmen for breaches of warranties or representations or for latent defects in the Leased Property. Landlord shall fully cooperate with Tenant in the prosecution of any such claims, in Landlord’s or Tenant’s name, all at Tenant’s sole cost and expense (provided Tenant shall not be required to bear or pay Landlord’s overhead costs). Tenant shall indemnify, defend, save, insure, pay, and hold harmless Landlord from and against any loss, cost, expense, damage or liability (including reasonable attorneys’ fees but excluding Landlord’s overhead costs) incurred by Landlord in connection with such cooperation.

2.3 Initial Term. The Initial Term of this Agreement (the “Initial Term”) shall commence on the Commencement Date and shall expire on the Lease Termination Date, unless sooner terminated pursuant to the provisions of this Agreement.

2.4 Renewal Term. As long as no Event of Default by Tenant then exists, Tenant shall have the right to renew this Agreement and the Term for four (4) five-year Renewal Terms (each a “Renewal Term”). Each Renewal Term shall commence on the day following the then-current Lease Termination Date and extend for a Renewal Term expiring on the day preceding the fifth (5th) anniversary of the commencement of such Renewal Term. Tenant shall exercise such option to renew by written notice delivered to Landlord no sooner than eighteen (18) months, and no later than twelve (12) months prior to the Lease Termination Date. Tenant’s option to renew this Agreement shall expire and be of no further force and effect if not timely exercised, time being of the essence of this option to renew. Base Rent and Minimum Additional Rent shall continue during the Renewal Term (s) on the same basis as during the Initial Term.

2.5 Automatic Termination. Landlord and Tenant acknowledge and agree that this Agreement shall terminate automatically upon the expiration or sooner termination of the Personal Property Lease.

ARTICLE 3

RENT

3.1 Rent. Tenant shall pay, in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without offset, abatement, demand or deduction (unless otherwise expressly provided in this Agreement), Base Rent and Minimum Additional Rent to Landlord and Additional Charges to the party to whom such Additional Charges are payable, during the Term. All payments to Landlord shall be made by wire transfer of immediately available federal funds or by other commercially reasonable means requested in writing by Landlord.

3.1.1 Base Rent.

(a) Tenant shall pay annual base minimum rent (“Base Rent”) to Landlord in equal installments in advance, on the first (1st) Business Day of each Accounting Period. If applicable, the first payment of Base Rent and the last payment of Base Rent shall be prorated on a per diem basis; provided, however, that for purposes of Base Rent, any payment for any partial Accounting Period prior to the first full Accounting Period shall be prorated based upon the installment of Base Rent payable for the first full Accounting Period, and any prorated Rent at the end of the Term shall be prorated based upon the installment of Base Rent payable for the last full Accounting Period.

(b) Calculation of Base Rent. Subject to proration as set forth above, Tenant shall pay Base Rent during each Lease Year of this Agreement in the amounts set forth on Schedule 3.1.1(b) attached hereto and made a part hereof.

3.1.2 Minimum Additional Rent.

(a) Amount. In addition to and not in lieu of Minimum Rent, commencing with the fourth (4th) Fiscal Year, to the extent that Minimum Additional Rent is a positive number, Tenant shall pay Minimum Additional Rent to Landlord for each Fiscal Year or portion thereof.

(b) Payment and Reconciliation of Minimum Additional Rent. Installments of Minimum Additional Rent shall be due and payable in arrears within thirty (30) days after the end of each Fiscal Quarter. On or before thirty (30) days after the end of each Fiscal Quarter (the “Financial Statement Delivery Date”), Tenant shall deliver to Landlord an unaudited (but certified by a duly authorized officer of Tenant or Tenant’s general partner or managing member, if applicable) statement setting forth the Gross Revenues, Adjusted Gross Revenues, Property Operating Expenses, Property Net Cash Flow, Ski Operations Net Cash Flow and Minimum Additional Rent payable for such preceding Fiscal Quarter. After each Fiscal Year, Tenant shall deliver to Landlord an unaudited (but certified by a duly authorized officer of Tenant or Tenant’s general partner or managing member, if applicable) statement setting forth the Gross Revenues, Adjusted Gross Revenues, Property Operating Expenses, Property Net Cash Flow, Ski Operations Net Cash Flow and Minimum Additional Rent payable for such preceding Fiscal Year. The amount of Minimum Additional Rent set forth in such financial statements shall be due and payable by Tenant to Landlord on or before thirty (30) days after the Financial Statement Delivery Date. If the contemplated financial statement for any Fiscal Year indicates that the aggregate of the installment payments theretofore made with respect to such Fiscal Quarter pursuant hereto exceeds the Minimum Additional Rent due for such Fiscal Quarter, Landlord shall credit such overpayment against the next installment or installments of Base Rent falling due (or will pay the amount of such overpayment to Tenant if this Agreement shall have terminated or if Landlord so elects to do so). If, on the other hand, the contemplated financial statement for any Fiscal Year indicates that the aggregate of the installment payments theretofore made with respect to such Fiscal Year is less than the Minimum Additional Rent due for such Fiscal Year, then Tenant shall pay the balance or excess to Landlord concurrently with the submission of such financial statement.

(c) Confirmation of Minimum Additional Rent. Tenant shall maintain, or cause to be maintained, books and records for the Leased Property in accordance with GAAP, which will accurately record Gross Revenues, Adjusted Gross Revenues, Property Operating Expenses, Property Net Cash Flow and Ski Operations Net Cash Flow; and Tenant shall retain, for at least three (3) years after the expiration of each Fiscal Year, reasonably adequate books and records conforming to such requirements showing Gross Revenues, Adjusted Gross Revenues, Property Operating Expenses, Property Net Cash Flow, Ski Operations Net Cash Flow for each Fiscal Year. Landlord, at its own expense, shall have the right, exercisable by Notice to Tenant given within thirty (30) days after receipt of the applicable annual statement, to commence within one hundred twenty (120) days after receipt of the applicable annual statement an audit of the information set forth in such annual statement and, in connection with such audit, to examine Tenant’s books and records with respect thereto (including supporting data and sales and excise tax returns); provided, however, that if Landlord has credible evidence that Tenant has committed fraud with respect to Gross Revenues, Adjusted Gross Revenues, Property Operating Expenses, Property Net Cash Flow, Ski Operations Net Cash Flow on any such annual statement, the said thirty (30) and one hundred twenty (120) day periods shall commence to run on the date Landlord obtained such credible evidence that Tenant has committed fraud with respect to Gross Revenues, Property Operating Expenses or Property Net Cash Flow on any such annual statement. If Landlord does not commence an audit within such one hundred twenty (120) day period (even though Notice was properly given within the applicable thirty (30) day period), such annual statement shall be deemed conclusively to be accepted by Landlord as correct and Landlord shall have no further right to challenge the same. Landlord shall use commercially reasonable efforts to complete any such audit as soon as practicable. If any such audit proves a deficiency in the payment of Minimum Additional Rent for a particular Fiscal Year, Tenant shall forthwith pay to Landlord the amount of the deficiency, as finally agreed or determined. Furthermore, if any such audit proves a deficiency that exceeds five percent (5%) of the Minimum Additional Rent that was due for such Fiscal Year, the payment of the deficiency amount by Tenant shall be accompanied by interest at the Disbursement Rate, from the date such payment should have been made to the date of payment thereof.

3.1.3 Additional Charges. In addition to the Base Rent and Minimum Additional Rent payable hereunder, Tenant shall pay to the appropriate parties and discharge as and when due and payable the following (collectively, “Additional Charges”):

(a) Impositions. Subject to Article 8 relating to permitted contests, Tenant shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost (other than any opportunity cost as a result of a failure to take advantage of any discount for early payment) may be added for non-payment, such payments to be made directly to the taxing authorities or other parties to whom payment is required to be made, and shall promptly, upon request by Landlord, furnish to Landlord copies of official receipts or other reasonably satisfactory proof evidencing such payments. If any such Imposition may, at the option of the payor, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay such installments during the Term as the same become due and before any fine, penalty, premium, further interest or cost may be added thereto. Landlord and TRS Corp., at their expense, shall, to the extent required or permitted by Applicable Law, prepare and file all tax returns and pay all taxes due in respect of Landlord’s and TRS Corp.’s net income, gross receipts (from any source other than the Rent received by Landlord or TRS Corp. from Tenant), sales and use, single business, ad valorem (except for ad valorem taxes levied on the Leased Property and the Ski Personal Property, which

Tenant shall bear), franchise taxes and taxes on its capital stock, and Tenant, at its expense, shall, to the extent required or permitted by Legal Requirements, prepare and file all other tax returns and reports in respect of any Imposition as may be required by Government Agencies. If any refund shall be due from any Person in respect of any Imposition paid by Tenant, the same shall be paid over to or retained by Tenant. Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. In the event Government Agencies classify any property covered by this Agreement as personal property, Tenant shall file all personal property tax returns in such jurisdictions where it may legally so file. Each party shall, to the extent it possesses the same, provide the other, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns for property covered by this Agreement and/or gross receipts tax returns for Rent received by Landlord from Tenant, Landlord shall file the same with reasonable cooperation from Tenant. In such case, Landlord shall provide Tenant with copies of personal property assessment notices in sufficient time for Tenant to prepare a personal property tax assessment protest which Landlord shall file, at Tenant’s expense and written request (provided Tenant shall be obligated to bear in such regard only Landlord’s actual expenses incurred, excluding overhead costs). All Impositions assessed against such personal property shall be (irrespective of whether Landlord or Tenant shall file the relevant return) paid by Tenant not later than the last date on which the same may be made without interest or penalty.

Landlord shall give prompt Notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord at any time has knowledge; provided, however, that Landlord’s failure to give any such Notice shall in no way diminish Tenant’s obligation hereunder to pay such Impositions (except that Landlord shall be responsible for any interest, penalties, losses or other Claims incurred as a result of Landlord’s failure promptly to forward the same to Tenant).

The terms and provisions in this Section 3.1.3(a) shall be deemed to apply to the Ski Personal Property and the rights and obligations of Tenant and TRS Corp. under the Personal Property Lease to the same extent and in the same manner that they apply to the Leased Property and the rights and obligations of Tenant and Landlord under this Agreement.

(b) Utility Charges. Tenant shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in connection with the Leased Property.

(c) Insurance Premiums. Tenant shall pay or cause to be paid all premiums for the insurance coverage required to be maintained pursuant to Article 9.

(d) Licenses and Permits. Tenant shall pay or cause to be paid all fees, dues and charges of any kind which are necessary in order to acquire and keep in effect and good standing all licenses and permits required for the operation of the Leased Property in accordance with the terms of Article 4.

(e) Sales Tax. Simultaneously with each payment of Rent and Additional Charges hereunder, Tenant shall pay to Landlord the amount of any applicable sales, use, excise or similar tax on any such Rent and Additional Charges, but specifically excluding any income, business profits or similar taxes imposed on Landlord’s net income or profits. Landlord shall, upon written request by Tenant, provide to Tenant on an annual basis such reasonable information in Landlord’s possession or control as shall be necessary to enable Tenant to pay such tax.

(f) Other Charges. Tenant shall pay or cause to be paid all other amounts, liabilities and obligations arising in connection with the Leased Property, except those obligations expressly assumed by Landlord pursuant to the provisions of this Agreement or expressly stated not to be an obligation of Tenant pursuant to this Agreement.

(g) Penalties and Interest. Tenant shall pay or cause to be paid every fine, penalty, interest and cost which may be added for non-payment or late payment of the items referenced in this Section 3.1.3, unless Landlord is the reason or cause for the non-payment or late payment thereof.

(h) Reimbursement for Additional Charges. If Tenant pays or causes to be paid property taxes or similar or other Additional Charges attributable to periods after the end of the Term, whether upon expiration or earlier termination of this Agreement, Tenant may, within a reasonable time after the end of the Term, provide Notice to Landlord of its estimate of such amounts. Landlord shall promptly reimburse Tenant for all payments of such taxes and other similar Additional Charges that are attributable to any period after the Term of this Agreement.

(i) Permitted Encumbrances. Tenant shall pay or cause to be paid all amounts to be paid pursuant to the Permitted Encumbrances.

Tenant shall prepare and file, at its expense, to the extent required or permitted by Applicable Law, all tax returns and other reports in respect of any Additional Charge as may be required by Government Agencies.

3.2 Late Payments. If any installment of Base Rent, Minimum Additional Rent, or Additional Charges (but only as to those Additional Charges which are payable directly to Landlord) shall not be paid within five (5) days after its due date (except as otherwise expressly provided in Section 13.1.1(a)), Tenant shall pay Landlord, a late charge (to the extent permitted by law) equal to interest at the Default Rate on the amount of such installment, from the due date of such installment to the date of payment thereof. In the event of any failure by Tenant to pay any Base Rent and/or Minimum Additional Rent when due, Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Agreement or by statute or otherwise in the case of non-payment of the Base Rent and/or Minimum Additional Rent.

In the event of any failure by Tenant to pay any Additional Charges when due, unless contested pursuant to Article 8, Tenant shall promptly pay and discharge, as Additional Charges, every fine, penalty, interest and cost which may be added for non-payment or late payment of such items. Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Agreement or by statute or otherwise in the case of non-payment of the Additional Charges as in the case of non payment of the Base Rent and Minimum Additional Rent.

3.3 Triple Net Lease. The Rent shall be absolutely net to Landlord so that this Agreement shall yield to Landlord the full amount of the installments or amounts of the Rent throughout the Term, subject to any other provisions of this Agreement which expressly provide otherwise (including, without limitation, Landlord’s obligation to pay income and those other taxes which Landlord is responsible for paying pursuant to Section 3.1.3(a) hereof relative to the Rent it receives hereunder and Landlord’s obligation to fund certain improvements and Capital Expenditures pursuant to Article 5 herein). This Agreement is a net lease and, except to the extent otherwise expressly specified in this Agreement, it is agreed and intended that Rent payable hereunder by Tenant shall be paid without notice, demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction and that Tenant’s obligation to pay all such amounts throughout the Term is absolute and unconditional and, except to the extent otherwise expressly specified in this Agreement, the respective obligations and liabilities of Tenant and Landlord hereunder shall in no way be released, discharged or otherwise affected for any reason, including, without limitation: (a) any defect in the condition, merchantability, design, quality or fitness for use of the Leased Property, or any part thereof, or the failure of the Leased Property to comply with all Legal Requirements, including any inability to occupy or use the Leased Property by reason of such noncompliance; (b) any damage to, removal, abandonment, salvage, loss, Condemnation, theft, scrapping or destruction of or any requisition or taking of the Leased Property, or any part thereof, or any Environmental conditions on the Leased Property or any property in the vicinity of the Leased Property; (c) any restriction, prevention or curtailment of or interference with any use of the Leased Property, or any part thereof, including eviction; (d) any defect in title to or rights to the Leased Property or any lien on such title or rights to the Leased Property; (e) any change, waiver, extension, indulgence or other action or omission or breach in respect of any obligation or liability of or by any Person; (f) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceedings relating to Tenant or any other Person, or any action taken with respect to this Agreement by any trustee or receiver of Tenant or any other Person, or by any court, in any such proceeding; (g) any right or claim that Tenant has or might have against any Person, including, without limitation, Landlord (other than a monetary default, which shall be deemed to include any default by Landlord with respect to its obligation to fund certain improvements and Capital Expenditures pursuant to Article 5 herein or its obligation pursuant to the Side Agreement to obtain one or more third-party commercial loans to fund such improvements and Capital Expenditures or to satisfy such loans upon their maturity and prior to delinquency) or any vendor, manufacturer or contractor of or for the Leased Property; (h) any failure on the part of Landlord or any other Person to perform or comply with any of the terms of this Agreement, or of any other agreement (other than, with respect to Landlord, a monetary default, as described above); (i) any invalidity, unenforceability, rejection or disaffirmance of this Agreement by operation of law or otherwise against or by Tenant or any provision hereof; (j) the impossibility of performance by Tenant or Landlord, or both; (k) any action by any court, administrative agency or other Government Agencies; (l) any interference, interruption or cessation in the use, possession or quiet enjoyment of the Leased Property or otherwise; or (m) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether foreseeable or unforeseeable, and whether or not Tenant shall have notice or knowledge of any of the foregoing; provided, however, that the foregoing shall not apply or be construed to restrict Tenant’s rights in the event of any act, error or omission by Landlord constituting negligence or willful misconduct. Except as specifically set forth in this Agreement, (A) this Agreement shall be noncancellable by Tenant for any reason whatsoever and (B) Tenant, to the extent now or hereafter permitted by Legal Requirements, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Agreement or to any diminution, abatement or reduction of Rent payable hereunder. Except as otherwise provided in this Agreement, under no circumstances or conditions shall Landlord be expected or required to make any payment of any kind hereunder or have any obligations with respect to the use, possession, control, maintenance, alteration, rebuilding, replacing, repair, restoration or operation of all or any part of the Leased Property, so long as the Leased Property, or any part thereof, is subject to this Agreement, and Tenant expressly waives the right to perform any such action at the expense of Landlord pursuant to any law.

ARTICLE 4

USE OF THE LEASED PROPERTY

4.1 Permitted Use.

4.1.1 Permitted Use. Subject to Force Majeure Events, Tenant shall, at all times during the Term and at any other time that Tenant shall be in possession of the Leased Property and Ski Personal Property, continuously use and operate the Leased Property and Ski Personal Property for the purposes of the Businesses, along with other appurtenant and related uses. Provided, however, and notwithstanding the foregoing to the contrary, portions of the Leased Property and Ski Personal Property are and may be used only on a seasonal basis, and Tenant shall be entitled to make reasonable determinations in that regard without first seeking or obtaining Landlord’s consent or approval. Any permanent cessation of use of a portion or element of the Leased Property and Ski Personal Property in the manner that such portion or element is used (subject to seasonal closings and cessations, as contemplated above) shall require the prior approval of Landlord, such approval to be granted in Landlord’s sole and absolute discretion. Subject to the foregoing, Tenant shall not (i) use the Leased Property or Ski Personal Property, or any portion thereof, for any other use or, (ii) subject to seasonal closings and cessations, as contemplated above, cease the use of the Leased Property or Ski Personal Property, or a portion thereof, consistent with the Permitted Use, without the prior written consent of Landlord, not to be unreasonably withheld, conditioned or delayed. No use shall be made or permitted to be made of the Leased Property or Ski Personal Property and no acts shall be done thereon which will cause the cancellation of any insurance policy covering the Leased Property or Ski Personal Property, or any part thereof (unless another adequate policy is available), nor shall Tenant sell or, to the knowledge of Tenant, otherwise provide or permit to be kept, used or sold in or about the Leased Property or Ski Personal Property any article which may be prohibited by Applicable Law or by the standard form of fire insurance policies, or any other insurance policies required to be carried hereunder, or fire underwriter’s regulations. Tenant shall, at its sole cost (except as expressly provided in Sections 5.1.3(b) and 5.1.3(c)), comply with all Insurance Requirements. Subject to other applicable terms and provisions in this Agreement, Tenant shall not take or omit to take any action the taking or omission of which materially impairs the value or the usefulness of the Leased Property or Ski Personal Property, or any part thereof, for its Permitted Use.

4.1.2 Necessary Approvals. Subject to Force Majeure Events, Tenant shall obtain and maintain in good standing all permits and approvals necessary to use and operate, for its Permitted Use, the Leased Property under Applicable Law. Landlord shall reasonably cooperate with Tenant in this regard, including executing all applications and consents reasonably required to be signed by Landlord in order for Tenant to obtain and maintain such permits and approvals.

4.1.3 Lawful Use. Tenant shall not use or suffer or permit the use of the Leased Property or Tenant’s Personal Property, if any, for any unlawful purpose. Tenant shall not commit or suffer to be committed any waste on the Leased Property, nor shall Tenant cause or permit any unlawful nuisance thereon or therein. Tenant shall not suffer nor permit the Leased Property, or any portion thereof, to be used in such a manner as (a) might reasonably impair Landlord’s title thereto or to any portion thereof, or (b) may reasonably allow a claim or claims for adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property, or any portion thereof. Provided, however, and notwithstanding the foregoing terms and provisions in this Section 4.1.3 to the contrary, the terms and provisions in Section 4.3 shall govern and control the respective rights and obligations of the parties relating to environmental matters and issues and Hazardous Materials, the terms and provisions in Section 5.1.1(b) shall govern and control the respective rights and obligations of the parties relating to Mold and Mold Conditions and the terms and provisions in Section 5.1.1(c) shall govern and control the respective rights and obligations of the parties relating to ACM, LBP and/or ACM/LBP Conditions.

4.2 Compliance with Legal and Insurance Requirements. Subject to the provisions of Section 4.3, Article 5, and Article 8 and any other relevant terms or provisions in this Agreement, Tenant, at its sole expense, shall (a) comply with Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair, alteration and restoration of the Leased Property and Ski Personal Property, and (b) comply with all appropriate licenses, and other authorizations and agreements required for any use of the Leased Property, Ski Personal Property and Tenant’s Personal Property, if any, then being made and which are material to the operation of the Leased Property and Ski Personal Property for the uses permitted by this Agreement, and for the proper operation and maintenance of the Leased Property and Ski Personal Property, or any part thereof.

4.3 Environmental Matters.

4.3.1 General. If, at any time prior to the termination of this Agreement, Hazardous Materials (other than those maintained in accordance with Legal Requirements) are discovered or Released in, on, at, under or from the Leased Property or Ski Personal Property, subject to Tenant’s right to contest the same in accordance with Article 8 and subject to the provisions in Section 4.3.2 relating to the allocation of relevant costs and expenses, Tenant shall take all actions, as may be reasonably necessary and as may be required by any Government Agency or Applicable Law, (a) to assess, clean up and remove from and about the Leased Property or Ski Personal Property all Hazardous Materials thereon so that the Leased Property and Ski Personal Property will, following such clean up and removal, comply with Applicable Law and to the written satisfaction of the appropriate Government Agency (provided such Government Agency is willing to provide such documentation), (b) to contain and prevent any further Release or threat of Release of Hazardous Materials in, on, at, under, from or about the Leased Property or Ski Personal Property and (c) to use good faith efforts to eliminate any further Release or threat of Release of Hazardous Materials in, on, at, under, from or about the Leased Property or Ski Personal Property. Tenant shall promptly: (i) upon receipt of notice or knowledge, notify Landlord in writing of any material change in the nature or extent of Hazardous Materials at the Leased Property, (ii) transmit to Landlord a copy of any Community Right to Know report which is required to be filed by Tenant with respect to the Leased Property or Ski Personal Property pursuant to SARA Title III or any other Applicable Law, (iii) transmit to Landlord copies of any citations, orders, notices or other Government Agency or third party communications received by Tenant or its agents or representatives with respect thereto (collectively, “Environmental Notice”), which Environmental Notice requires a written response or any action to be taken, gives notice of or presents a material risk of any material violation of any Applicable Law and/or presents a material risk of any material cost, expense, loss or damage, singly or in the aggregate (an “Environmental Obligation”), (iv) observe and comply with all Legal Requirements relating to the use, maintenance and disposal of Hazardous Materials and all orders or directives from any court or Government Agency of competent jurisdiction relating to the use or maintenance or requiring the removal, treatment, containment or other disposition thereof. Subject to the provisions in Section 4.3.2 relating to the allocation of relevant costs and expenses, Tenant also shall pay or otherwise dispose of any fine, charge or Imposition related thereto, unless Tenant shall contest the same in good faith and by appropriate proceedings and the right to use and the value of the Leased Property and/or Ski Personal Property is not materially and adversely affected thereby. Any such fines, charges or other Impositions levied under the immediately preceding sentence shall not be Property Operating Expenses nor shall they in any way reduce the amount of Guarantor’s liability under the Guaranty if (but only if) they are assessed as a result of the negligence or willful misconduct of Tenant or its agents or employees. Mold (which is addressed in Section 5.1.1(b)) and ACM and LBP (which are addressed in Section 5.1.1(c)) shall not be deemed Hazardous Materials for purposes of this Section 4.3.

4.3.2 Expense Allocations. Tenant’s liability and obligations pursuant to the terms of this Section 4.3 are subject to the provisions of Section 5.1.3 and Landlord’s compliance with its funding obligations under Section 5.1.3. Additionally and notwithstanding the foregoing, (i) with respect to all environmental matters and issues and Hazardous Materials that exist in, on, at under or from or affect the Leased Property or Ski Personal Property as of the Commencement Date, whether known or unknown (including, without limitation, all matters identified in the Environmental Reports), and which will not be addressed and rectified by the Agreed Upon Major Capital Expenditures contemplated in Article 5, all costs and expenses required to be incurred by Tenant with respect thereto pursuant to Section 4.3.1 shall be paid directly by Landlord (i.e., Tenant shall have no obligation to pre-fund such expenses and costs and thereafter to seek reimbursement from Landlord with respect thereto) and shall not be added to or included as part of Lease Basis, (ii) with respect to all environmental matters and issues and Hazardous Materials that exist in, on, at, under, from or affect the Leased Property or Ski Personal Property after the Commencement Date as a result of the acts, errors or omissions of Tenant or its agents, employees and invitees, all fees, costs and expenses required to be incurred by Tenant with respect thereto pursuant to Section 4.3.1 shall be paid directly by Tenant, without any reimbursement obligation by Landlord (and this clause (ii) shall cover fees, costs and expenses that must be incurred relative to environmental matters and issues and Hazardous Materials that (A) exist in, on, at, under, from or affect the Leased Property or Ski Personal Property as of the Commencement Date pursuant to clause (i) above, or (B) exist in, on, at, under, from or affect the Leased Property or Ski Personal Property after the Commencement Date as a result of the acts or omissions of a third party other than an employee, agent or invitee of Tenant pursuant to clause (iii) below, but only if and to the extent that such fees, costs and expenses under clause (A) and/or (B) are greater than they otherwise would have been as a result of the negligence or willful misconduct of Tenant or its agents or employees, including, without limitation, negligence in handling or dealing with same); and if (but only if) such fees, costs and expenses are greater than they otherwise would have been as a result of the negligence or willful misconduct of Tenant or its agents or employees, then such fees, costs and expenses shall not be Property Operating Expenses nor shall they in any way reduce the amount of Guarantor’s liability under the Guaranty, and (iii) with respect to all environmental matters and issues and Hazardous Materials that exist in, on, at, under, from or affect the Leased Property or Ski Personal Property after the Commencement Date as a result of the acts, errors or omissions of a third party or as a result of any other cause other than the acts, errors and omissions of an employee, agent or invitee of Tenant (e.g., the migration of Hazardous Materials onto the Land as a result of the acts, errors or omissions of another property owner that owns property in the vicinity of the Land or an act of God), all costs and expenses required to be incurred by Tenant with respect thereto pursuant to Section 4.3.1 and which are not paid by a third party shall be paid directly by Landlord (i.e., Tenant shall have no obligation to pre-fund such expenses and costs and thereafter to seek reimbursement from Landlord with respect thereto) and shall be added to and included as part of Lease Basis. The foregoing clause (iii) shall be deemed and construed to encompass all environmental matters and issues and Hazardous Materials that are not encompassed by the foregoing clauses (i) or (ii). Tenant shall not be deemed in default with regard to its obligations under Section 4.3.1 for any performance that must be funded by a party other than Tenant pursuant to this Section 4.3.2 unless Tenant fails to diligently undertake such performance following the delivery to Tenant of funds sufficient to pay for same. The obligations of Tenant and Landlord under this Section 4.3.2 shall survive the expiration or any early termination of this Agreement for a period of two (2) years.

4.3.3 Environmental Reports. Prior to the Commencement Date, Landlord has delivered to Tenant a true, correct and complete copy of all reports, studies, investigations and data obtained by Landlord in conjunction with Landlord’s due diligence and acquisition of the Leased Property and Ski Personal Property, as identified in Schedule 4.3.3 attached hereto (collectively, the “Environmental Reports”).

4.3.4 ENVIRONMENTAL INDEMNIFICATION. EXCEPT AS OTHERWISE SET FORTH IN SECTION 4.3.2, TENANT AND LANDLORD AGREE TO INDEMNIFY,

INSURE, PAY AND DEFEND, SAVE AND HOLD HARMLESS THE OTHER, ITS TRUSTEES, DIRECTORS, OFFICERS, AGENTS, EMPLOYEES AND BENEFICIARIES, AND ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS WITH RESPECT TO THIS AGREEMENT (COLLECTIVELY, THE “INDEMNITEES” AND, INDIVIDUALLY, AN “INDEMNITEE”) FOR, FROM AND AGAINST ANY AND ALL LOSSES, LIABILITIES, DEBTS, LIENS, CLAIMS, CAUSES OF ACTION, ADMINISTRATIVE ORDERS OR NOTICES, COSTS (INCLUDING COSTS ASSOCIATED WITH PERSONAL INJURY OR PROPERTY DAMAGE CLAIMS), FINES, PENALTIES OR EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) IMPOSED UPON, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE RESULTING FROM THE PRESENCE DURING THE TERM IN, UPON OR UNDER THE SOIL OR GROUND WATER OF THE LEASED PROPERTY, SKI PERSONAL PROPERTY OR ANY PROPERTIES SURROUNDING THE LEASED PROPERTY OF ANY HAZARDOUS MATERIALS IN VIOLATION OF ANY APPLICABLE LAW OR OTHERWISE, IF AND TO THE EXTENT THAT ANY OF THE FOREGOING ARISES AS A RESULT OF THE GROSSLY NEGLIGENT OR WILLFUL AND WRONGFUL ACTS, ERRORS OR OMISSIONS OF THE INDEMNIFYING PARTY. UPON NOTICE FROM THE INDEMNITEES (OR ANY OF THEM), THE INDEMNIFYING PARTY SHALL UNDERTAKE THE DEFENSE, AT ITS SOLE COST AND EXPENSE, OF ANY INDEMNIFICATION DUTIES SET FORTH HEREIN, IN WHICH EVENT, THE INDEMNIFYING PARTY SHALL NOT BE LIABLE FOR PAYMENT OF ANY DUPLICATIVE ATTORNEYS’ FEES INCURRED BY ANY INDEMNITEE.

4.3.5 Survival. As to conditions which exist prior to the expiration or earlier termination of this Agreement and except as otherwise expressly provided in Section 4.3.2, the provisions of this Section 4.3 shall survive the expiration or earlier termination of this Agreement for a period of one (1) year after such expiration or termination.

4.4 Nature of Relationship. Nothing contained in this Agreement shall be deemed to create any relationship between Landlord and Tenant other than the relationship of Landlord and Tenant.

ARTICLE 5

MAINTENANCE AND REPAIRS

5.1 Maintenance and Repair.

5.1.1 Tenant’s Obligations.

(a) General.

(i) Tenant shall, at its sole cost and expense (except as expressly provided in Sections 5.1.2 and 5.1.3), keep the Leased Property and the Ski Personal Property in good order and repair (considering the nature, condition and age of the Leased Property, the Leased Improvements and the Ski Personal Property), reasonable wear and tear excepted, and shall promptly make all necessary and appropriate repairs and replacements thereto of every kind and nature, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen, or arising by reason of a condition existing prior to the commencement of the Term. Landlord acknowledges that the Leased Property and the Ski Personal Property shall be considered, as of the Commencement Date, to be in good order and repair (considering the nature, condition and age of the Leased Property, the Leased Improvements and the Ski Personal Property); provided, however, the standards applicable to the operation and maintenance of the Leased Property and the Ski Personal Property are expected to increase throughout the Term as expenditures are made to improve the condition of the Leased Property, the Leased Improvements and the Ski Personal Property pursuant to this Article 5. All repairs shall be made in a good, workmanlike manner, consistent with industry standards for like repairs of a similar nature in like locales, in accordance with all applicable federal, state and local statutes, ordinances, laws, codes, rules and regulations relating to any such work. Tenant’s obligations under this Section 5.1.1 shall be limited in the event of any casualty or Condemnation as set forth in Sections 10.2 and 11.2, Tenant’s obligations with respect to Hazardous Materials are set forth exclusively in Section 4.3, Tenant’s obligations with respect to Mold and Mold Conditions are as set forth exclusively in Section 5.1.1(b), and Tenant’s obligations with respect to ACM, LBP and/or ACM/LBP Conditions are set forth exclusively in Section 5.1.1(c).

(ii) Subject to the terms and provisions in Section 5.1.1(c)(i), Tenant shall, at Tenant’s sole cost and expense, (i) maintain the Leased Property and the Ski Personal Property in good repair and working condition, clean and attractive to tourists and patrons of the Leased Property and the Ski Personal Property, and in accordance with all safety and maintenance requirements of Government Agencies and shall make such maintenance, repairs and alterations as necessary for such purposes, (ii) cause inspections to be made of all lift equipment on a regular basis in accordance with all requirements of Government Agencies, and (iii) not commit waste or permit impairment or deterioration of the Leased Property and the Ski Personal Property (normal wear and tear excepted); (iv) not abandon the Leased Property and the Ski Personal Property; (v) comply in all material respects with all Permitted Encumbrances and all Applicable Laws applicable to the Leased Property and the Ski Personal Property; (vi) provide prompt written notification to Landlord of any material adverse change to the Leased Property and the Ski Personal Property, such as a major avalanche or landslide, or any other material change to any physical condition; (vii) promptly undertake appropriate assessment, remedial and preventative actions sufficient to meet any guidelines or regulations adopted by applicable Government Agencies or standards generally employed by similar ski resort facilities in the region in connection with the safety of the ski operations and operating equipment.

(b) Mold and Mold Conditions.

(i) Monitoring of Leased Improvements. Tenant shall regularly monitor the Leased Improvements for the presence of Mold and Mold Conditions and shall promptly notify Landlord in writing if Tenant knows of Mold and/or Mold Conditions in the Leased Improvements which violate Applicable Law or which pose a hazard to the health and safety of Occupants in the Leased Improvements and/or the Environment. Subject to the provisions in Section 5.1.1(b)(ii) relating to the allocation of relevant costs and expenses, if Mold or a Mold Condition is identified in the Leased Improvements which poses a hazard to the health and safety of Occupants in the Leased Improvements and/or the Environment, it shall immediately be assessed, repaired and/or remediated so as to correct the Mold and/or Mold Condition in accordance with Applicable Law. A copy of any final report(s) documenting such activities shall be certified for the use and benefit of both Landlord and Tenant and shall be promptly delivered by Tenant to Landlord. However, unless disclosure is required by Applicable Law or is necessary to prevent a hazard to the health and safety of Occupants in the Leased Improvements, all work performed, results obtained and reports prepared pursuant to this Section 5.1.1(b)(i) shall be kept confidential by Tenant and Landlord and their respective agents and employees. Tenant and Landlord may disclose all work performed, results obtained and reports prepared pursuant to this Section 5.1.1(b)(i) to any lender or party involved in a transaction relating to the Leased Improvements or the Leased Property.

(ii) Responsibility for Mold and Mold Conditions. Tenant’s liability and obligations pursuant to the terms of Section 5.1.1(b)(i) are subject to the provisions of this Section 5.1.1(b)(ii) and Landlord’s compliance with its funding obligations under this Section 5.1.1(b)(ii). Additionally and notwithstanding the foregoing, (i) with respect to all Mold and Mold Conditions that exist in or affect the Leased Improvements as of the Commencement Date, whether known or unknown (including, without limitation, all matters identified in the Environmental Reports), and which will not be addressed and rectified by the Agreed Upon Major Capital Expenditures contemplated in Article 5, all costs and expenses required to be incurred by Tenant with respect thereto pursuant to Section 5.1.1(b)(i) shall be paid directly by Landlord (i.e., Tenant shall have no obligation to pre-fund such expenses and costs and thereafter to seek reimbursement from Landlord with respect thereto) and shall not be added to or included as part of Lease Basis, (ii) with respect to all Mold and Mold Conditions that exist in, on or affect the Leased Improvements after the Commencement Date as a result of the acts, errors or omissions of Tenant or its agents and employees, all fees, costs and expenses required to be incurred by Tenant with respect thereto pursuant to Section 5.1.1(b)(i) shall be paid directly by Tenant, without any reimbursement obligation by Landlord (and this clause (ii) shall cover fees, costs and expenses that must be incurred relative to Mold and Mold Conditions that (A) exist in or affect the Leased Improvements as of the Commencement Date pursuant to clause (i) above, or (B) exist in or affect the Leased Improvements after the

Commencement Date as contemplated by clause (iii) below, but only if and to the extent that such fees, costs and expenses under clause (A) and/or (B) are greater than they otherwise would have been as a result of the negligence or willful misconduct of Tenant or its agents and employees, including, without limitation, negligence in handling or dealing with same); and if (but only if) such fees, costs and expenses are greater than they otherwise would have been as a result of the negligence or willful misconduct of Tenant or its agents or employees, then such fees, costs and expenses shall not be Property Operating Expenses nor shall they in any way reduce the amount of Guarantor’s liability under the Guaranty, and (iii) with respect to all Mold and Mold Conditions that exist in or affect the Leased Improvements after the Commencement Date as a result of the acts, errors or omissions of a third party or as a result of any other cause other than the acts, errors and omissions of an employee or agent of Tenant, all costs and expenses required to be incurred by Tenant with respect thereto pursuant to Section 5.1.1(b) and which are not paid by a third party shall be paid directly by Landlord (i.e., Tenant shall have no obligation to pre-fund such expenses and costs and thereafter to seek reimbursement from Landlord with respect thereto) and shall be added to and included as part of Lease Basis. The foregoing clause (iii) shall be deemed and construed to encompass all Mold and Mold Conditions that are not encompassed by the foregoing clauses (i) or (ii). Tenant shall not be deemed in default with regard to its obligations under Section 5.1.1(b) for any performance that must be funded by Landlord pursuant to this Section 5.1.1(b)(ii) unless Tenant fails to diligently undertake such performance following the delivery to Tenant of funds sufficient to pay for same. The obligations of Tenant and Landlord under this Section 5.1.1(b)(ii) shall survive the expiration or any early termination of this Agreement for a period of two (2) years.

(c) ACM and Lead Based Paint.

(i) Monitoring of Leased Improvements. Tenant and Landlord understand and agree that the Environmental Reports document the presence of ACM and lead based paint (“LBP”) associated with the Leased Improvements. Pursuant to the O&M Plan, Tenant shall regularly monitor the Leased Improvements for ACM and LBP conditions that pose a hazard to the health and safety of Occupants in the Leased Improvements and/or the Environment or otherwise violate Applicable Law (“ACM/LBP Conditions”) and shall promptly notify Landlord in writing if Tenant knows of ACM/LBP Conditions associated with the Leased Improvements.

(ii) Annual ACM and LBP Inspections. Tenant shall implement an operations and maintenance plan for ACM and LBP (“O&M Plan”) to educate Tenant, its agents, employees and contractors about the presence and maintenance of ACM and LBP. During the Term, Tenant shall annually retain a qualified and licensed ACM/LBP consultant mutually agreed upon by Landlord and Tenant (“QC”) to conduct a routine surveillance and evaluation of the Leased Improvements, building assemblies, systems and spaces where people are present on a recurring basis for evidence of ACM/LBP Conditions (an “Annual ACM/LBP Inspection”). The QC shall use industry standard detection measurements and practices to determine the condition of any ACM or LBP associated with the Leased Improvements. The QC shall use his or her professional judgment in determining the nature and extent of necessary sampling. The costs of each Annual ACM/LBP Inspection shall be borne by Tenant and shall be treated as a Property Operating Expense. Landlord and Tenant may mutually agree to perform the Annual ACM/LBP Inspection at less frequent intervals. Tenant and Landlord each agree to act reasonably in attempting to reach agreement regarding the Person that shall serve as the QC under this Agreement. If Landlord and Tenant fail to reach agreement regarding the Person that shall serve as the QC under this Agreement, then such dispute shall be settled by arbitration under Article 20, and any period of time during which Tenant and Landlord are seeking to reach agreement relative to the Person that shall serve as the QC shall count against the thirty (30) day negotiation period prescribed in Section 20.1.

(iii) Responsibility for ACM/LBP Conditions. Tenant shall comply and shall cause its employees and agents to comply with the O&M Plan. Upon gaining knowledge of same and subject to the terms and conditions below in this Section 5.1.1(c)(iii), Tenant shall reasonably assess, repair and remediate any ACM/LBP Conditions in accordance with Applicable Law. If and to the extent such ACM/LBP Conditions have arisen because of or have been exacerbated by Tenant’s or its agents’ or employees’ failure to comply with the O&M Plan or Tenant’s or its agents’ or employees’ negligence or willful misconduct, the associated costs and expenses (but only to the extent caused or exacerbated by the negligence or willful misconduct of Tenant, its agents or employees) shall be borne and paid by Tenant, and such costs and expenses shall not be Property Operating Expenses nor shall they in any way reduce the amount of Guarantor’s liability under the Guaranty. If and to the extent such ACM/LBP Conditions have arisen as a result of any other cause, the associated costs and expenses shall be paid directly by Landlord (i.e., Tenant shall have no obligation to pre-fund such expenses and costs and thereafter to seek reimbursement from Landlord with respect thereto) and shall be added to and included as part of Lease Basis. Tenant shall not be deemed in default with regard to its obligations under this Section 5.1.1(c)(iii) for any performance that must be funded by a party other than Tenant pursuant to this Section 5.1.1(c)(iii) unless Tenant fails to diligently undertake such performance following the delivery to Tenant of funds sufficient to pay for same.

(iv) Reports. A copy of any final report(s), including Annual ACM/LBP Inspections and O&M Plans, shall be certified for the use and benefit of both Landlord and Tenant and shall be promptly delivered by Tenant to Landlord. However, unless disclosure is required by Applicable Law or is necessary to prevent a hazard to the health and safety of Occupants in the Leased Improvements, all work performed, results obtained and reports prepared pursuant to this Section 5.1.1(c) shall be kept confidential by Tenant and Landlord and their respective agents and employees. Tenant and Landlord may disclose all work performed, results obtained and reports prepared pursuant to this Section 5.1.1(c) to any lender or party involved in a transaction relating to the Leased Improvements or the Leased Property.

(d) Procedure. If Landlord notifies Tenant in writing of the need for Tenant to undertake repairs and maintenance in accordance with the provisions of this Section 5.1, specifying in reasonable detail the items of repair or maintenance in question, Tenant shall respond within ten (10) Business Days as to Tenant’s planned course of action with respect to the specific items identified by Landlord, or as to such items which Tenant feels are inappropriate, except in the case of an emergency, in which event Tenant shall respond as quickly as the emergency requires and as is practicable under the circumstances. If Tenant disputes Landlord’s determination that repair or maintenance is needed or otherwise fails thereafter to promptly undertake such repairs and maintenance identified by Landlord, Landlord may, at Landlord’s option, request arbitration for resolution of the dispute pursuant to Article 20. If Tenant prevails in such arbitration, Tenant shall have no obligations to make those repairs which the arbitrator determines are not required pursuant hereto. If Landlord prevails in such arbitration, Tenant shall promptly commence and shall diligently pursue to completion all such repairs and maintenance. If the arbitrator awards specific performance to Landlord, such award shall be binding upon Tenant and enforceable in the courts. The prevailing party in any such arbitration and/or in obtaining a court order shall be entitled to all costs and expenses incurred in connection with the arbitration proceeding and the enforcement of the award resulting therefrom. If the arbitrator or courts do not specify the time within which such repair or maintenance must be carried out, then Tenant shall present a plan for rectification to Landlord and shall promptly carry out such plan, acting reasonably.

5.1.2 Reserve.

(a) Tenant shall establish an interest bearing reserve account in the name of both Tenant and Landlord (the “Reserve”) in a bank designated by Landlord. All interest earned on the Reserve shall be added to and remain a part of the Reserve (to be expended for the purposes of the Reserve). Except as set forth in Section 5.1.2(f), Tenant shall be the only party entitled to withdraw funds from the Reserve. The purpose of the Reserve is to cover the cost of:

(i) Replacements, renewals and additions to the Ski Personal Property and furniture, furnishings, fixtures and equipment on the Leased Property;

(ii) Repairs, renovations, renewals, additions, alterations, improvements or replacements and maintenance to the Leased Property and Ski Personal Property, all of which are routine or non-major and which are normally capitalized under GAAP, such as exterior and interior repainting, resurfacing building walls, floors, roofs, parking areas, and replacing equipment used in the operation of the Leased Property and Ski Personal Property; and

(iii) Repairs, alterations, improvements, renewals, replacements and additions, all of which are non-routine or major, to the Leased Improvements and Ski Personal Property which are not covered under Sections 5.1.2(a)(i) or 5.1.2(a)(ii) above and which are normally capitalized under GAAP, such as repairs, alterations, improvements, renewals, replacements and additions to the structure, the exterior facade, the mechanical, electrical, heating, ventilating, air conditioning, plumbing and vertical transportation elements of the Leased Improvements (“Major Capital Expenditures”). Major Capital Expenditures shall also include all costs associated with any removal or remediation of Hazardous Materials (except those treated as Tenant’s sole cost and expense or Landlord’s sole cost and expense under Section 4.3.2) and costs associated with any removal or remediation of Mold and Mold Conditions (except those treated as Tenant’s sole cost and expense under Section 5.1.1(b)(ii)) and costs associated with any removal or remediation of ACM, LBP and ACM/LBP Conditions (except those treated as Tenant’s sole cost and expense under Section 5.1.1(c)(iii)), regardless of whether such costs are normally capitalized under GAAP.

(b) Commencing with the Commencement Date and continuing throughout the Term, Tenant shall transfer (as of the end of each Accounting Period of the Term) into the Reserve an amount equal to the Applicable Reserve Percentage of Gross Revenues for such Accounting Period. At the time Tenant provides Landlord the documentation described in Section 3.1.2(b), Tenant shall also deliver to Landlord a statement setting forth the total amount of deposits made to and expenditures from the Reserve for the preceding Fiscal Quarter. Tenant shall be entitled to pre-fund Reserve amounts for the then-current Fiscal Year (i.e., Tenant may not pre-fund Reserve amounts for future Fiscal Years), at Tenant’s sole election, in order to provide funding that will permit the acceleration of projects to be paid out of the Reserve. In the event Tenant elects to pre-fund Reserve amounts pursuant to the immediately preceding sentence, (i) Tenant shall be entitled to offset such pre-paid amounts, dollar-for-dollar, against future Reserve amounts that Tenant otherwise would be required to deposit under this Agreement, (ii) any such pre-funded Reserve amounts shall not reduce in any way the amount of liability of Guarantor under the Guaranty and (iii) such pre-funded Reserve amounts shall be included in Property Operating Expenses for the Accounting Period(s) when the offset pursuant to the preceding clause (i) occurs (i.e., even though Tenant elects to pre-fund such amounts, the pre-funded amounts shall be treated as Property Operating Expenses in the Accounting Period(s) when such amounts would have been deposited into the Reserve had Tenant not elected to pre-fund same).

(c) On or before sixty (60) days prior to the end of each Fiscal Year, Tenant shall prepare an estimate (the “Reserve Estimate”) of Reserve expenditures anticipated during the ensuing Fiscal Year and shall submit such Reserve Estimate to Landlord for its approval. The Reserve Estimate budget approved by Landlord for each Fiscal Year may include a separate discretionary line item equivalent to ten percent (10%) of the projected contributions by Tenant into the Reserve for such Fiscal Year which Tenant shall be entitled to expend, in its discretion, for items that Landlord has approved to be funded with Reserve funds. The Reserve Estimate may include requested contributions to the Reserve fund to be made by Landlord, in addition to the Applicable Reserve Percentage contributions to be made by Tenant. Subject to the terms and provisions below in this Section 5.1.2(c) (relating to Landlord’s approval criteria for items in the Reserve Estimates that are needed to comply with the Product Standards), Landlord shall determine whether to consent to such requested contributions in Landlord’s sole and absolute discretion. In the event that Landlord elects, or is deemed to have elected, to not consent to such contributions, Tenant shall have no right, except as otherwise set forth herein, to undertake Reserve expenditures in excess of the amount in the Reserve without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole and absolute discretion, subject, however, to the terms and provisions below in this Section 5.1.2(c) (relating to Landlord’s approval criteria for items in the Reserve Estimates that are needed to comply with the Product Standards). Notwithstanding the foregoing to the contrary, Landlord shall not unreasonably withhold, condition or delay its approval of any items in the Reserve Estimate, including Major Capital Expenditures, as are required, in Tenant’s reasonable judgment, for the Leased Property and/or Ski Personal Property to comply with the Product Standards, or costs associated with the removal or remediation of Hazardous Materials, Mold and/or Mold Conditions, ACM, LBP and/or ACM/LBP Conditions or for other expenditures for which the Reserve is established as provided in Section 5.1.2(a) (subject to the allocation of costs and expenses set forth in Section 5.1.1(b)(ii) and Section 5.1.1(c)(iii) above). If Tenant does not receive Notice of Landlord’s disapproval of the Reserve Estimate within twenty (20) Business Days after delivery of the Reserve Estimate to Landlord, then Landlord shall be deemed to have approved the Reserve Estimate. In the event Landlord disapproves the Reserve Estimate, Landlord’s Notice shall identify disputed items on a line item basis and shall provide a reasonably detailed explanation of the basis for Landlord’s disapproval. Items not identified as disputed in such Landlord’s Notice shall be deemed approved. In the event Landlord timely disapproves any Reserve Estimate or any item within any Reserve Estimate, then, following the negotiation period specified in Section 20.1, Tenant may submit the matter for resolution by arbitrators in accordance with the provisions of Section 20.2, and the arbitrators shall determine whether or not Tenant or Landlord acted reasonably in determining that the disputed item or items are needed or not needed for the Leased Property and/or the Ski Personal Property to comply with the Product Standards or for the costs associated with the removal or remediation of Hazardous Materials, Mold and/or Mold Conditions or ACM, LBP and/or ACM/LBP Conditions. The decision of the arbitrator or panel of arbitrators shall be binding upon Landlord and Tenant and enforceable in the courts. The prevailing party in any such arbitration and/or in obtaining a court order shall be entitled to all costs and expenses incurred in connection with the arbitration proceeding and the enforcement of the award resulting therefrom. If Landlord agrees (or is deemed to have agreed, whether by failure to reply to a Reserve Estimate within the time period specified above or by virtue of an arbitration decision) to make contributions to the Reserve fund, then Landlord shall be obligated to make such contributions consistent with the approved (or deemed approved) Reserve Estimate. If, during any Fiscal Year, an event occurs that requires a material deviation from the Reserve Estimate budget previously approved by Landlord for such Fiscal Year, promptly following such event, Tenant shall revise the Reserve Estimate budget for the remainder of such Fiscal Year and shall submit it to Landlord for Landlord’s review and approval, which review and approval process shall be completed consistent with the terms and provisions in this Section 5.1.2(c).

(d) All expenditures from the Reserve for the items described in Section 5.1.2(a) shall be (as to both the amount of each such expenditure and the timing thereof) (i) required, in Tenant’s reasonable judgment, to keep the Leased Property and Ski Personal Property in a competitive and, considering the age and condition of the Leased Property, Ski Personal Property and the Leased Improvements, efficient and economical operating condition consistent with the standards of other comparable ski and lodging resort facilities of a similar nature; or (ii) required by reason of any Legal Requirement imposed by any Government Agency or otherwise required (as determined by Tenant, in its reasonable judgment) for the continued safe and orderly operation of the Leased Property and Ski Personal Property (subsections (i) and (ii) each individually, a “Product Standard” and, collectively, the “Product Standards”).

(e) Tenant shall from time to time make expenditures from the Reserve as it deems necessary in accordance with Section 5.1.1(a) and the Reserve Estimate. Tenant shall provide to Landlord, within thirty (30) Business Days after the end of each Accounting Period, a statement setting forth Reserve expenditures made to date during the Fiscal Year. Expenditures from the Reserve shall not be subject to Landlord’s approval provided (i) they were included in the Reserve Estimate that was previously approved or deemed approved by Landlord, (ii) there is no material deviation from the Major Capital Expenditures set forth in the approved Reserve Estimate and (iii) there is no deviation from the non-Major Capital Expenditure items in the approved Reserve Estimate in excess of ten percent (10%) of value of the line item for such non-Major Capital Expenditure as set forth in the Reserve Estimate.

(f) All funds in the Reserve, all interest earned thereon and all property purchased with funds from the Reserve shall be and remain the property of Landlord. Following the expiration or earlier termination of this Agreement and payment in full on all contracts entered into prior to such expiration or termination for work to be done or furniture, furnishings, fixtures and equipment to be supplied in accordance with this Section 5.1.2 out of the Reserve, control over the Reserve shall be transferred from Tenant to Landlord.

(g) It is understood and agreed that the Reserve pursuant to this Agreement shall be maintained and used solely in connection with the Leased Property and Ski Personal Property. All amounts in the Reserve as of the end of any Fiscal Year shall remain in the Reserve and available for expenditure in accordance with the terms and provisions in this Article 5 in subsequent Fiscal Years.

(h) If Landlord wishes to grant in favor of any Mortgagee a security interest in or create another encumbrance on the Reserve, all or any part of the existing or future funds therein, or any general intangible in connection therewith, Tenant shall join in the instrument granting such security interest or creating such other encumbrance. The form and substance of such instrument shall be as reasonably required by the Mortgagee, and Tenant shall not unreasonably withhold, delay or condition its execution of such security instrument.

5.1.3 Landlord’s Funding.

(a) Landlord shall not, under any circumstances, be required to build or rebuild any improvement on the Leased Property or the Ski Personal Property or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Leased Property or Ski Personal Property, whether ordinary or extraordinary, structural or nonstructural, foreseen or unforeseen, to maintain the Leased Property or the Ski Personal Property in any way, or, except as provided in Sections 5.1.3(b) and 5.1.3(c) or any other express provisions in this Agreement, to make any expenditure whatsoever with respect thereto. Except as otherwise expressly provided in this Agreement, Tenant hereby waives, to the maximum extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect on the date hereof or hereafter enacted. Landlord shall have the right to give, record and post, as appropriate, notices of nonresponsibility under any mechanic’s lien laws now or hereafter existing.

(b) Schedule 5.1.3(b) attached hereto and incorporated herein by reference identifies and describes certain Major Capital Improvements (currently estimated to cost between $15,500,000 and $17,500,000, including interest costs) to be completed by Tenant within the first thirty (30) months after the Commencement Date (the “Agreed Upon Major Capital Improvements”). Landlord shall be obligated to initially fund the Agreed Upon Major Capital Expenditures with one or more third-party commercial loans to be obtained by Landlord, and Landlord ultimately shall satisfy such loans upon their maturity and prior to delinquency, all as more specifically provided for in the Side Agreement. While the Agreed Upon Major Capital Improvements have been identified and determined (and Landlord has unconditionally agreed to fund them), the parties acknowledge and agree that they still must comply with the terms and provisions in Section 6.3 with respect to the Agreed Upon Major Capital Improvements.

(c) Landlord shall be obligated to deposit funds in the Reserve as follows:

(i) To fulfill Landlord’s obligations under Section 4.3.2 relative to environmental matters and issues and Hazardous Materials that exist on or affect the Leased Property or Ski Personal Property as of the

Commencement Date. Such costs and expenses funded by Landlord shall be added to and included as part of Lease Basis only if and to the extent so provided in Section 4.3.2.

(ii) To fulfill Landlord’s obligations under Section 5.1.1(b) relative to certain Mold and/or Mold Conditions that exist on or affect the Leased Property.

(iii) To fulfill Landlord’s obligations under Section 5.1.1(c) relative to certain ACM, LBP and/or ACM/LBP Conditions that exist on or affect the Leased Property.

(iv) To pay for additional Major Capital Improvements (i.e., other than the Agreed Upon Capital Improvements) that are approximated to cost $2,100,000 during the second half of the third (3rd) Lease Year and $1,300,000 during the fourth (4th) Lease Year. Tenant and Landlord shall reasonably cooperate to determine the specific projects to be funded with such funds for the third (3rd) and fourth (4th) Lease Years, and the parties acknowledge and agree that they must comply with the terms and provisions in Section 6.3 with respect to such additional Major Capital Improvements.

(v) To fulfill Landlord’s obligations under Section 5.1.2(c) as determined in the Reserve Estimate submittal and approval process.

(vi) If, at any time during the Term, funds in the Reserve shall be insufficient or are reasonably projected by Tenant to be insufficient for necessary and permitted expenditures thereof or funding is necessary for approved, deemed approved or non-approved Major Capital Expenditures (other than costs related to Hazardous Materials, Mold and/or Mold Conditions and ACM, LBP and/or ACM/LBP Conditions which are required to be borne and paid by Tenant under Sections 4.3, 5.1.1(b) or 5.1.1(c)), Tenant may, at its election, give Landlord Notice thereof, which Notice shall set forth, in reasonable detail, the nature of the required or permitted action, the estimated cost thereof and the time or times when such funds are required (which time or times will not be less than twenty (20) Business Days after such Notice). Landlord shall have the right, but not the obligation, to disburse such required funds into the Reserve (or, if Landlord shall so elect, directly to the Manager or any other Person performing the required work) and, upon such disbursement, the Lease Basis shall be increased in an amount equal to such costs incurred by Landlord pursuant hereto; provided, however, that if the disbursement of funds relates to Hazardous Materials which are required to be borne and paid by Landlord under Section 4.3 and not added to or included in Lease Basis, Landlord shall be obligated to make such disbursement, and there shall be no increase in the Lease Basis and no adjustment to the Base Rent. If Landlord determines it does not wish to disburse such funds (in a circumstance where it has an option as to whether or not to do so), it shall give Tenant Notice of such determination within such twenty (20) Business Day period, and failure to give

Tenant Notice of such determination shall be deemed a refusal by Landlord to disburse such funds. Provided, however, nothing in this Section 5.1.3(c)(vi) shall be deemed or construed to abrogate Landlord’s obligation under Section 5.1.2(c) to provide Reserve funds in conjunction with the Reserve Estimate submittal and approval process (i.e., if needed for the Leased Property and/or the Ski Personal Property to comply with the Product Standards or to fund costs associated with the removal or remediation of Hazardous Materials, Mold and/or Mold Conditions or ACM, LBP and/or ACM/LBP Conditions, in circumstances where such costs are not required to be borne and paid solely by Landlord or Tenant pursuant to Sections 4.3, 5.1.1(b) or 5.1.1(c)).

5.1.4 Nonresponsibility of Landlord. All materialmen, contractors, artisans, mechanics and laborers and other persons contracting with Tenant with respect to the Leased Property, or any part thereof, are hereby charged with notice that liens on the Leased Property or on Landlord’s interest therein are expressly prohibited and that they must look solely to Tenant to secure payment for any work done for, or materials furnished to, Tenant or for any other purpose during the Term of this Agreement. Nothing contained in this Agreement shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any alteration, addition, improvement or repair to the Leased Property, or any part thereof, or as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any lien against the Leased Property, or any part thereof, or to subject Landlord’s estate in the Leased Property, or any part thereof, to liability under any mechanic’s lien law of the State in any way, it being expressly understood Landlord’s estate shall not be subject to any such liability.

5.1.5 Limitation on Tenant’s Obligations. Tenant’s obligations under this Section 5.1 shall be limited in the event of any casualty or Condemnation as set forth in Sections 10.2 and 11.2, Tenant’s obligations with respect to Hazardous Materials are as set forth in Section 4.3, Tenant’s obligations with respect to Mold and Mold Conditions are as set forth in Section 5.1.1(b) and Tenant’s obligations with respect to ACM, LBP and ACM/LBP Conditions are as set forth in Section 5.1.1(c).

5.2 Tenant’s Personal Property. Within thirty (30) Business Days after the expiration or earlier termination of the Term, Tenant shall be required to remove all of Tenant’s Personal Property from the Leased Property. Provided, however, with respect to items of Tenant’s Personal Property that are reasonably required for the continuous, uninterrupted operation of the Leased Property and the Businesses in the same manner as they were operated as of the expiration or earlier termination of the Term, Landlord may, in its sole and absolute discretion and option (exercisable by giving Tenant Notice thereof within twenty-five (25) Business Days after such expiration or termination), purchase such items of Tenant’s Personal Property from Tenant by paying Tenant the lesser of the fair market value or Tenant’s book value of such items of Tenant’s Personal Property. Landlord’s right to purchase items of Tenant’s Personal Property pursuant to this Section 5.2 shall not apply to (i) items of Tenant’s Personal Property that can be replaced by Landlord easily and without materially, adversely impacting on the continuous, uninterrupted operation of the Leased Property and the Businesses or (ii) personal computers, automobiles and similar items that are used and treated essentially as the personal property of Tenant’s principals and employees. Notwithstanding any of the foregoing to the contrary, Landlord shall, upon the expiration of the Term, purchase all liquor and alcoholic beverages owned by Tenant, located at and used in connection with the Leased Property.

5.3 Yield Up. Upon the expiration or earlier termination of this Agreement, Tenant shall vacate and surrender the Leased Property to Landlord in substantially the same condition in which the Leased Property was in on the Commencement Date, except as repaired, replaced, rebuilt, restored, altered or added to as permitted or required by the provisions of this Agreement, reasonable wear and tear and Condemnation (and casualty damage, in the event that this Agreement is terminated following a casualty in accordance with Article 10) excepted. In addition, as of the expiration or earlier termination of this Agreement, Tenant shall, at Landlord’s sole cost and expense, use its good faith, commercially reasonable efforts to transfer to and cooperate with Landlord or Landlord’s nominee in connection with the processing of all applications for licenses, operating permits and other governmental authorizations and all contracts entered into by Tenant, including contracts with governmental or quasi-governmental Entities which may be necessary for the use and operation of the Leased Property as then operated, but excluding (a) all insurance contracts and multi-property contracts not limited in scope to the Leased Property or this Agreement and/or the Personal Property Lease, (b) all contracts and leases with Affiliated Persons of Tenant, and (c) utility deposits. Landlord shall indemnify, insure, pay, defend, save and hold harmless Tenant for all losses, liabilities, Claims, damages, costs and expenses (including reasonable attorneys’ fees) arising from acts or omissions by Landlord under such contracts on and subsequent to the date of transfer thereof to Landlord; and Tenant shall indemnify, insure, pay defend, save and hold harmless Landlord for all losses, liabilities, Claims, damages, costs and expenses (including reasonable attorneys’ fees) arising from acts or omissions by Tenant under such contracts prior to the date of transfer thereof to Landlord.

5.4 Cash Management. Notwithstanding any provision in this Agreement to the contrary, (i) Tenant and Landlord acknowledge that if ever a First Mortgage Loan (and any refinancings, renewals, modifications, consolidations, replacements, substitutions and extensions thereof) is outstanding, Gross Revenues may be required to be deposited in a Cash Management Account (provided in no event whatsoever shall any such Gross Revenues be co-mingled with funds from other sources, including other assets owned by Landlord); (ii) upon the release from time to time to Landlord of all funds in the Cash Management Account, Landlord shall, within one (1) Business Day after receipt of such funds, pay the aggregate amount of all such funds to Tenant by wire transfer of immediately available federal funds or by other means acceptable to Tenant in its sole discretion; (iii) all amounts in the Cash Management Account applied by the lender under the First Mortgage Loan in payment of the regularly scheduled monthly payments due on the First Mortgage Loan shall be credited against the Base Rent due under this Agreement (provided in no event whatsoever shall such regularly scheduled monthly payments due under the First Mortgage Loan exceed the monthly Base Rent then payable by Tenant under this Agreement); and (iv) Tenant’s obligations under this Agreement, including, but not limited to, the obligation (x) to pay Base Rent (after the application to all credits to Base Rent pursuant to clause (iii) above), Minimum Additional Rent and Additional Charges, and (y) to pay sums into the Reserve shall be reduced dollar for dollar to the extent that Tenant has not received for any Accounting Period pursuant to clause (ii) above an amount equal to Gross Revenues for such Accounting Period.

ARTICLE 6

IMPROVEMENTS

6.1 Improvements to the Leased Property. Tenant shall not undertake any material improvement to the Leased Property, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Any such improvements shall, upon the expiration or earlier termination of this Agreement, remain or pass to and become the property of Landlord, free and clear of all encumbrances other than Permitted Encumbrances. Additionally, Tenant shall not finance the cost of any construction on the Leased Property by the granting of a lien on or security interest in the Leased Property, or Tenant’s interest therein, without the prior written consent of Landlord, which consent may be withheld by Landlord in Landlord’s sole discretion.

6.2 Permitted Renovations. The activities permitted pursuant to Section 6.2.1 and Section 6.2.2 below shall collectively constitute “Permitted Renovations.”

6.2.1 Minor Alterations. Landlord acknowledges that certain minor alterations and renovations may be undertaken by Tenant from time to time (“Minor Alterations”). Landlord hereby agrees that Tenant shall be entitled to perform such Minor Alterations on or about the Leased Improvements and the Ski Personal Property; provided, however, that the cost of any such Minor Alteration shall not exceed $500,000.00 and the same shall not weaken or impair the structural strength of the Leased Improvements, alter their exterior design or appearance, materially impair the use of any of the service facilities located in, or fundamentally affect the character or suitability of, the Leased Improvements and/or the Ski Personal Property for the Permitted Use specified in Section 4.1.1 above or materially lessen or impair their value.

6.2.2 Additions, Expansions and Structural Alterations. Except as expressly permitted in Section 6.1 and Section 6.2.1 above, nothing in this Article 6 or elsewhere in this Agreement shall be deemed to authorize Tenant to construct and erect any additions to or expansions of the Leased Improvements and/or the Ski Personal Property, or perform any alterations, the cost of which shall exceed $500,000.00, or which are of a structural nature, whatsoever (collectively referred to herein as the “Major Alterations”); it being understood that Tenant may do so only with the prior written consent and approval of Landlord, which consent and approval may be withheld by Landlord in its sole and absolute discretion (but subject to the terms and provisions in Section 5.1.2(c)) and may be conditioned upon the payment by Tenant to Landlord of all reasonable costs (excluding Landlord’s overhead costs) incurred by Landlord in evaluating the same.

6.3 Conditions to Reserve Expenditures, Permitted Renovations and Major Alterations. In connection with any Reserve expenditures for capital improvements, Permitted Renovations or Major Alterations of the Leased Property and/or the Ski Personal Property, the following conditions shall be met:

6.3.1 Before the commencement of any such work, plans and specifications therefor or a detailed itemization thereof prepared by a licensed architect reasonably approved by Landlord and Tenant or other design professional appropriate under the circumstances reasonably approved by Landlord and Tenant shall be furnished to Landlord for its review and approval (such approval not to be unreasonably withheld, conditioned or delayed). Such approval shall not constitute Landlord’s agreement that the plans and specifications are in compliance with Applicable Laws or an assumption by Landlord of any liability in connection with the work contemplated thereby.

6.3.2 Before the commencement of any such work, Tenant shall obtain the approval thereof by all Government Agencies having or claiming jurisdiction of or over the Leased Property and/or the Ski Personal Property and by any utility companies that must approve such work. In connection with any such work, Tenant shall comply with all Legal Requirements and Applicable Laws of all Government Agencies having or claiming jurisdiction of or over the Leased Property and/or the Ski Personal Property and of all their respective departments, bureaus and offices, and with the requirements and regulations, if any, of such public utilities, of the insurance underwriting board or insurance inspection bureau having or claiming jurisdiction, or any other body exercising similar functions, and of all insurance companies then writing policies covering the Leased Property and/or the Ski Personal Property, or any part thereof.

6.3.3 Tenant represents and warrants to Landlord that all such work will be performed in a good and workmanlike manner and in accordance with the plans and specifications therefor approved by Landlord, the terms, provisions and conditions of this Agreement and all governmental requirements.

6.3.4 Landlord shall have the right, at Landlord’s expense, to inspect any such work at all times during normal working hours using such inspector(s) as it may deem necessary, so long as such inspections do not unreasonably interfere with Tenant’s work (but Landlord shall not thereby assume any responsibility for the proper performance of the work in accordance with the terms of this Agreement, nor any liability arising from the improper performance thereof).

6.3.5 All such work shall be performed subject to the terms in Article 7 herein and in Article 6 in the Personal Property Lease relative to any liens on Landlord’s and TRS Corp.’s fee simple interest or on Tenant’s leasehold interest in the Leased Property and/or the Ski Personal Property.

6.3.6 Upon substantial completion of any such work, Tenant shall procure a certificate of occupancy or other final approvals, if applicable, from the appropriate Government Agencies and provide copies of same to Landlord.

6.3.7 Tenant shall, and hereby agrees to, indemnify, pay, insure, defend, save and hold harmless Landlord and its Affiliated Persons from and against and reimburse Landlord for any and all loss, damage, claim, cost, liability, fee and expense (including, without limitation, reasonable attorneys’ fees based upon service rendered at hourly rates) incurred by or asserted against Landlord which is occasioned by or results, directly or indirectly, from any such work conducted upon the Leased Property and/or the Ski Personal Property, whether or not the same is caused by, or is the fault of, Tenant or any agent, employee, manager, contractor, subcontractor, laborer, supplier, materialman or any other third party, but Tenant shall not be obligated to indemnify Landlord from any loss as aforesaid caused by Landlord’s gross negligence or willful misconduct nor shall Tenant be obligated to indemnify Landlord from any loss resulting from a Landlord Lien.

6.4 Salvage. Other than Tenant’s Personal Property, all materials which are scrapped or removed in connection with the making of repairs, alterations, improvements, renewals, replacements and additions pursuant to Article 5, Article 10 or Article 11 and the making of Permitted Renovations pursuant to this Article 6 shall be disposed of by Tenant, and the net proceeds thereof, if any, shall be deposited in the Reserve.

ARTICLE 7

LIENS

7.1 Liens, Generally. Subject to Article 8, Tenant shall not, directly or indirectly, create or allow to remain and shall promptly discharge, at its expense, any lien, attachment, title retention agreement or claim upon the Leased Property or Tenant’s leasehold interest therein or any attachment, levy, claim or encumbrance in respect of the Rent, other than (a) Permitted Encumbrances, (b) restrictions, liens and other encumbrances which are consented to in writing by Landlord, (c) liens for those taxes of Landlord which Tenant is not required to pay hereunder, (d) Subleases permitted by Article 17, (e) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (i) the same are not yet due and payable, or (ii) are being contested in accordance with Article 8, (f) liens of mechanics, laborers, materialmen, suppliers or vendors incurred in the ordinary course of business that are not yet due and payable (but will be paid in full by Tenant) or are for sums that are being contested in accordance with Article 8, (g) any Mortgages or other liens which are the responsibility of Landlord pursuant to the provisions of Article 21, and (h) Landlord Liens.

7.2 Construction or Mechanics Liens. Landlord’s interest in the Leased Property shall not be subjected to Liens of any nature by reason of Tenant’s construction, alteration, renovation, repair, restoration, replacement or reconstruction of any improvements on or in the Leased Property, or by reason of any other act, error or omission of Tenant (or of any person claiming by, through or under Tenant), including, but not limited to, construction, mechanics’ and materialmen’s liens. All Persons dealing with Tenant are hereby placed on notice that such Persons shall not look to Landlord or to Landlord’s credit or assets (including Landlord’s interest in the Leased Property) for payment or satisfaction of any obligations incurred in connection with the construction, alteration, renovation, repair, restoration, replacement or reconstruction thereof by or on behalf of Tenant. Tenant has no power, right or authority to subject Landlord’s interest in the Leased Property to any construction, mechanic’s or materialmen’s lien or claim of lien. If a Lien, a claim of lien or an order for the payment of money shall be imposed against the Leased Property on account of work performed, or alleged to have been performed, for or on behalf of Tenant, Tenant shall, within thirty (30) days after written notice of the imposition of such Lien, claim or order, cause the Leased Property to be released therefrom by the payment of the obligation secured thereby or by furnishing a bond or by any other method prescribed or permitted by law. If a Lien is released, Tenant shall thereupon furnish Landlord with a written instrument of release which has been recorded or filed in the appropriate office of land records of the county in which the Leased Property is located and otherwise sufficient to establish the release as a matter of record. Landlord shall then have the right at any time and from time to time to post and maintain on the Land and Leased Improvements such notices as Landlord reasonably deems necessary to protect the Leased Property and Landlord from mechanics’ liens, materialmen’s liens, or any other liens. In any event, subject to Section 7.3 below, Tenant shall pay when due all claims for labor or materials furnished to or for Tenant at or for use on the Land and Leased Improvements. Subject to Section 7.3 below, Tenant shall not permit any mechanics’ or materialmen’s liens to be levied against the Leased Property for any labor or material furnished to Tenant or claimed to have been furnished to Tenant or to Tenant’s agents or contractors in connection with work of any character performed or claimed to have been performed on the Land or the Leased Improvements by or at the direction of Tenant and shall immediately cause the release of any such liens as provided hereinabove.

7.3 Contest of Liens. Tenant may, at its option, contest the validity of any Lien or claim of lien if Tenant shall have first posted an appropriate and sufficient bond in favor of the claimant or paid the appropriate sum into court, if permitted by and in strict compliance with Applicable Laws, and thereby obtained the release of the Leased Property from such Lien. If judgment is obtained by the claimant under any Lien, Tenant shall pay the same immediately after such judgment shall have become final and the time for appeal therefrom has expired without appeal having been taken. Tenant shall, at its own expense, using counsel reasonably approved by Landlord, diligently defend the interests of Tenant and Landlord in any and all such suits; provided, however, that Landlord may, nonetheless, at its election and expense, engage its own counsel and assert its own defenses, in which event Tenant shall cooperate with Landlord and make available to Landlord all information and data which Landlord deems necessary or desirable for such defense.

7.4 Notices of Commencement of Construction. If required by the laws of the State, prior to commencement by Tenant of any work on the Leased Property which shall have been previously approved or deemed approved by Landlord as provided in this Agreement, Tenant shall record or file a notice of the commencement of such work or similar notice required by Applicable Law (the “Notice of Commencement”) in the land records of the county in which the Leased Property is located, identifying Tenant as the party for whom such work is being performed, stating such other matters as may be required by law and requiring the service of copies of all notices, Liens or claims of lien upon Landlord. Any such Notice of Commencement shall clearly reflect that the interest of Tenant in the Leased Property is that of a leasehold estate and shall also clearly reflect that the interest of Landlord as the fee simple owner of the Leased Property shall not be subject to construction, mechanics or materialmen’s liens on account of the work which is the subject of such Notice of Commencement. A copy of any such Notice of Commencement shall be furnished to and approved by Landlord and its attorneys prior to the recording or filing thereof, as aforesaid.

7.5 Landlord Liens. The following terms and provisions shall apply with regard to Landlord Liens:

7.5.1 If a Landlord Lien shall be imposed against the Leased Property on account of acts or omissions, or alleged acts or omissions, of Landlord, and such Landlord Lien materially adversely impairs Tenant’s leasehold interest in or ability to operate the Leased Property, Landlord shall, within thirty (30) days after written notice of such by Tenant, cause the

Leased Property to be released therefrom by the payment of the obligation secured thereby or by furnishing a bond or by any other method prescribed or permitted by law. Landlord and Tenant agree that a Landlord Lien which negatively affects the transferability of the leasehold estate under this Agreement by Tenant is one example of a material adverse impairment of Tenant’s leasehold interest in or ability to operate the Leased Property (within the meaning of the immediately preceding sentence). If a Landlord Lien is released by payment of the obligation secured thereby or by other means permitted by law, Landlord shall thereupon furnish Tenant with a written instrument of release which has been recorded or filed in the appropriate office of land records of the county in which the Leased Property is located and otherwise sufficient to establish the release as a matter of record. In any event, subject to Section 7.5.2 below, Tenant shall pay when due all claims for labor or materials furnished to or for Tenant at or for use on the Land and Leased Improvements.

7.5.2 Landlord may, at its option, contest the validity of any Landlord Lien or claim of lien if permitted by and in strict compliance with Applicable Laws. In the event that such Landlord Lien materially adversely impairs Tenant’s leasehold interest in or ability to operate the Leased Property during the period such contest is being pursued, Landlord shall, to the extent practicable, undertake commercially reasonable efforts to remove such lien of record. If judgment is obtained by the claimant under any Landlord Lien, Landlord shall pay the same immediately after such judgment shall have become final and the time for appeal therefrom has expired without appeal having been taken.

7.5.3 Landlord hereby agrees to indemnify, pay, insure, defend, save and hold harmless Tenant from and against any losses, costs, damages, debts, liens, claims, causes of action, administrative orders or notices, costs, fines, penalties or reasonable expenses, including reasonable attorneys’ fees, incurred by Tenant in connection with any Landlord Lien which is within the scope of Section 7.5.1 and which Landlord fails, within the thirty (30) day period set forth in Section 7.5.1, to cause to be released from the Leased Property by the payment of the obligation secured thereby or by furnishing a bond or by any other method prescribed or permitted by law.

ARTICLE 8

PERMITTED CONTESTS

Tenant shall have the right to contest the amount or validity of any Imposition, Legal Requirement, Insurance Requirement, Environmental Obligation, or any other Additional Charge, Lien, attachment, levy, Encumbrance, charge or claim (collectively, “Claims”) as to the Leased Property, by appropriate legal proceedings, conducted in good faith and with due diligence, provided that (a) the foregoing shall in no way be construed as relieving, modifying or extending Tenant’s obligation to pay any Claims required hereunder to be paid by Tenant as finally determined, (b) such contest shall not cause Landlord or Tenant to be in default under any Mortgage, deed of trust or other agreement encumbering the Leased Property, or any part thereof (Landlord agreeing that any such Mortgage, deed of trust or other agreement shall permit Tenant to exercise the rights granted pursuant to this Article 8) or any interest therein or result in a Lien attaching to the Leased Property, unless such Lien is fully bonded or is otherwise secured to the reasonable satisfaction of Landlord, (c) no part of the Leased Property or any Rent therefrom shall be in any immediate danger of sale, forfeiture, attachment or loss, and (d) Tenant hereby agrees to indemnify, pay, insure, defend, save and hold harmless Landlord from and against any losses, costs, damages, debts, liens, claims, causes of action, administrative orders or notices, costs, fines, penalties or reasonable expenses, including reasonable attorneys’ fees, incurred by Landlord in connection therewith or as a result thereof. Landlord agrees to join in any such proceedings if required legally to prosecute such contest, provided that Landlord shall not thereby be subjected to any liability therefor (including, without limitation, for the payment of any costs or expenses in connection therewith) unless Tenant agrees to assume and indemnify Landlord with respect to the same. Tenant shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Tenant or paid by Landlord to the extent that Landlord has been reimbursed by Tenant. If Tenant shall fail (i) to pay or cause to be paid any Claims when finally determined, (ii) to provide reasonable security therefor, or (iii) to prosecute or cause to be prosecuted any such contest diligently and in good faith, Landlord may, upon Notice to Tenant, pay such charges, together with interest and penalties due with respect thereto, and Tenant shall reimburse Landlord therefor, upon demand, as Additional Charges.

ARTICLE 9

INSURANCE

9.1 Insurance. Tenant shall obtain and maintain, or cause to be maintained, at all times insurance for Tenant, the Leased Property and Ski Personal Property providing at least the following coverages:

9.1.1 comprehensive “all risk” or “Special Causes of Loss” insurance on the Leased Property and Ski Personal Property (which shall include comprehensive boiler and machinery insurance), in each case (A) providing Full Replacement Cost Value, (B) containing an agreed amount endorsement with respect to the Leased Property and Ski Personal Property or waiving all co-insurance provisions; (C) providing for no deductible in excess of $10,000 for all such insurance coverage; and (D) provide coverage for Ordinance & Law Issues, including Demolition Costs and Increased Cost of Construction. In addition, Tenant shall obtain: (y) if any portion of the Leased Improvements is currently or at any time in the future located in a “special flood hazard area” designated by the Federal Emergency Management Agency, flood hazard insurance in the amount not less than full replacement cost or the maximum available thru NFIP; and (z) earthquake insurance in amounts and in form and substance reasonably satisfactory to Mortgagee in the event the Leased Property is located in an area with a high degree of seismic risk, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk or special causes of loss insurance policy required under this Section 9.1.1;

9.1.2 Commercial General Liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Leased Property and Ski Personal Property, with such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000; (B) to continue at not less than the aforesaid limit until required to be changed by Landlord in writing by reason of changed economic conditions making such protection inadequate as long as such coverage would be reasonably requested by and acceptable to an Institutional Investor, to the extent that a policy meeting the foregoing requirements (x) would be obtained by a reasonable and prudent investor for a property of comparable size, mass, construction, type, location and use as the Leased Property, and (y) is generally available at commercially reasonable rates from two (2) or more insurers meeting the rating requirements set forth in this Article 9; (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations; (3) independent contractors; and (4) blanket contractual liability covering Tenant’s indemnities contained in this Agreement to the extent the same is available; and (D) to include a “Per Location Aggregate Endorsement”;

9.1.3 loss of rents insurance or business income insurance, as applicable, (A) with lender’s loss payable to TRS Corp., Landlord and its Mortgagee (as their interests may appear); (B) covering all risks required to be covered by the insurance provided for in Section 9.1.1 above; and (C) which provides that after the physical loss to the Leased Property or Ski Personal Property occurs, the loss of rents or income, as applicable, will be insured until such rents or income, as applicable, either return to the same level that existed prior to the loss, or the expiration of eighteen (18) months, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) which contains an extended period of indemnity endorsement which provides that after the physical loss to the Leased Property or Ski Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Leased Property or Ski Personal Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such loss of rents or business income insurance, as applicable, shall be determined prior to the date hereof and at least once each year thereafter based on Tenant’s reasonable estimate of the gross income from the Leased Property and Ski Personal Property for the succeeding period of coverage required above. All proceeds payable under any such policy pursuant to this Section 9.1.3 shall promptly be deposited into such accounts as required by Landlord or Landlord’s Mortgagee, if any, and any documents evidencing Landlord’s First Mortgage Lien against the Leased Property;

9.1.4 at all times during which structural construction, repairs or alterations are being made with respect to the Leased Improvements, and only if the Leased Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in Section 9.1.1 above written in a so-called Builder’s Risk Completed Value form (1) on a non-reporting basis, (2) against “all risks” insured against pursuant to Section 9.1.1 above, (3) including permission to occupy the Leased Property, or the relevant portion thereof, and (4) with an agreed amount endorsement waiving co-insurance provisions;

9.1.5 workers’ compensation, to the extent required by applicable law of the State, and employer’s liability with limits not less than $500,000 per accident/disease in respect of any work or operations on or about the Leased Property or Ski Personal Property, or in connection with the Leased Property or Ski Personal Property or their operation (if applicable);

9.1.6 Business Auto Liability, including owned, non-owned and hired vehicles for combined single limits of bodily injury and property damage of not less than $1,000,000 each occurrence;

9.1.7 excess liability insurance in an amount not less than $25,000,000 per occurrence on terms consistent with the commercial general liability, Automobile, and Employer’s Liability insurance required pursuant to this Section 9.1;

9.1.8 Fidelity bonds, with limits of not less than $500,000 covering Employee Dishonesty;

9.1.9 Employment Practices Liability, including Third Party Liability, with limits not less than $1,000,000 each occurrence;

9.1.10 upon renewal and/or non-renewal and on thirty (30) days prior written Notice to Tenant, such other reasonable insurance and in such reasonable amounts as would be reasonably requested by and acceptable to an Institutional Investor (as such term is hereinafter defined), to the extent that a policy meeting the foregoing requirements (x) would be obtained by a reasonable and prudent investor for a property of comparable size, mass, construction, type, location and use as the Leased Property and (y) is generally available at commercially reasonably rates from two (2) or more insurers meeting the rating requirements set forth in this Article 9. As used herein, “Institutional Investor” is defined as any bank, savings and loan association, trust company, insurance company, pension fund, credit union or real estate investment trust actively engaged in owning, acquiring and/or financing major commercial real estate properties in the United States of America; and

9.1.11 with respect to the Policies required to be maintained pursuant to Sections 9.1.1 through 9.1.4 above, during any period of the Term of this Agreement that the Terrorism Risk Insurance Act (“TRIA”) is in effect, Tenant shall maintain coverage against all “certified acts of terrorism,” as defined by TRIA and “non-certified acts of terrorism.”

9.2 Form of Policies. All insurance provided for in Section 9.1 shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and shall be subject to the reasonable approval of Landlord and TRS Corp. as to deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of “A” – VII or better by at least two Rating Agencies, one of which must be S&P or such other rating agencies reasonably approved by Landlord and TRS Corp. The Policies described in this Article 9 shall designate Landlord, TRS Corp. and their successors and assigns as additional insureds, mortgagees and/or lenders loss payee as deemed appropriate by Landlord and TRS Corp. To the extent such Policies are not available as of the Commencement Date, upon Landlord’s or TRS Corp.’s request, Tenant shall deliver certified copies of all Policies to Landlord or TRS Corp., as applicable, not later than thirty (30) days after the Commencement Date. Not less than ten (10) days prior to the expiration dates, Tenant will provide to Landlord and TRS Corp. Evidence of Property Certificates and Certificates of Liability evidencing renewal coverage accompanied by evidence reasonably satisfactory to Landlord and TRS Corp. of payment of the premiums currently due.

9.3 Blanket Policies. Any blanket insurance Policy shall specifically allocate to the Leased Property and Ski Personal Property collectively the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Leased Property and Ski Personal Property in compliance with the provisions of this Article 9.

9.4 Additional Insureds. All Policies provided for or contemplated by Section 9.1, except for the Policy referenced in Section 9.1.5, shall name Tenant as the insured and Landlord, TRS Corp. and their Mortgagees and Manager as additional insureds, as its or their interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Mortgagee providing that the loss thereunder shall be payable to Mortgagee.

9.5 Endorsements. All Policies provided for in this Article 9 shall contain clauses or endorsements to the effect that:

9.5.1 no act or negligence of Tenant, or anyone acting for Tenant, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Landlord, TRS Corp. and their Mortgagees are concerned;

9.5.2 the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days prior written notice to TRS Corp., Landlord and their Mortgagees and any other party named therein as an additional insured;

9.5.3 the issuers thereof shall give written notice to TRS Corp., Landlord and their Mortgagees if the Policies have not been renewed thirty (30) days prior to their expiration; and

9.5.4 Landlord and its Mortgagee shall not be liable for any insurance premiums thereon or subject to any assessments thereunder.

9.6 Landlord’s Right to Obtain Coverage. If at any time Landlord or TRS Corp. is not in receipt of written evidence that all Policies required hereunder are in full force and effect, Landlord and TRS Corp. shall have the right, upon ten (10) days prior written Notice to Tenant, to take such action as Landlord and TRS Corp. deem reasonably necessary to protect their interests in the Leased Property and Ski Personal Property, respectively, including, without limitation, obtaining such Policies as Landlord and TRS Corp. in their sole discretion deem appropriate. All premiums incurred by Landlord or TRS Corp. in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Tenant to Landlord or TRS Corp., as applicable, upon five (5) days written Notice and, until paid, shall bear interest at the Default Rate; provided, however, Tenant shall not be obligated under this Section 9.6 to reimburse Landlord or TRS Corp. for insurance coverage that is more extensive or more expansive than the insurance coverage that is required to be maintained by Tenant under Section 9.1.

9.7 Insurance Costs and Expenses as Additional Charges. With respect to this Article 9, all insurance premiums, costs and other expenses, including any Insurance Retention (as defined below), shall be treated as an Imposition payable by Tenant as Additional Charges. All charges under blanket insurance programs shall be allocated to the Leased Property or Ski Personal Property, as applicable. Any losses and associated costs and expenses that are uninsured shall be treated as a cost of insurance and shall also be treated as an Imposition. “Insurance Retention” shall mean the insurance policy deductible; however, for any insurance obtained through blanket insurance programs, “Insurance Retention” shall mean the Leased Property’s (and/or Ski Personal Property’s) per occurrence limit for any loss or reserve as established for the Leased Property (and/or Ski Personal Property), which limit shall be the same as is applied to other properties participating in the blanket insurance programs, or such higher amount if mandated by the insurer for high hazard risks such as earthquake, flood and wind.

9.8 Waiver of Subrogation. TRS Corp., Landlord and Tenant agree that with respect to any property loss which is covered by insurance then being carried by TRS Corp., Landlord or Tenant, respectively, the party carrying such insurance and suffering said loss releases the other of and from any and all claims with respect to such loss; and they further agree that their respective insurance companies shall have no right of subrogation against the other on account thereof.

9.9 Indemnification of Landlord. Except as expressly provided herein, Tenant shall protect, indemnify and hold harmless Landlord and TRS Corp. for, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and reasonable expenses (including, without limitation, reasonable attorneys’ fees), to the maximum extent permitted by law, imposed upon or incurred by or asserted against Landlord or TRS Corp. by reason of: (a) any accident, injury to or death of persons or loss of or damage to property of third parties occurring on or about the Leased Property or Ski Personal Property or adjoining sidewalks or rights of way under Tenant’s control, and (b) any use, misuse, condition, management, maintenance or repair by Tenant or anyone claiming under Tenant of the Leased Property, Ski Personal Property, or Tenant’s Personal Property or any litigation, proceeding or claim by Government Agencies relating to such use, misuse, condition, management, maintenance, or repair thereof to which Landlord or TRS Corp. is made a party; provided, however, that Tenant’s obligations hereunder shall not apply to any liability, obligation, claim, damage, penalty, cause of action, cost or expense arising from any gross negligence or willful misconduct of Landlord or TRS Corp., their employees, agents, contractors or invitees. Any such claim, action or proceeding asserted or instituted against Landlord or TRS Corp. covered under this indemnity shall be defended by counsel selected by Tenant and reasonably acceptable to Landlord or TRS Corp., as applicable, at Tenant’s expense. Notwithstanding the foregoing, indemnification with respect to Hazardous Materials is governed by Section 4.3. The obligations of Tenant under this Section 9.9 shall survive the expiration or any early termination of this Agreement for a period of two (2) years.

ARTICLE 10

CASUALTY

10.1 Insurance Proceeds. Except as provided in the last clause of this sentence, all proceeds payable by reason of any loss or damage to the Leased Property or Ski Personal Property, or any portion thereof, and insured under any policy of insurance required by Article 9 (other than the proceeds of any business interruption insurance, which shall be payable directly to TRS Corp., Landlord and Tenant, as their interests may appear) shall be paid directly to Landlord or TRS Corp., as applicable, and all loss adjustments with respect to property losses payable to Tenant shall require the prior written consent of Landlord or TRS Corp., as applicable. Provided that the deductible and the amount of insurance proceeds received by Landlord, or TRS Corp., as applicable, and Tenant pursuant to Article 9 equals or exceeds the cost of the repair or restoration of the Leased Property, Landlord or TRS Corp., as applicable, shall make the amount of the insurance proceeds available for the repair or restoration of the Leased Property or Ski Personal Property, as applicable (irrespective of any provisions to the contrary in any Mortgage documents).

If Tenant is required to reconstruct or repair the Leased Property or Ski Personal Property as provided herein, such proceeds shall be paid out of insurance proceeds paid to Landlord or TRS Corp., as applicable, from time to time for the reasonable costs of reconstruction or repair of the Leased Property or Ski Personal Property necessitated by such damage or destruction, subject to and in accordance with the provisions of Section 10.2.4. Any unexpended deductible amount and excess proceeds of insurance remaining after the completion of the restoration shall be retained by Tenant or, if escrowed, paid to Tenant. In the event that the provisions of Section 10.2 are applicable, the insurance proceeds shall be retained by the party entitled thereto pursuant to Section 10.2. All salvage resulting from any risk covered by insurance shall be handled as set forth in Section 6.4.

10.2 Damage or Destruction.

10.2.1 Damage or Destruction of Leased Property. If, during the Term, the Leased Property and Ski Personal Property shall be totally or partially destroyed and thereby rendering them collectively Unsuitable for Its Permitted Use, Tenant may, by the giving of Notice thereof to Landlord and TRS Corp., terminate this Agreement and the Personal Property Lease, whereupon this Agreement and the Personal Property shall terminate and Landlord and/or TRS Corp., as applicable, shall be entitled to retain the insurance proceeds payable on account of such damage.

10.2.2 Partial Damage or Destruction. If, during the Term, the Leased Property and/or Ski Personal Property shall be partially destroyed but not collectively rendered Unsuitable for Its Permitted Use, Tenant shall, subject to Section 10.2.3, promptly restore the Leased Property and/or Ski Property as provided in Section 10.2.4.

10.2.3 Insufficient Insurance Proceeds. If the cost of the repair or restoration of the Leased Property and/or Ski Personal Property exceeds the sum of the deductible and the amount of insurance proceeds received by TRS Corp., Landlord and Tenant pursuant to Article 9, Tenant shall give Landlord and TRS Corp. Notice thereof which Notice shall set forth in reasonable detail the nature and amount of such deficiency. Landlord and TRS Corp. shall have the right (but not the obligation), exercisable at Landlord’s and TRS Corp.’s sole election by Notice to Tenant, given within thirty (30) days after Tenant’s Notice of the deficiency, to elect to make available for application to the cost of repair or restoration the amount of such deficiency; provided, however, in such event, upon any disbursement by Landlord and/or TRS Corp. thereof, the Lease Basis (under this Agreement or under the Personal Property Lease, as applicable) shall be increased in an amount equal to such costs incurred by Landlord and/or TRS Corp. pursuant hereto. If Landlord and/or TRS Corp. elect not to make available for application to the cost of repair or restoration the amount of such deficiency, Tenant shall have the right (but not the obligation), exercisable at Tenant’s sole election by Notice to Landlord and/or TRS Corp., given within thirty (30) days after Landlord’s or TRS Corp.’s Notice to Tenant of Landlord’s or TRS Corp.’s election not to make available for application to the cost of repair or restoration the amount of such deficiency, to make such funds available. If Tenant elects to make such funds available, the same shall become an irrevocable obligation of Tenant pursuant to this Agreement, and such costs and expenses shall not be Property Operating Expenses nor shall they in any way reduce the amount of Guarantor’s liability under the Guaranty. In the event that neither TRS Corp., Landlord nor Tenant shall elect to make such deficiency available for restoration, either Landlord, TRS Corp. or Tenant may terminate this Agreement and the Personal Property Lease by Notice to the others, whereupon this Agreement and the Personal Property Lease shall terminate as provided in Section 10.2.1. It is expressly understood and agreed, however, that, notwithstanding anything in this Agreement to the contrary, Tenant shall be strictly liable and solely responsible for the amount of any deductible.

10.2.4 Repairs. In the event Tenant is required to restore the Leased Property and/or Ski Personal Property pursuant to this Section 10.2, Tenant shall commence promptly and continue diligently to perform the repair and restoration of the Leased Property and/or Ski Personal Property (hereinafter called the “Work”), so as to restore the Leased Property and/or Ski Personal Property in compliance with all Legal Requirements and so that the Leased Property and/or Ski Personal Property shall be, to the extent practicable, substantially equivalent in value and general utility to its general utility and value immediately prior to such damage or destruction. Subject to the terms hereof, Landlord and/or TRS Corp. shall be required to advance the insurance proceeds and any additional amounts payable by Landlord and/or TRS Corp. pursuant to Section 10.2.3 to Tenant regularly during the repair and restoration period so as to permit payment for the cost of any such restoration and repair. Any such advances shall be made not more than monthly within ten (10) Business Days after Tenant submits to Landlord and/or TRS Corp. a written requisition and substantiation therefor on AIA Forms G702 and G703 (or on such other form or forms as may be reasonably acceptable to Landlord and/or TRS Corp.). Landlord and/or TRS Corp. may, at their option, require, prior to advancement of said insurance proceeds and other amounts by Landlord and/or TRS Corp., (a) approval of plans and specifications by an architect satisfactory to Landlord and/or TRS Corp. (which approval shall not be unreasonably withheld, conditioned or delayed), (b) general contractors’ estimates, (c) architect’s certificates, (d) unconditional lien waivers of general contractors, if available, (e) evidence of approval by all Government Agencies and other regulatory bodies whose approval is required, (f) deposit by Tenant of the applicable deductible amount with Landlord and/or TRS Corp., and (g) such other terms as Landlord and/or TRS Corp. may reasonably require. Tenant’s obligation to restore the Leased Property and/or Ski Personal Property pursuant to this Article 10 shall be subject to the release of available insurance proceeds by Landlord and/or TRS Corp. or directly to Tenant and, in the event such proceeds are insufficient, Landlord and/or TRS Corp. electing to make such deficiency available therefor.

10.3 Damage Near End of Term. Notwithstanding any provisions of Sections 10.1 or 10.2 to the contrary, if damage to or destruction of the Leased Property and/or Ski Personal Property occurs during the last twenty-four (24) months of the Term (including any Renewal

Term(s) exercised by Tenant hereunder) and if such damage or destruction cannot reasonably be expected to be fully repaired and restored prior to the date that is twelve (12) months prior to the end of the Term, the provisions of Section 10.2 shall apply as if the Leased Property and/or Ski Personal Property had been totally or partially destroyed and the Leased Property and/or Ski Personal Property collectively rendered Unsuitable for its Permitted Use. In addition, neither Landlord nor TRS Corp. shall have any obligation to fund or complete any repairs or reconstruction of damage to or destruction of the Leased Property and/or Ski Personal Property that occurs during the last twenty-four (24) months of the Initial Term or during any Renewal Term unless Tenant exercises its option to extend the Term for the next Renewal Term by providing Landlord and/or TRS Corp. with written notice of Tenant’s election to so extend the Term promptly after such damage or destruction.

10.4 Tenant’s Personal Property. All insurance proceeds payable by reason of any loss of or damage to any of Tenant’s Personal Property shall be paid to and shall belong solely to Tenant.

10.5 Restoration of Tenant’s Personal Property. If Tenant is required to restore the Leased Property and/or Ski Personal Property as hereinabove provided, Tenant shall either restore or replace Tenant’s Personal Property which is necessary for Tenant’s operation of the Leased Property and/or Ski Personal Property and the Businesses thereon with other personal property of the same or better quality and utility.

10.6 No Abatement of Rent. This Agreement shall remain in full force and effect and Tenant’s obligation to make all payments of Rent and to pay all other charges as and when required under this Agreement shall remain unabated during the Term, notwithstanding any damage involving the Leased Property and/or Ski Personal Property (provided that Landlord and/or TRS Corp. shall credit against such payments any amounts paid to Landlord and/or TRS Corp. as a consequence of such damage under any business interruption or rent loss insurance obtained by Tenant hereunder). The provisions of this Article 10 shall be considered an express agreement governing any cause of damage or destruction to the Leased Property and/or Ski Personal Property and, to the maximum extent permitted by Applicable Law, no local or State statute, laws, rules, regulations or ordinances in effect during the Term which provide for such a contingency shall have any application in such case.

10.7 Waiver. Tenant hereby waives any statutory rights of termination which may arise by reason of any damage or destruction of the Leased Property and/or Ski Personal Property.

10.8 Rights of Mortgagee. Notwithstanding any provision herein to the contrary, so long as a First Mortgage Lien is an Encumbrance, all insurance proceeds with respect to the Leased Property and/or Ski Personal Property shall be paid and disbursed in accordance with the First Mortgage Loan Documents.

ARTICLE 11

CONDEMNATION

11.1 Total Condemnation. If either (a) the whole of the Leased Property shall be taken by Condemnation or (b) a Condemnation of less than the whole of the Leased Property, including, without limitation, the ski areas, hotels or restaurants, renders the Leased Property and Ski Personal Property collectively Unsuitable for Its Permitted Use, this Agreement shall terminate and, notwithstanding such termination, Tenant and Landlord shall seek (and be entitled to receive) the Award for their respective interests in the Leased Property as provided in Section 11.7.

11.2 Partial Condemnation. In the event of a Condemnation of less than the whole of the Leased Property, such that the Leased Property and Ski Personal Property collectively are not rendered Unsuitable for Its Permitted Use, Tenant shall, to the extent of the Award and any additional amounts disbursed by Landlord, as hereinafter provided, commence promptly and continue diligently to restore the untaken portion of the Leased Property and/or the Ski Personal Property so that such Leased Property and/or the Ski Personal Property shall constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as the Leased Property and/or the Ski Personal Property existing immediately prior to such Condemnation, in full compliance with all Legal Requirements, subject to the provisions of this Section 11.2. All salvage resulting from any Condemnation shall be handled as set forth in Section 6.4. If the cost of the repair or restoration of the Leased Property and the Ski Personal Property exceeds the amount of the Award, Tenant shall give Landlord and TRS. Corp. Notice thereof, which notice shall set forth in reasonable detail the nature and amount of such deficiency. Landlord and TRS Corp. shall have the right (but not the obligation), exercisable at Landlord’s and TRS Corp.’s sole election by Notice to Tenant, given within thirty (30) days after Tenant’s Notice of the deficiency, to elect to make available for application to the cost of repair or restoration the amount of such deficiency; provided, however, in such event, upon any disbursement by Landlord and TRS Corp. thereof, the Lease Basis (under this Agreement or under the Personal Property Lease, as applicable) shall be increased in an amount equal to such costs incurred by Landlord and/or TRS Corp. pursuant hereto. If Landlord and/or TRS Corp. elects not to make available for application to the cost of repair or restoration the amount of such deficiency, Tenant shall have the right (but not the obligation), exercisable at Tenant’s sole election by Notice to Landlord and/or TRS Corp., given within thirty (30) days after Landlord’s or TRS Corp.’s Notice to Tenant of Landlord’s election not to make available for application to the cost of repair or restoration the amount of such deficiency, to make such funds available. If Tenant elects to make such funds available, the same shall become an irrevocable obligation of Tenant pursuant to this Agreement, and such costs and expenses shall not be Property Operating Expenses nor shall they in any way reduce the amount of Guarantor’s liability under the Guaranty. Provided, however, and notwithstanding any term or provision in this Agreement to the contrary, if the Award proceeds received by Landlord and/or TRS Corp. in connection with a Condemnation of less that the whole of the Leased Property and/or the Ski Personal Property equals or exceeds the cost of the repair or restoration of the Leased Property and/or the Ski Personal Property, Landlord and/or TRS Corp. shall make the amount of the Award proceeds available for the repair or restoration of the Leased Property and/or the Ski Personal Property (irrespective of any provisions to the contrary in any Mortgage documents).

11.3 Disbursement of Award. Subject to the terms hereof, Tenant shall transfer any part of the Award received, together with severance and other damages awarded for the taken Leased Improvements, to Landlord and/or TRS Corp. for the purpose of funding the cost of the repair or restoration. Landlord and/or TRS Corp. may require, at its option, prior to advancement of such Award and other amounts, (a) approval of plans and specifications by an architect satisfactory to Landlord and/or TRS Corp. (which approval shall not be unreasonably withheld, conditioned or delayed), (b) general contractors’ estimates, (c) architect’s certificates, (d) unconditional lien waivers of general contractors, if available, and (e) evidence of approval by all Government Agencies and other regulatory bodies whose approval is required. Obligations under this Section 11.3 to disburse the Award and such other amounts shall be subject to (i) the collection thereof and (ii) the release of such Award by the applicable Mortgagee. Tenant’s obligation to restore the Leased Property shall be subject to the availability of the Award to fund the cost of such repair or restoration upon its compliance with this Section 11.3.

11.4 Abatement of Rent. In the event of a partial Condemnation pursuant to Section 11.2 of this Agreement, Rent shall be equitably abated under this Agreement and/or the Personal Property Lease as agreed upon by Tenant, Landlord and TRS Corp., or if Landlord, Tenant and TRS Corp. are unable to agree, as determined by arbitration pursuant to this Agreement.

11.5 Condemnation Near End of Term. Landlord and TRS Corp. shall have no obligation to fund (from the Award or otherwise) or complete any restoration of the Leased Property and/or the Ski Personal Property in connection with any Condemnation that occurs during the last twenty-four (24) months of the Initial Term or during any Renewal Term unless Tenant exercises its option to extend the Term for the next Renewal Term by providing Landlord with written notice of Tenant’s election to so extend the Term promptly after such Condemnation.

11.6 Temporary Condemnation. In the event of any temporary Condemnation of the Leased Property and/or the Ski Personal Property, or any portion thereof, or Tenant’s interest therein, this Agreement and the Personal Property Lease shall continue in full force and effect and Tenant shall continue to pay, in the manner and on the terms herein specified, the full amount of the Rent under this Agreement and the Personal Property Lease. Tenant shall continue to perform and observe all of the other terms and conditions of this Agreement on the part of Tenant to be performed and observed. The entire amount of any Award made for such temporary Condemnation allocable to the Term, whether paid by way of damages, rent or otherwise, shall be paid to Tenant. Tenant shall, promptly upon the termination of any such period of temporary Condemnation, at its sole cost and expense, restore the Leased Property and/or the Ski Personal Property to the condition that existed immediately prior to such Condemnation, in full compliance with all Legal Requirements, unless such period of temporary Condemnation shall extend beyond the expiration of the Term, in which event Tenant shall not be required to make such restoration. For purposes of this Section 11.5, a Condemnation shall be deemed to be temporary if the period of such Condemnation is not expected to, and does not, exceed twelve (12) months.

11.7 Allocation of Award. Except as provided in Section 11.5 and the second sentence of this Section 11.7, the total Award shall be solely the property of and payable to Landlord and/or TRS Corp. Any portion of the Award made for the taking of Tenant’s leasehold interest in the Leased Property and/or the Ski Personal Property, loss of business during the remainder of the Term, the taking of Tenant’s Personal Property, or Tenant’s removal and relocation expenses shall be the sole property of and payable to Tenant (subject to the provisions of Section 11.2). In any Condemnation proceedings, Landlord, TRS Corp. and Tenant shall each seek its own Award in conformity herewith, at its own expense.

11.8 Mortgagee Award Disbursement. Notwithstanding any provision herein to the contrary, so long as a First Mortgage Lien is an Encumbrance, any Award with respect to the Leased Property and/or the Ski Personal Property shall be paid and disbursed in accordance with the First Mortgage Loan Documents.

ARTICLE 12

OTHER ACTS BY GOVERNMENT AGENCIES

12.1 Procedure. In the event of any act of a Government Agency (other than Condemnation) that renders the Leased Property and Ski Personal Property collectively Unsuitable for Its Permitted Use, Tenant may give Landlord Notice thereof, which notice shall set forth in reasonable detail the nature of the act of the Government Agency which renders the Leased Property and Ski Personal Property collectively Unsuitable for Its Permitted Use, the information that supports Tenant’s contention that the Leased Property and Ski Personal Property collectively are in fact rendered Unsuitable for Its Permitted Use as a result of such act of the Government Agency and that Tenant intends to terminate this Agreement.

12.2 Landlord’s Right to Mitigate. In the event that Landlord receives a Notice from Tenant pursuant to Section 12.1 above, Landlord shall have the right, but not the obligation, exercisable in Landlord’s sole and absolute discretion, to elect by written Notice to Tenant within thirty (30) days after receipt of Tenant’s Notice, to attempt to mitigate the act of the Government Agency which renders the Leased Property and Ski Personal Property collectively Unsuitable for Its Permitted Use, such that the Leased Property and Ski Personal Property collectively will no longer be Unsuitable for Its Permitted Use (such mitigation being either through seeking a reversal of the act of the Government Agency or by mitigating the effects of such act on the Leased Property, or through such other means as may mitigate the effect of such act). Upon delivery of Landlord’s Notice to Tenant, Landlord shall commence immediately to pursue such mitigation and shall continuously and diligently pursue such mitigation through the use of commercially reasonable efforts. Additionally, during the period of mitigation, Landlord shall prepare and deliver monthly written reports to Tenant providing reasonable details regarding Landlord’s specific efforts to mitigate the act of the Government Agency. In the event of a dispute between Landlord and Tenant as to whether the mitigation efforts of Landlord have resulted in the Leased Property and Ski Personal Property collectively being no longer Unsuitable for Its Permitted Use, either Landlord or Tenant may submit such dispute to arbitration pursuant to Article 20.

12.3 Abatement of Rent. In the event an act of a Government Agency renders the Leased Property and Ski Personal Property collectively Unsuitable for Its Permitted Use and Landlord elects, pursuant to Section 12.2, to attempt to mitigate the act of the Government Agency which renders the Leased and Ski Personal Property collectively Property Unsuitable for Its Permitted Use, Rent under both this Agreement and the Personal Property Lease shall be equitably abated in an amount as agreed upon by Tenant and Landlord commencing on the date such act effectively renders the Leased Property and Ski Personal Property collectively Unsuitable for Its Permitted Use and continuing through the earlier to occur of (i) the effective date that Landlord’s mitigation efforts are in effect (so that the Leased Property and Ski Personal Property collectively are no longer Unsuitable for Its Permitted Use) (ii) Landlord’s failure to mitigate despite efforts to do so hereunder within the one hundred eighty (180) day period contemplated by Section 12.4 below, (iii) the cessation of mitigation efforts or activities by Landlord (provided that Landlord has given Tenant Notice of such cessation), or (iv) the effective date of the termination of this Agreement and the Personal Property Lease pursuant to Section 12.4. If Landlord, TRS Corp. and Tenant are unable to agree regarding the amount of any such Rent abatement, then either party may submit such dispute to arbitration pursuant to Article 20.

12.4 Tenant’s Termination Rights. If any act of a Government Agency (other than Condemnation, which is addressed in Article 11 above) renders the Leased Property and Ski Personal Property collectively Unsuitable for Its Permitted Use and either (a) Landlord does not timely provide Notice to Tenant under Section 12.2 that Landlord elects to attempt to mitigate or (b) Landlord does timely provide Notice to Tenant under Section 12.2 that Landlord elects to attempt to mitigate and such act is not mitigated in compliance with Section 12.2 by the date which is one hundred and eighty (180) days after the date of Landlord’s Notice to Tenant of its election to mitigate, Tenant shall be deemed to have terminated this Agreement and the Personal Property Lease in accordance with its Notice to Landlord contemplated by Section 12.1 above. If this Agreement and the Personal Property Lease is hereafter terminated pursuant to the preceding sentence, such termination shall be effective (i) on the date specified in such Notice, in the event Landlord elects not to mitigate pursuant to Section 12.2, which date shall be not later than the forty-fifth (45th) day after the date on which Landlord gives Notice to Tenant that Landlord elects not to mitigate or (ii) upon the expiration of the aforementioned one hundred and eighty (180) day period, in the event Landlord elects to mitigate but fails in its efforts to achieve mitigation.

ARTICLE 13

DEFAULTS AND REMEDIES

13.1 Defaults by Tenant.

13.1.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” by Tenant hereunder:

(a) should Tenant (1) fail to make any payment of Base Rent or Minimum Additional Rent within three (3) Business Days after such payment is due and such failure shall continue for a period of ten (10) days after Notice thereof (provided Tenant shall be entitled to such Notice and ten (10) day cure period only two (2) times in any Lease Year; and in each such case where a Notice and ten (10) day cure period applies, the late charge contemplated in Section 3.2 shall begin to accrue on the due date, notwithstanding the provisions in Section 3.2 to the contrary), or (2) fail to make payment of any other Rent or any other sum (including, but not limited to, funding of the Reserve) payable hereunder when due and such failure shall continue for a period of ten (10) days after Notice thereof; provided, however, that there shall be no Event of Default under this Section 13.1.1(a) so long as there is sufficient money in a Cash Management Account for payment of all amounts then due and payable; or

(b) should Tenant fail to maintain the insurance coverages required under Article 9; provided, however, if Tenant delivers to Landlord copies of insurance policies or certificates evidencing the insurance coverages obtained by Tenant under Article 9, Landlord shall give Tenant Notice of any errors or deficiencies in such insurance coverages and a three (3) Business Day period to correct and cure same prior to an Event of Default existing hereunder; or

(c) subject to Article 8 relating to permitted contests, should Tenant default in the due observance or performance of any of the terms, covenants or agreements contained herein to be performed or observed by it (other than as specified in Sections 13.1.1(a) and 13.1.1(b) above) and such default shall continue for a period of thirty (30) days after Notice thereof from Landlord to Tenant; provided, however, that if such default is susceptible of cure but such cure cannot be accomplished with due diligence within such period of time and if, in addition, Tenant commences to cure or cause to be cured such default within fifteen (15) days after Notice thereof from Landlord and thereafter prosecutes the curing of such default with all due diligence, such period of time shall be extended to such period of time (not to exceed ninety (90) days) as may be necessary to cure such default with all due diligence; or

(d) should Tenant generally not be paying its debts as they become due or should Tenant make a general assignment for the benefit of creditors, or should any petition be filed by Tenant under the Federal bankruptcy laws; or

(e) should any petition be filed by or against Tenant under the Federal bankruptcy laws, or should any other proceeding be instituted by or against Tenant seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for Tenant or for any substantial part of the property of Tenant and such proceeding is not dismissed within ninety (90) days after institution thereof, or should Tenant take any action to authorize any of the actions set forth above in this paragraph; or

(f) should Tenant cause or institute any proceeding for its dissolution or termination; or

(g) should an event of default occur and be continuing under any mortgage or deed of trust which is secured by Tenant’s leasehold interest hereunder or should the mortgagee under any such mortgage accelerate the indebtedness secured thereby or commence a foreclosure action in connection with said mortgage and such default shall continue for a period of thirty (30) days after notice thereof from Landlord to Tenant; provided, however, that if such default is susceptible of cure but such cure cannot be accomplished with due diligence within such period of time and if, in addition, Tenant commences to cure or cause to be cured such default within fifteen (15) days after Notice thereof from Landlord and thereafter prosecutes the curing of such default with all due diligence, such period of time shall be extended to such period of time as may be necessary to cure such default with all due diligence; or

(h) unless Tenant shall be contesting such lien or attachment in good faith in accordance with Article 8, should the Leased Property, or any portion thereof, or the estate or interest of Tenant in the Leased Property, or any part thereof, be levied upon or attached in any proceeding and the same shall not be vacated, discharged or fully bonded or otherwise secured to the reasonable satisfaction of Landlord within thirty (30) days after such attachment or levy; or

(i) should an Event of Default by Lessee (as defined in the Personal Property Lease) occur and continue under the Personal Property Lease.

13.1.2 Remedy for Event of Default by Tenant. Upon the occurrence of an Event of Default by Tenant, or in the event Tenant commits fraud including embezzlement or misappropriation of Landlord’s funds (unless within thirty (30) days after the discovery of any such embezzlement, fraud or misappropriation, Tenant terminates any of its employees responsible therefor and pays Landlord for any loss, cost or damage incurred as a result of any such acts), then Landlord may (i) terminate this Agreement by giving Notice thereof to Tenant and upon the expiration of the time fixed in such Notice, this Agreement shall terminate and all rights of Tenant under this Agreement shall cease, and/or (ii) exercise any right or remedy at law or equity in order to recover all Rent due and payable under this Agreement (provided, however, if Landlord is not prohibited under Applicable Law in such case from accelerating Rent due and payable under this Agreement, and Landlord accelerates Rent pursuant hereto, such Rent shall be reduced to a present value amount, applying an imputed interest rate equal to the Interest Rate at the time such computation is completed), and/or (iii) sue for possession, and/or (iv) pursue any and all other remedies at law or in equity which it may be entitled to pursue in accordance with all Legal Requirements (subject to the foregoing limitations). If and to the extent that Landlord acts to mitigate its losses and damages in the case of an Event of Default by Tenant, Tenant shall receive the benefit of any mitigation that is achieved by Landlord. Furthermore, Landlord shall be entitled to accelerate Rent under this Agreement only in the event that Tenant fails to continue to make such payments of Rent when due under this Agreement or within any cure period afforded to Tenant under this Agreement.

13.1.3 Application of Funds. Any payments received by Landlord under any of the provisions of this Agreement during the existence or continuance of any Event of Default by Tenant (and any payment made to Landlord rather than Tenant due to the existence of any Event of Default by Tenant) shall be applied to Tenant’s current and past due obligations under this Agreement in such order as Landlord may determine or as may be prescribed by the laws of the State.

13.1.4 Landlord’s Right to Cure Tenant’s Default. If an Event of Default by Tenant shall have occurred and be continuing, Landlord, after Notice to Tenant (which Notice shall not be required if Landlord shall reasonably determine immediate action is necessary to protect person or property), without waiving or releasing any obligation of Tenant and without waiving or releasing any Event of Default by Tenant, may (but shall not be obligated to), at any time thereafter, make such payment or perform such act for the account and at the expense of Tenant, and may, to the maximum extent permitted by Applicable Law, enter upon the Leased Property, or any portion thereof, for such purpose and take all such action thereon as, in Landlord’s sole and absolute discretion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Landlord in connection therewith, together with interest thereon (to the extent permitted by Applicable Law) at the Default Rate from the date such sums are paid by Landlord until repaid, shall be paid by Tenant to Landlord, on demand.

13.1.5 Landlord’s Lien. Landlord shall have at all times during the Term of this Agreement, a valid lien for all rents and other sums of money becoming due hereunder from Tenant, upon all goods, accounts, wares, merchandise, inventory, furniture, fixtures, equipment, vehicles and other personal property and effects of Tenant situated in or upon the Leased Property, including Tenant’s Personal Property or any derivation or replacement thereof or addition thereto applied by Affiliated Persons of Guarantor to other facilities, and such property shall not be removed therefrom except in accordance with the terms of this Agreement without the approval and consent of Landlord until all arrearages in Rent as well as any and all other sums of money then due to Landlord hereunder shall first have been paid and discharged in full. Alternatively, the lien hereby granted may be foreclosed in the manner and form provided by Applicable Law for foreclosure of security interests or in any other manner and form provided by Applicable Law. The statutory lien for Rent, if any, is not hereby waived and the express contractual lien herein granted is in addition thereto and supplementary thereto. Tenant agrees to execute and deliver to Landlord from time to time during the Term of this Agreement such Financing Statements as may be required by Landlord in order to perfect the Landlord’s lien provided for herein or granted or created by State law. Tenant further agrees that during an Event of Default by Tenant involving a failure of Tenant to pay any Rent or other monetary sum hereunder, the terms and provisions in Section 22.4 shall be applicable.

13.2 Defaults by Landlord.

13.2.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” by Landlord hereunder:

(a) should Landlord fail to make any monetary payment (including, but not limited to, any amount payable by Landlord with respect to its obligation to fund certain improvements and Capital Expenditures pursuant to Article 5 herein or its obligation pursuant to the Side Agreement to obtain one or more third-party commercial loans to fund such improvements and Capital Expenditures or to satisfy such loans upon their maturity and prior to delinquency) when due and such failure shall continue for a period of ten (10) days after Notice thereof; or

(b) should Landlord default in the due observance or performance of any of the terms, covenants or agreements contained herein to be performed or observed by it (other than as specified in Section 13.2.1(a) above) and such default shall continue for a period of thirty (30) days after Notice thereof from Tenant to Landlord; provided, however, that if such default is susceptible of cure but such cure cannot be accomplished with due diligence within such period of time and if, in addition, Landlord commences to cure or cause to be cured such default within fifteen (15) days after Notice thereof from Tenant and thereafter prosecutes the curing of such default with all due diligence, such period of time shall be extended to such period of time (not to exceed ninety (90) days) as may be necessary to cure such default with all due diligence; or

(c) should Landlord generally not be paying its debts as they become due or should Landlord make a general assignment for the benefit of creditors, or should any petition be filed by Landlord under the Federal bankruptcy laws; or

(d) should any petition be filed by or against Landlord under the Federal bankruptcy laws, or should any other proceeding be instituted by or against Landlord seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for Landlord or for any substantial part of the property of Landlord and such proceeding is not dismissed within ninety (90) days after institution thereof, or should Landlord take any action to authorize any of the actions set forth above in this paragraph; or

(e) should Landlord cause or institute any proceeding for its dissolution or termination; or

(f) should an Event of Default by TRS Corp. occur and continue under the Personal Property Lease.

13.2.2 Remedy for Event of Default by Landlord. Upon the occurrence of an Event of Default by Landlord, then Tenant may elect as its sole and exclusive remedies to either (i) terminate this Agreement, (ii) cure Landlord’s Event of Default pursuant to Section 13.2.4 below (in which case Tenant shall be entitled, if Landlord fails to reimburse Tenant on demand for the relevant sums set forth in Section 13.2.4, to either offset such sums against the next payment(s) of Rent due under this Agreement and/or institute an arbitration proceeding under Article 20 or a lawsuit against Landlord to compel Landlord to repay such sums) or (iii) seek injunctive relief against Landlord relative to such Event of Default. Provided, however, and notwithstanding the foregoing to the contrary, (A) if Tenant initially elects to pursue the remedy in clause (ii) in the immediately preceding sentence and thereafter determines that it cannot cure the Event of Default, then Tenant shall be entitled to seek a remedy under clause (i) or clause (iii) and (B) if Tenant initially elects to pursue the remedy in clause (iii) in the immediately preceding sentence and thereafter determines that it cannot obtain injunctive relief against Landlord to cure such Event of Default, then Tenant may thereafter seek a remedy under clause (i) or clause (ii).

13.2.3 Application of Funds. Any payments received by Tenant from or on behalf of Landlord under any of the provisions of this Agreement during the existence or continuance of any Event of Default by Landlord shall be applied to Landlord’s current and past due obligations under this Agreement in such order as Tenant may determine or as may be prescribed by the laws of the State, subject, however, in all events to the terms and provisions of any First Mortgage Loan Documents.

13.2.4 Tenant’s Right to Cure Landlord’s Default. If an Event of Default by Landlord shall have occurred and be continuing, Tenant, after Notice to Landlord (which Notice shall not be required if Tenant shall reasonably determine immediate action is necessary to protect person or property), without waiving or releasing any obligation of Landlord and without waiving or releasing any Event of Default by Landlord, may (but shall not be obligated to), at any time thereafter, make such payment or perform such act for the account and at the expense of Landlord. All reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Tenant in connection therewith, together with interest thereon (to the extent permitted by Applicable Law) at the Default Rate from the date such sums are paid by Tenant until repaid, shall be paid by Landlord to Tenant, on demand.

13.3 WAIVER OF JURY TRIAL. LANDLORD AND TENANT HEREBY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LEGAL REQUIREMENTS, TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR IN RESPECT OF ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT’S OCCUPANCY OF THE LEASED PROPERTY, AND/OR ANY CLAIM FOR INJURY OR DAMAGE.

ARTICLE 14

HOLDING OVER

Any holding over by Tenant after the expiration or earlier termination of this Agreement shall be treated as a daily tenancy at sufferance at a rate equal to one and one-half (1 1/2) times the Base Rent, together with all other charges herein provided (prorated on a daily basis). Tenant shall also pay to Landlord all damages (direct or indirect) sustained by reason of any such holding over. Otherwise, such holding over shall be on the terms and conditions set forth in this Agreement, to the extent applicable. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Agreement.

ARTICLE 15

LANDLORD TRANSFERS

Landlord may, in its sole and absolute discretion, sell, assign, transfer, convey or otherwise dispose of (a “Transfer”) its interest in the Leased Property, or any portion thereof or interest therein, directly or indirectly, to any Person without the consent of Tenant, provided such transferee assumes all obligations of Landlord hereunder and subject to the terms and provisions in Section 23.8 and such sale or transfer is in conjunction with the sale or transfer by TRS Corp. of the Ski Personal Property. Landlord shall provide reasonable advance notice to Tenant of each such Transfer, including the name and notice address of the proposed transferee, and

Landlord shall promptly deliver to Tenant a copy of the instrument pursuant to which Landlord’s rights and obligations under this Agreement have been assigned to, and assumed by, such transferee following the consummation of such Transfer. Tenant shall attorn to such transferee and continue to be bound by this Agreement in the event of any such Transfer.

ARTICLE 16

REIT REQUIREMENTS

Tenant understands that, in order for Landlord to qualify as a real estate investment trust (a “REIT”) under the Code, the following requirements must be satisfied. The parties intend that amounts to be paid by Tenant hereunder and received or accrued, directly or indirectly, by Landlord with respect to the Leased Property (including any rents attributable to personal property that is leased with respect thereto) will qualify as “rents from real property” (within the meaning of Code Section 856(d) and Section 512(b)(3)), and that neither party will take, or permit to take, any action that would cause any amount received by Landlord under this Agreement to fail to qualify as such under the Code. Consistent with this intent, the parties agree that:

16.1 Limitations on Rents Attributable to Personal Property. “Rents attributable to any personal property” leased to Tenant cannot exceed fifteen percent (15%) of the total rent received or accrued by Landlord under this Agreement for the Fiscal Year of Landlord. Consistent therewith, the average of the fair market values of the personal property (within the meaning set forth in Section 1.512(b)-1(c)(3)(ii) of the applicable Treasury Regulations) that is leased to Tenant with respect to the Leased Property at the beginning and end of a Fiscal Year cannot exceed fifteen percent (15%) of the average of the aggregate fair market values of the real and personal property comprising such Leased Property that is leased to Tenant under such lease at the beginning and end of such Fiscal Year (the “REIT Personal Property Limitation”). Landlord shall periodically (as of the Commencement Date and thereafter not less frequently than once per Fiscal Year) provide Notice to Tenant of Landlord’s then-current determination of the average of the fair market values of the personal property (within the meaning set forth in Section 1.512(b)-1(c)(3)(ii) of the applicable Treasury Regulations) that is leased to Tenant with respect to the Leased Property as a percentage of the average of the aggregate fair market values of the real and personal property comprising such Leased Property that is leased to Tenant under this Agreement. If Landlord reasonably anticipates that the REIT Personal Property Limitation will be exceeded with respect to the Leased Property for any Fiscal Year, Landlord shall notify Tenant, and Landlord and Tenant shall negotiate in good faith the purchase by Tenant of items of personal property in an amount anticipated by Landlord to be in excess of the REIT Personal Property Limitation, and Tenant shall select, in its sole discretion, the items of such personal property to be purchased by Tenant in an amount equal in value to such excess amount. Provided, however, that Tenant’s responsibility to purchase such personal property will be offset by Landlord in some mutually agreeable manner, which would not result in Landlord earning income which would constitute “unrelated business taxable income” within the meaning of Section 512 of the Code, if Landlord was a “qualified trust” within the meaning of Section 856(h)(3)(E) of the Code. In such case, upon the expiration or earlier termination of the Term of this Agreement, Tenant shall resell, and Landlord shall repurchase, the foregoing personal property previously acquired by Tenant from Landlord for the amount Tenant originally paid for it.

16.2 Basis for Sublease Rent Restricted. Tenant cannot sublet the Leased Property or enter into any similar arrangement on any basis such that the rental or other amounts paid by the sublessee thereunder would be based, in whole or in part, on either (a) the net income or profits derived by the business activities of the sublessee or (b) any other formula such that any portion of the rent paid by Tenant to Landlord would fail to qualify as “rent from real property” within the meaning of Section 856(d)(2) and Section 512(b)(3) of the Code and regulations promulgated thereunder. If Tenant desires to enter into a Sublease or similar arrangement, Tenant may provide Landlord with Notice of the terms and provisions contemplated to be included in the relevant Sublease or similar agreement, and Landlord shall, within thirty (30) days after such Notice is delivered to Landlord, notify Tenant as to whether such arrangement will be deemed acceptable to Landlord relative to the terms and provisions in this Section 16.2.

16.3 Landlord Affiliate Subleases Restricted. Anything to the contrary in this Agreement notwithstanding, Tenant shall not sublease the Leased Property to, or enter into any similar arrangement with, any Person in which Landlord owns, directly or indirectly, a ten percent (10%) or more interest, within the meaning of Section 856(d)(2)(B) of the Code, and any such action shall be deemed void ab initio. Anything to the contrary in this Agreement notwithstanding, Tenant shall not sublease the Leased Property to, or enter into any similar arrangement with, any Person that Landlord would be deemed to control within the meaning of Section 512(b)(13) of the Code. If Tenant desires to enter into a Sublease or similar arrangement, Tenant may provide Landlord with Notice of the terms and provisions contemplated to be included in the relevant Sublease or similar agreement, and Landlord shall, within thirty (30) days after such Notice is delivered to Landlord, notify Tenant as to whether such arrangement will be deemed acceptable to Landlord relative to the terms and provisions in this Section 16.3.

16.4 Landlord Interests in Tenant Restricted. Anything to the contrary in this Agreement notwithstanding, neither party shall take, or permit to take, any action that would cause Landlord to own, directly or indirectly, a ten percent (10%) or greater interest in Tenant, within the meaning of Section 856(d)(2)(B) of the Code, and any similar or successor provision thereto, and any such action shall be deemed void ab initio. In addition, anything to the contrary in this Agreement notwithstanding, Tenant shall not take or permit to take, any action that would cause Landlord to own, directly or indirectly, such interest in Tenant such that amounts received from Tenant would represent amounts received from a controlled entity within the meaning of Section 512(b)(13) of the Code. If Tenant desires to enter into a transaction that Tenant is concerned may violate the terms and provisions in this Section 16.4, Tenant may provide Landlord with Notice of the terms and provisions contemplated to be included in the relevant transaction documentation, and Landlord shall, within thirty (30) days after such Notice is delivered to Landlord, notify Tenant as to whether such transaction will be deemed acceptable to Landlord relative to the terms and provisions in this Section 16.4.

16.5 Landlord Services. Any services provided by, or on behalf of, Landlord will not prevent any amounts received or accrued from qualifying as “rent from real property” (within the meaning of Section 856(d)(2) or Section 512(b)(3) of the Code). If Tenant desires to enter into a transaction that Tenant is concerned may violate the terms and provisions in this Section 16.5, Tenant may provide Landlord with Notice of the terms and provisions contemplated to be included in the relevant transaction documentation, and Landlord shall, within thirty (30) days after such Notice is delivered to Landlord, notify Tenant as to whether such transaction will be deemed acceptable to Landlord relative to the terms and provisions in this Section 16.5.

16.6 Certain Subtenants Prohibited. Anything to the contrary in this Agreement notwithstanding, Tenant shall not sublease the Leased Property to, or enter into any similar arrangement with, any Person described in Section 514(c)(9)(B)(iii) or (iv) of the Code. If Tenant desires to enter into a Sublease or similar arrangement, Tenant may provide Landlord with Notice of the terms and provisions contemplated to be included in the relevant Sublease or similar agreement, and Landlord shall, within thirty (30) days after such Notice is delivered to Landlord, notify Tenant as to whether such arrangement will be deemed acceptable to Landlord relative to the terms and provisions in this Section 16.6.

16.7 Future Amendment. Tenant hereby agrees to amend this Article 16 from time to time as Landlord deems necessary or desirable in order to effectuate the intent of this Article 16, provided no such amendments shall increase Tenant’s liabilities or reduce Tenant’s benefits under this Agreement unless Landlord fully accommodates and compensates Tenant for such increased liabilities or decreased benefits.

ARTICLE 17

SUBLETTING AND ASSIGNMENT

17.1 Subletting and Assignment.

17.1.1 Except as provided in this Section 17.1, Tenant shall not, without Landlord’s prior written consent, assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Agreement or sublease (which term shall be deemed to include the granting of concessions, licenses and the like), all or any part of the Leased Property or suffer or permit this Agreement or the leasehold estate created hereby or any other rights arising under this Agreement to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the use or operation of the Leased Property by anyone other than Tenant, or allow the Leased Property to be offered or advertised for assignment or subletting. During the first (1st) through the fourth (4th) Lease Years, Landlord’s consent to any such Sublease or assignment shall be in Landlord’s sole and absolute discretion, subject to the terms of the immediately succeeding sentence. For any portion of the first four (4) Lease Years during which neither CNL nor any Affiliated Person of CNL is Landlord under this Agreement, and after the expiration of the fourth (4th) Lease Year (regardless of who is Landlord under this Agreement), Landlord’s consent to Tenant’s sublease of all or any part of the Resort Operations or assignment, in whole or in part, of its rights as Tenant under this Agreement shall not to be unreasonably withheld, conditioned or delayed; provided that it shall not be unreasonable to withhold its consent of such an assignment, Sublease or other transfer if, in Landlord’s reasonable opinion, such transferee or assignee, lacks the character or the quality and relevant experience necessary to satisfy the obligations of Tenant hereunder.

17.1.2 A sale, assignment, pledge, transfer, exchange or other disposition of any equitable interest in Tenant or any Person Controlling Tenant which results in a change or transfer of management or Control of Tenant, or a merger, consolidation or other combination of Tenant with another Entity which results in a change or transfer of management or Control of Tenant, shall be deemed an assignment hereunder and shall be subject to the terms hereof. Provided, however, and notwithstanding the foregoing or any other term or provision in this Agreement to the contrary, (A) transfers of interests in Tenant and Affiliated Persons of Tenant to and among Affiliated Persons of Tenant and (B) transfers of interests in Guarantor or in any Entity that is an Affiliated Person of Guarantor, provided that (i) John Crosland, Jr., (ii) any member of the Immediate Family of John Crosland, Jr., (iii) any Entity that is an Affiliated Person of John Crosland, Jr. and/or any member of the Immediate Family of John Crosland, Jr., (iv) the John Crosland Jr. Control Trust, and/or (v) the Crosland Foundation, or any combination thereof, retains, directly or indirectly, Control of Guarantor, shall not be deemed an assignment hereunder and shall not be subject to the terms hereof.

17.1.3 Notwithstanding any provision in this Agreement to the contrary, Landlord’s consent shall not be required for (i) any sale of an interest in Tenant, transfer, assignment or other conveyance by Tenant to an Affiliated Person of Tenant, Guarantor or Celebration Associates, LLC, (ii) any sale of an interest in Tenant, transfer, assignment or other conveyance of any direct or indirect equity interest in Tenant so long as Guarantor or Celebration Associates, LLC or an Affiliated Person of Celebration Associates, LLC continues to have Control over Tenant, or (iii) any Sublease transaction involving less than 500 square feet of space and having a term of six (6) months or less (but such Sublease transactions still shall be subject to the relevant terms in Article 16).

17.1.4 If this Agreement is assigned or if the Leased Property, or any part thereof, is sublet (or occupied by any Person other than Tenant) in violation of this Agreement, Landlord may collect the rents from such assignee, subtenant or occupant, as the case may be, and apply the net amount collected to the Rent herein reserved, but no such collection shall be deemed a waiver of the provisions set forth in Section 17.1.1, the acceptance by Landlord of such assignee, subtenant or occupant, as the case may be, as a tenant, or a release of Tenant from the future performance by Tenant of its covenants, agreements or obligations contained in this Agreement.

17.1.5 Except as set forth in Section 17.1.2, no subletting or assignment shall in any way impair the continuing primary liability of Tenant or Guarantor hereunder (unless Landlord and Tenant or Landlord and Guarantor expressly otherwise agree in writing that Tenant or Guarantor shall be released from all or certain obligations hereunder), and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the prohibition set forth in this Section 17.1. No assignment, subletting or occupancy shall affect any Permitted Use.

17.1.6 In addition to the foregoing, and notwithstanding anything herein to the contrary, Tenant may only assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Agreement in conjunction with a transfer of Tenant’s interest in the Personal Property Lease.

17.2 Required Sublease Provisions. Any sublease by Tenant of all or any portion of the Leased Property entered into on or after the Commencement Date shall be made on Tenant’s standard Sublease form from time to time in effect. An original counterpart of each such Sublease duly executed by Tenant and such subtenant shall be delivered promptly to Landlord upon demand, and a copy of each such Sublease shall be maintained by Tenant at the Leased Property and shall be subject to review by Landlord from time to time at the Leased Property.

ARTICLE 18

ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS

18.1 Estoppel Certificates. At any time and from time to time, upon not less than ten (10) Business Days’ prior Notice by either party, the party receiving such Notice shall furnish to the other a certificate certifying that this Agreement is unmodified and in full force and effect (or that this Agreement is in full force and effect as modified and setting forth the modifications), the date to which the Rent has been paid, that to its knowledge no Default or Event of Default by the other party has occurred and is continuing or, if a Default or an Event of Default shall exist, specifying in reasonable detail the nature thereof, and the steps being taken to remedy the same, and such additional information as the requesting party may reasonably request. If such additional information reasonably requires more than ten (10) Business Days to provide, the party furnishing such information shall be entitled to such additional period to respond to such request as may be reasonably required under the circumstances. Any such certificate furnished pursuant to this Section 18.1 may be relied upon by the requesting party, its lenders and any prospective purchaser or mortgagee of the Leased Property or the leasehold estate created hereby.

18.2 Periodic Financial Statements. Throughout the Term of this Agreement, Tenant shall prepare and deliver to Landlord (a) an income (or profit and loss) statement and operating balance sheet showing the results of the combined operation of the Leased Property and Ski Personal Property for the immediately preceding month, and for the Fiscal Quarter and Fiscal Year to date, (b) a statement of Gross Revenues for the immediately preceding month and for the Fiscal Quarter and Fiscal Year to date, and (c) an accounts receivable member’s aging report and a manager’s summary report covering significant operating issues. Tenant shall deliver the foregoing information and statements to Landlord (i) within thirty (30) days after the end of each month (i.e., June information and statements due by July 30) during the first (1st) Fiscal Year and (ii) within ten (10) days after the end of each month (i.e., June information and statements due by July 10) thereafter during the Term, in the form provided to Tenant by Manager. The income statement referenced above shall include a departmental level accounting that includes a separate accounting for each operating department, including Ski Operations, that provides for a reasonable and fair allocation of undistributed expenses and fixed charges to the departmental statement. The aforesaid financial statements shall be accompanied by a statement of an officer of Manager confirming that, to the actual knowledge of such individual, such information and statements have been properly prepared in accordance with GAAP (excluding revenue recognition for membership fees) and are true, correct and complete in all material respects and fairly present the consolidated financial condition of Tenant at and as of the dates thereof and the results of its operations for the period covered thereby.

18.3 Annual Financial Statements. Tenant shall deliver to Landlord within seventy-five (75) days after the end of each Fiscal Year, a profit and loss statement, balance sheet and statement of cash flow certified either (i) by an independent certified public accountant who is actively engaged in the practice of his profession and who is reasonably acceptable to Landlord (and Landlord hereby approves Driscoll & Company, PLLC as a certified public accountant who is acceptable to Landlord) or, (ii) as provided below, by the Chief Financial Officer of Tenant or of Tenant’s general partner or managing member, if applicable, showing results from the operation of the Leased Property and Ski Personal Property during such Fiscal Year, including, without limitation, an accounting of the calculation of Minimum Additional Rent and amounts paid into the Reserve, and reasons for material variations from the Annual Budget for such year. Tenant shall also deliver to Landlord at any time and from time to time at Landlord’s cost and expense to the extent such information is not prepared in the ordinary course of business by Tenant and the preparation of such information constitutes more than a nominal additional expense to Tenant (excluding any charge for Tenant’s overhead costs), upon not less than twenty (20) Business Days notice from Landlord or TRS Corp., any financial statements or other financial reporting information required to be filed by Landlord or TRS Corp. with the SEC or any other governmental authority or required pursuant to any order issued by any Government Agencies or arbitrator in any litigation to which Landlord or TRS Corp. is a party for purposes of compliance therewith. The financial statements required herein are in addition to any other statements required hereunder. Notwithstanding the foregoing, in the event that Tenant’s financial records are not otherwise being reviewed or audited by an independent certified public accountant, then Landlord will accept financial statements certified true and correct by the Chief Financial Officer of Tenant or of Tenant’s general partner or managing member, if applicable.

18.4 Records. Tenant shall keep and maintain at all times in accordance with GAAP (separate and apart from its other books, records and accounts) complete and accurate up to date books and records adequate to reflect clearly and correctly the results of operations of the Leased Property and Ski Personal Property on an accrual basis, including, but not limited to, each calculation of Minimum Additional Rent. Such current books and records shall be kept and maintained at the Leased Property, and such books and records for prior years may, at Tenant’s option, be stored off-site in a location where they can be made available at the Leased Property on reasonable advance notice. Landlord or its representatives shall have, at all reasonable times during normal business hours, reasonable access, on reasonable advance notice, to examine and copy the books and records pertaining to the Leased Property and Ski Personal Property. Such books and records shall be available for at least four (4) years after the applicable quarterly calculation of Minimum Additional Rent for Landlord’s inspection, copying, review and audit at Landlord’s expense during reasonable business hours and upon reasonable notice for the purpose of verifying the accuracy of Tenant’s calculation of Minimum Additional Rent. Provided, however, nothing in this Section 18.4 shall be deemed or construed to alter or modify the terms and provisions in Section 3.1.2(c) relating to the timetable that applies to any contest by Landlord of Tenant’s calculation of Minimum Additional Rent.

18.5 Annual Budget and Marketing Plan. In addition to the Reserve Estimate (which is addressed in Section 5.1.2(c)), Tenant shall furnish to Landlord, not later than one (1) month prior to the end of each Fiscal Year, the annual budget (including projected operating and capital expenditures budgets) and the marketing plan for the succeeding Fiscal Year, in the form attached hereto as Schedule 18.5 (the “Annual Budget”). Provided, however, with respect to the first six (6) Accounting Periods during the first (1st) Fiscal Year (i.e., from the

Commencement Date through December 31, 2006), Tenant shall be entitled to use and rely on the budget for the Leased Property and Ski Personal Property prepared by Landlord’s and TRS Corp.’s predecessor in title to the Leased Property and Ski Personal Property (and Tenant shall have no further delivery obligations hereunder relative to the Annual Budget for such period of time), and Tenant shall furnish to Landlord, not later than December 1, 2006, the Annual Budget for the remainder of the first (1st) Fiscal Year commencing on January 1, 2007. Tenant agrees to give good faith consideration to any suggestions or requests that Landlord may have relative to each such Annual Budget and marketing plan.

18.6 Quarterly Meetings. At Landlord’s request, Tenant shall make Tenant’s property management team (i.e., general manager, director of sales and director of finance) and one or more of the executive officers of Tenant (or of Tenant’s general partner or managing member, if applicable) available to meet with Landlord at the Leased Property once during each Fiscal Quarter to discuss the Reserve Estimate, the Annual Budget and any other items related to the operation of the Businesses, which Landlord wishes to discuss. Tenant agrees to give good faith consideration to any suggestions or requests that Landlord may have. Members of Landlord’s property management team and executive officers of Tenant (or of Tenant’s general partner or managing member, if applicable) may participate in such meetings by phone. Landlord shall coordinate the date and time of such meetings in advance with Tenant and Manager.

18.7 Tenant’s Other Deliveries. Upon request from Landlord, Tenant shall promptly furnish to Landlord:

18.7.1 a lease activity report (i.e., relating to Subleases) for the Leased Property in a form reasonably acceptable to Landlord and Tenant, providing Sublease information reasonably requested by Landlord, in reasonable detail and certified by Tenant to be true and complete, but no more frequently than quarterly;

18.7.2 no more than annually, an accounting of all security deposits held in connection with any Sublease of any part of the Leased Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the Person to contact at such financial institution, along with any authority or release necessary for Landlord to obtain information regarding such accounts directly from such financial institutions;

18.7.3 Tenant shall furnish to Landlord, at Landlord’s cost and expense to the extent such information is not prepared in the ordinary course of business by Tenant and the preparation of such information constitutes more than a nominal additional expense to Tenant (excluding any charge for Tenant’s overhead costs), such other financial and other information as Landlord shall reasonably require in order for Landlord to comply with the terms and provisions of the First Mortgage Loan Documents; and

18.7.4 Tenant shall furnish Landlord with such other additional financial or management information (including state and federal tax returns) as may, from time to time, be reasonably required by Landlord in form and substance reasonably satisfactory to Landlord and Tenant (including, without limitation, any financial reports required to be delivered by any tenant or any guarantor of any Sublease pursuant to the terms of such Sublease), and shall furnish to Landlord and its agents convenient facilities during normal business hours at the Leased Property for the examination and audit of any such books and records.

ARTICLE 19

LANDLORD’S RIGHT TO INSPECT

Tenant shall permit Landlord and its authorized representatives to inspect the Leased Property at reasonable times of the day upon not less than twenty-four (24) hours’ Notice, and to make such repairs as Landlord is permitted or required to make pursuant to the terms of this Agreement, provided that any inspection or repair by Landlord or its representatives will not unreasonably interfere with Tenant’s use and operation of the Leased Property and further provided that in the event of an emergency, as determined by Landlord in its reasonable discretion, prior Notice shall not be necessary or shall be reduced to such Notice as shall be reasonable under the circumstances.

ARTICLE 20

ALTERNATIVE DISPUTE RESOLUTION

20.1 Negotiation. Any and all disputes or disagreements arising out of or relating to (i) the computation or calculation of Minimum Additional Rent or GAAP interpretation and/or application issues, (ii) the performance of Tenant’s repair or maintenance obligations under Section 5.1.1(c), (iii) Landlord’s disapproval of any Reserve Estimate or any item within any Reserve Estimate pursuant to Section 5.1.2(c), (iv) abatement of Rent pursuant to Section 11.4, and (v) any other matter or topic which this Agreement provides shall or may be resolved by arbitration shall be resolved through negotiations or, at the election of either party, if the dispute is not so resolved within thirty (30) days after Notice from either party commencing such negotiations, through binding arbitration conducted in accordance with Section 20.2.

20.2 Arbitration.

20.2.1 In the case of a dispute or disagreement between the parties relating to the computation or calculation of Minimum Additional Rent or GAAP interpretation and/or application issues which is not resolve through negotiations of the parties within the thirty (30) day time period prescribed for such purpose in Section 20.1, a panel of three (3) certified public accountants shall be appointed to serve as the arbitrators pursuant to the expedited arbitration rules of the American Arbitration Association, and such dispute or disagreement shall be resolved as promptly as possible in accordance with such rules. Each certified public accountant serving as an arbitrator shall be a fit and impartial consultant recognized as such within the applicable industry with at least seven (7) years’ experience in consulting (in the accounting field) with owners, operators and/or lenders relative to properties similar to the Leased Property. All expenses associated with any arbitration proceeding under this Section 20.2.1 shall be allocated to, and borne by, the parties as determined under the rules of the American Arbitration Association.

20.2.2 In the case of a dispute or disagreement between the parties as described in clauses (ii), (iii), (iv) or (v) in Section 20.1, the party electing arbitration of such matter pursuant to Section 20.1 shall give Notice to that effect to the other party and shall in such

Notice appoint an arbitrator on its behalf. Within fifteen (15) days after such Notice is given, the other party, by Notice to the initiating party, shall appoint a second arbitrator on its behalf. The arbitrators thus appointed shall appoint a third arbitrator, and such three (3) arbitrators shall, as promptly as possible, determine such dispute; provided, however, that:

(a) if the second arbitrator shall not have been timely appointed as aforesaid, the first arbitrator shall proceed to determine such dispute, and if the two (2) arbitrators appointed by the parties shall be unable to agree, within fifteen (15) days after the appointment of the second arbitrator, upon the appointment of a third arbitrator, they shall give written Notice to the parties of such failure to agree, and if the parties fail to agree upon the selection of a third arbitrator within fifteen (15) days after the arbitrators appointed by the parties give Notice as aforesaid, then either of the parties, upon Notice to the other party, may request such appointment by the American Arbitration Association.

(b) Each arbitrator shall be a fit and impartial consultant recognized as such within the applicable industry with at least ten (10) years’ experience in consulting with owners, operators and/or lenders, in the operation of properties similar to the Leased Property.

(c) Except as otherwise expressly provided herein, each party shall pay the fees and expenses of the one of the two original arbitrators appointed by or for such party, and the fees and expenses of the third arbitrator (or the one arbitrator, if only one arbitrator is appointed pursuant to Section 20.2.2(a)) and all other expenses of the arbitration (other than the fees and disbursements of attorneys or witnesses for each party) shall be borne by the parties equally.

20.2.3 The arbitration shall be conducted in New York, New York, and, to the extent consistent with this Section 20.2, in accordance with the expedited arbitration rules of the American Arbitration Association. The arbitrators shall render their decision in accordance with Section 20.2.1 or Section 20.2.2, as applicable, upon the concurrence of at least two of their number, within thirty (30) days after the appointment of the third arbitrator (or, if only one arbitrator is appointed pursuant to Section 20.2.2(a), then by such arbitrator within forty-five (45) days of his or her appointment). Such decision and award shall be in writing and shall be final, binding and enforceable against the parties and shall be non-appealable, and counterpart copies thereof shall be delivered to each of the parties. In rendering such decision and award, the arbitrator(s) shall not add to, subtract from or otherwise modify the provisions of this Agreement. Judgment may be had on the decision and award of the arbitrator(s) so rendered in any court of competent jurisdiction.

ARTICLE 21

MORTGAGES

21.1 Landlord’s Mortgage. Subject to the provisions of this Article 21 and other relevant terms and provisions in this Agreement (including, without limitation, Section 23.12), Landlord may, at Landlord’s option, hereafter obtain a loan (the “First Mortgage Loan”) secured by a first mortgage lien on the Leased Property (the “First Mortgage Lien”).

The holder of any such First Mortgage Loan and any refinancings, renewals, modifications, consolidations, replacements, substitutions and extensions thereof is herein called the “Mortgagee.” All documents and instruments evidencing and securing the First Mortgage Loan and any refinancings, renewals, modifications, consolidations, replacements, substitutions and extensions thereof are herein called the “First Mortgage Loan Documents.” Without the consent of Tenant, Landlord may, subject to the terms and conditions set forth in this Article 21, from time to time, directly or indirectly, create or otherwise cause to exist any lien, encumbrance or title retention agreement (“Encumbrance”) upon the Leased Property, or any portion thereof or interest therein, whether to secure any borrowing or other means of financing or refinancing.

21.2 Subordination of Lease. This Agreement, as the same may hereafter be modified, amended or extended, and all of Tenant’s right, title and interest in and to the Leased Property, and all rights and privileges of Tenant in and to the Leased Property are hereby and shall at all times be subject and subordinate to the First Mortgage Lien and all liens and security interests securing payment of the First Mortgage Loan, and to all renewals, modifications, consolidations, replacements, substitutions and extensions of the First Mortgage Loan and the First Mortgage Loan Documents and the rights, privileges, and powers of Mortgagee thereunder, so that at all times the First Mortgage Lien shall be and remain a lien on the Leased Property prior and superior to this Agreement for all purposes. Upon Notice from Landlord, Tenant shall execute and deliver an agreement, in form and substance reasonably required by Mortgagee, subordinating this Agreement to the First Mortgage Lien. Notwithstanding the foregoing, Landlord shall, in connection with the negotiation of any First Mortgage Loan Documents, use commercially reasonable efforts to cause the relevant Mortgagee to execute a subordination, non-disturbance and attornment agreement substantially in the form attached hereto as Schedule 21.2. The First Mortgage Lien and any mortgage or deed of trust to which this Agreement is, at the time referred to, subject and subordinate, is herein called a “Superior Mortgage” and the holder, trustee or beneficiary of a Superior Mortgage is herein called a “Superior Mortgagee.” If any Superior Mortgagee or the nominee or designee of any Superior Mortgagee or any successful purchaser at any foreclosure of the Superior Mortgage shall succeed to the rights of Landlord under this Agreement (any such person, a “Successor Landlord”), in no event shall the Successor Landlord have any liability under this Agreement prior to the date such Successor Landlord shall succeed to the interest of Landlord under this Agreement, nor any liability for claims, offsets or defenses which Tenant might have had against the Mortgagee as Landlord under this Agreement prior to the date such Successor Landlord shall succeed to the interest of Landlord under this Agreement. Landlord and Tenant hereby agree that upon conveyance of title to the Leased Property to the Successor Landlord, Tenant shall attorn to the Successor Landlord and shall continue to perform all of Tenant’s obligations under the terms of this Agreement with respect to the Leased Property in accordance with the terms of this Agreement. Provided, however, in the case of a foreclosure or a deed in lieu of foreclosure and the conveyance of title to the Leased Property in connection therewith, the obligations of Guarantor under the Guaranty which accrue from and after the date of such conveyance shall be extinguished and of no further force and effect. Notwithstanding the foregoing, Tenant shall be under no obligation to so attorn unless the Successor Landlord, within twenty (20) days after the date of obtaining title pursuant to such foreclosure, assumes all of the obligations of the Landlord under this Agreement which arise from and after the date of foreclosure, pursuant to a written assumption agreement which shall be delivered to Tenant.

21.3 Notices. Subsequent to the receipt by Tenant of Notice from Landlord as to the identity of any Superior Mortgagee (which Notice shall be accompanied by a copy of the applicable Mortgage), no notice from Tenant to Landlord as to the Leased Property shall be effective unless and until a copy of the same is given to such Superior Mortgagee at the address set forth in the above described Notice, and the curing of any of Landlord’s Defaults by such Superior Mortgagee (if completed in a timely manner under this Agreement) shall be treated as performance by Landlord.

21.4 Other Encumbrances by Landlord. Except as expressly permitted by this Agreement, Landlord shall not encumber title to the Leased Property during the Term.

ARTICLE 22

ADDITIONAL COVENANTS OF TENANT

22.1 Conduct of Business. Tenant shall not engage in any business other than the leasing and operation of the Leased Property and Ski Personal Property and activities incidental thereto and shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect and in good standing its existence and its permits and licenses necessary to conduct such business. However, as set forth in Section 4.1.2, Landlord shall reasonably cooperate with Tenant in connection with Tenant’s efforts to obtain and maintain such permits and licenses.

22.2 Maintenance of Accounts and Records. Tenant shall keep true records and books of account of Tenant in which full, true and correct entries will be made of dealings and transactions in relation to the business and affairs of Tenant, the Leased Property and Ski Personal Property. In addition to any other audit right set forth herein, and provided Landlord shall give to Tenant at least ten (10) Business Days’ written notice of Landlord’s desire to audit such accounts and records, Landlord, at its expense, shall have the right to audit such accounts and records during normal business hours at the Leased Property. Landlord shall keep in confidence all information which it might gain or gather from the examination or audit of Tenant’s accounts and records, unless required to disclose such information pursuant to Legal Requirements.

22.3 Tenant’s Negative Covenants. Tenant covenants and agrees with Landlord that Tenant will not during the Term without the prior written consent of Landlord:

22.3.1 other than as permitted under the Personal Property Lease, engage in any activities of a material nature other than the operation and management of the Leased Property and the Businesses and all necessary or advisable activities related thereto, it being understood between Landlord and Tenant that Tenant may have a wholly-owed limited liability company Subsidiary formed for the purpose of serving as the employer of some or all of the employees who will assist in the operation and management of the Leased Property and the Businesses and providing other services for the operation and management of the Leased Property and the Businesses;

22.3.2 other than as permitted under the Personal Property Lease, incur, assume or otherwise become liable to pay any Indebtedness; provided, however, that Tenant may incur, assume or otherwise become liable to pay Indebtedness:

(a) from any Affiliated Persons of Tenant (including Guarantor and Guarantor’s Affiliated Persons and Celebration Associates, LLC and its Affiliated Persons) in any amount(s) for working capital necessary to finance inventory and other working capital needs of Tenant, provided all such Indebtedness shall be expressly subordinate to the payment and performance of Tenant’s obligations under this Agreement,

(b) from any other Person up to a maximum, aggregate amount of U.S. $250,000 for any purpose or need,

(c) to Landlord under this Agreement or to the Manager under the Management Agreement, provided all such Indebtedness shall be expressly subordinate to the payment and performance of Tenant’s obligations under this Agreement,

(d) for Impositions, to the extent that payment thereof shall not at the time be required to be made in accordance with the provisions of Article 8,

(e) in respect of judgments or awards (1) which have been in force for less than the applicable appeal period and in respect of which execution thereof shall have been stayed pending such appeal or review, or (2) which are fully covered by insurance payable to Tenant, or (3) which are for an amount not in excess of $1,000,000.00 in the aggregate at any one time outstanding and (x) which have been in force for not longer than the applicable appeal period, so long as execution is not levied thereunder or (y) in respect of which an appeal or proceeding for review shall at the time be prosecuted in good faith in accordance with the provisions of Article 8 and in respect of which execution thereof shall have been stayed pending such appeal or review,

(f) for purchase money financing and other indebtedness incurred in the ordinary course of Tenant’s business, including the leasing of personal property, or

(g) approved by Landlord in Landlord’s sole and absolute discretion;

provided that in any event none of such Indebtedness shall be secured by any Sublease, assignment, lien, security or other interest in Tenant’s right, title or interest under this Agreement;

22.3.3 sell or agree to sell or otherwise dispose of or assign any of its interest in this Agreement other than in accordance with the provisions of Article 17;

22.3.4 enter into any joint venture (regardless of the form of joint venture) or any co-ownership arrangement;

22.3.5 enter into any future Sublease in respect of the Leased Property in breach of the First Mortgage Loan Documents; and

22.3.6 other than as permitted under the Personal Property Lease, and except as provided in Section 23.17 and/or Article 17, enter into any management agreement (other than the Management Agreement) or leasing agreement with respect to the Leased Property; provided, however, that nothing herein shall prevent Tenant from entering into equipment leases in the ordinary course of operating the Businesses.

22.4 Distributions; Payments to Affiliated Persons. Tenant shall not declare, order, pay or make, directly or indirectly, any Distributions if, at the time of such proposed action, or immediately after giving effect thereto, any Event of Default with respect to the payment of Rent or other monetary sums hereunder shall have occurred and be continuing; provided, however, that Tenant may resume making such Distributions if, while such Event of Default is continuing, (a) Landlord shall not commence, within ninety (90) days after Notice by Landlord to Tenant of the occurrence of any such Event of Default, to enforce its rights and remedies arising on account of such Event of Default with respect to the payment of Rent or other monetary sums hereunder, and diligently pursue enforcement of such rights and remedies thereafter, and (b) no other Event of Default (i.e., an Event of Default arising from a cause other than the non-payment of Rent or other monetary sums hereunder) has occurred and is continuing as to which Landlord has commenced enforcing and is continuously and diligently pursuing the enforcement of its rights and remedies arising on account of any such Event of Default. Any Distributions made in violation of the provisions in this Section 22.4 shall be considered and deemed to be fraudulent and preferential and subordinate to Landlord’s claim for Rent and other sums hereunder.

ARTICLE 23

MISCELLANEOUS

23.1 Security Deposit. On or before the sooner of (i) the last day of the fourth (4th) Lease Year or (ii) the date upon which Guarantor no longer has any obligations to fund amounts due hereunder pursuant to the terms of the Guaranty (unless, prior to such date, Guarantor exercises its right under the Guaranty to increase the then-current amount guaranteed under the Guaranty to the amount of One Million and No/100 Dollars ($1,000,000.00)), Tenant shall deliver to Landlord and TRS Corp. jointly a security deposit in the amount of Two Million and No/100 Dollars ($2,000,000.00) (the “Security Deposit”) which shall serve as security for Tenant’s faithful performance of all of Tenant’s obligations under this Agreement and under the Personal Property Lease. At Tenant’s option, the Security Deposit shall be deposited in the form of either (i) a cash escrow account or (ii) an irrevocable standby letter of credit (a “Letter of Credit”) from a financial institution reasonably acceptable to Landlord and TRS Corp.; and Tenant shall be entitled to substitute the form of the Security Deposit (between a cash escrow account and Letter of Credit) from time to time during the remainder of the Term. If Tenant elects to post the Security Deposit in the form of the Letter of Credit, such Letter of Credit will have an expiry date that is either the first or second anniversary of its issuance date, and Landlord and/or TRS Corp. shall be entitled to draw upon the Letter of Credit and convert it to a cash escrow account if Tenant fails to have the Letter of Credit reissued in proper form not later than thirty (30) days prior to its expiry date (and the same shall be true for each replacement Letter of Credit that may be delivered by Tenant to Landlord and TRS Corp. hereunder to serve as the Security Deposit). Once delivered, the Security Deposit shall be held by Landlord and TRS Corp. for the remainder of the Term. If Tenant fails to pay Rent or Additional Charges due hereunder or under the Personal Property Lease, fails to fund the Reserve, or otherwise defaults with respect to any provision of this Agreement or the Personal Property Lease, then, in addition to and not exclusive of any other remedies available under this Agreement, each of Landlord and/or TRS Corp. may draw upon the Security Deposit (if and as needed) and use, apply or retain all or any portion of the funds drawn upon for the payment of any Rent (as such term is contemplated both in this Agreement and in the Personal Property Lease), the funding of Additional Charges (as such term is contemplated both in this Agreement and in the Personal Property Lease) or the Reserve or other charges in default, or for the payment of any sum to which Landlord and/or TRS Corp. may become obligated by reason of Tenant’s default. If Landlord and/or TRS Corp. so uses or applies all or any portion of the Security Deposit, Tenant shall, within five (5) days after written demand therefor, deposit cash or another Letter of Credit with Landlord and TRS Corp. in an amount sufficient to restore the Security Deposit to the full amount of the Security Deposit. No trust relationship is created herein between Landlord, TRS Corp. and Tenant with respect to the Security Deposit.

23.2 Limitation on Payment of Rent. All agreements between Landlord and Tenant herein are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of Rent, or otherwise, shall the Rent or any other amounts payable to Landlord under this Agreement exceed the maximum permissible under Legal Requirements, the benefit of which may be asserted by Tenant as a defense, and if, from any circumstance whatsoever, fulfillment of any provision of this Agreement, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, or if from any circumstances Landlord should ever receive as fulfillment of such provision such an excessive amount, then, ipso facto, the amount which would be excessive shall be applied to the reduction of the installment(s) of Base Rent next due and not to the payment of such excessive amount. This provision shall control every other provision of this Agreement and any other agreements between Landlord and Tenant.

23.3 No Waiver. No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach shall constitute a waiver of any such breach or of any such term. To the maximum extent permitted by Applicable Law, no waiver of any breach shall affect or alter this Agreement, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

23.4 Remedies Cumulative. To the maximum extent permitted by Applicable Law, each legal, equitable or contractual right, power and remedy of Landlord or Tenant, now or hereafter provided either in this Agreement or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord or Tenant (as applicable) of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.

23.5 Severability. If any provision of this Agreement is ultimately determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and in the event no such limiting construction is possible, such invalid or unenforceable provision shall be deemed severed from this Agreement without affecting the validity of any other provision hereof, provided the essential provisions of this Agreement for each party remain valid, binding and enforceable.

23.6 Acceptance of Surrender. No surrender to Landlord of this Agreement or of the Leased Property, or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

23.7 No Merger of Title. It is expressly acknowledged and agreed that it is the intent of the parties that there shall be no merger of this Agreement or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, this Agreement or the leasehold estate created hereby and the fee estate in the Leased Property.

23.8 Conveyance by Landlord. If Landlord or any successor owner of all or any portion of the Leased Property shall convey all or any portion of the Leased Property in accordance with the terms of this Agreement (specifically including Article 15), other than as security for a debt, and the grantee or transferee of such of the Leased Property shall expressly assume all obligations of Landlord hereunder arising or accruing from and after the date of such conveyance or transfer, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord under this Agreement with respect to such of the Leased Property arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner. Provided, however, and notwithstanding any term or provision in this Agreement to the contrary, any proposed successor owner(s) under this Agreement during the first five (5) years after the Commencement Date must, as a condition to the effectiveness of any conveyance of the Leased Property to such proposed successor owner, have sufficient assets and financial wherewithal (including liquidity) to fulfill the outstanding obligations of Landlord under Section 5.1.3 and the Side Agreement during the first five (5) years after the Commencement Date.

23.9 Quiet Enjoyment. Provided that no Event of Default shall have occurred and be continuing (in which case Landlord shall be entitled to exercise its rights and remedies as provided herein), Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term, free of hindrance or molestation by Landlord or anyone claiming by, through or under Landlord, but subject to (a) any Encumbrance permitted under Article 21 or otherwise permitted to be created by Landlord hereunder, (b) all Permitted Encumbrances, (c) liens as to obligations of Landlord that are either not yet due or which are being contested in good faith and by proper proceedings, provided the same do not materially interfere with Tenant’s ability to operate the Leased Property and (d) liens that have been consented to in writing by Tenant. Except as otherwise provided in this Agreement, no failure by Landlord to comply with the foregoing covenant shall give Tenant the right to cancel or terminate this Agreement or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Agreement, or to fail to perform any other obligation of Tenant hereunder.

23.10 Memorandum of Lease. Neither Landlord nor Tenant shall record this Agreement. However, Landlord and Tenant shall promptly, upon the request of the other, enter into a short form memorandum of this Agreement, in form suitable for recording under the laws of the State. The parties shall share equally all costs and expenses of recording such memorandum.

23.11 Notices.

(a) Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with written acknowledgment of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

(b) All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is received on a day which is not a Business Day, the day of receipt shall automatically be extended to the next Business Day.

All such notices shall be addressed,

if to Landlord to:

c/o CNL Income Properties, Inc.

CNL Center at City Commons, 5th Floor

450 South Orange Avenue

Orlando, FL 32801-3336

Attn: Office of Chief Financial Officer

Telecopier No. (407) 540-2544

with a copy to:

CNL Income Properties, Inc.

CNL Center at City Commons, 5th Floor

450 South Orange Avenue

Orlando, FL 32801-3336

Attn: Office of General Counsel

Telecopier No. (407) 540-2544

with a copy to:

Lowndes Drosdick Doster Kantor and Reed, P.A.

215 North Eola Drive

P.O. Box 2809

Orlando, FL 32809

Attn: William T. Dymond, Esq.

Telecopier No. (407) 843-4444

if to Tenant to:

BW Resort Management Company, LLC

c/o Celebration Associates, LLC

2814 Main Street

Hot Springs, Virginia 24445

Attn: Charles E. Adams

Telecopier No. (540) 839-2887

With a copy to:

Kennedy Covington

Hearst Tower, 47th Floor

214 North Tryon Street

Charlotte, NC 28202

Attn: Walter D. Fisher, Esq.

Telecopier No. (704) 353-3244

With a copy to:

Crosland, Inc.

227 West Trade Street

Suite 800

Charlotte, NC 28202

Attn: Edward F. Long

Telecopier No. (704) 523-7110

With a copy to:

BW National Resort Management, LLC

c/o National Resort Management Group, LLC

P.O. Box 1477

5 Cardinal Run

Pinehurst, NC 28374

Attn: Kenneth W. Baer

Telecopier No. (910) 695-3186

With a copy to:

Brandt Fisher Alward & Roy, PC

P.O. Box 5817

1241 East Eighth Street

Traverse City, MI 49686

Attn: Donald A. Brandt, Esq.

Telecopier No. (231) 941-9568

By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the Term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

23.12 Construction; Limited Recourse Against Landlord. Anything contained in this Agreement to the contrary notwithstanding, all claims against, and liabilities of, Tenant or Landlord arising prior to any date of termination or expiration of this Agreement with respect to the Leased Property shall survive such termination or expiration. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by all the parties thereto. This Agreement, together with the Side Agreement, constitutes the entire agreement between the parties hereto with respect to the lease transaction contemplated herein; and it is understood and agreed that all undertakings, negotiations, representations, promises, inducements and agreements heretofore had between these parties are merged herein and in the Side Agreement. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Each term or provision of this Agreement to be performed by Tenant shall be construed as an independent covenant and condition. Time is of the essence with respect to the exercise of any rights of Tenant or Landlord under this Agreement. Except as otherwise set forth in this Agreement, any obligations arising prior to the expiration or earlier termination of this Agreement of Tenant (including, without limitation, any monetary, repair and indemnification obligations) and Landlord shall survive the expiration or earlier termination of this Agreement. Nothing contained in this Agreement shall be construed to create or impose any liabilities or obligations, and no such liabilities or obligations shall be imposed on any of the shareholders, beneficial owners, direct or indirect, officers, directors, trustees, employees or agents of Landlord or Tenant for the payment or performance of the obligations or liabilities of Landlord or Tenant hereunder. Further, in the event Landlord shall be in Default under this Agreement, and if as a consequence of such Default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment against the right, title and interest of Landlord in the Leased Property, provided in no event shall Landlord place or permit Mortgages or other Landlord Liens on the Leased Property which, in the aggregate, result in a loan-to-value ratio of greater than seventy-five percent (75%). Tenant acknowledges that TRS Corp. is an intended third-party beneficiary (and obligor) with respect to certain provisions of this Agreement, as indicated herein or in the Personal Property Lease.

23.13 Counterparts; Headings. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but which, when taken together, shall constitute but one instrument and shall become effective as of the Commencement Date when copies hereof, which, when taken together, bearing the signatures of each of the parties hereto, shall have been signed. Headings in this Agreement are for purposes of reference only and shall not limit or affect the meaning of the provisions hereof.

23.14 Legal Requirements. This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State applicable to contracts between residents of the State which are to be performed entirely within the State, regardless of (a) where this Agreement is executed or delivered; or (b) where any payment or other performance required by this Agreement is made or required to be made; or (c) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or (d) where any action or other proceeding is instituted or pending; or (e) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (f) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than the State; or (g) any combination of the foregoing.

To the maximum extent permitted by Applicable Law but subject to the terms and provisions in Article 20, any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in such court or courts located in the State as is provided by Applicable Law; and the parties consent to the jurisdiction of said court or courts located in the State and to service of process by registered mail, return receipt requested, or by any other manner provided by Applicable Law.

23.15 Right to Make Agreement. Each party warrants, with respect to itself, that neither the execution of this Agreement, nor the consummation of any transaction contemplated hereby, shall violate any provision of any law, or any judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; nor result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; nor require any consent, vote or approval which has not been given or taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the Term of this Agreement and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

23.16 SEC and Lender Disclosures. Tenant acknowledges that, in connection with Landlord obtaining the First Mortgage Loan, and pursuant to the requirements for disclosure applicable to Landlord, Landlord will be required to disclose information regarding the Leased Property, including occupancy and revenue data, expense and profit information pertaining to the Leased Property. Tenant authorizes Landlord to utilize such information as required.

23.17 Manager and Management Agreements. The Management Agreement between Tenant and Manager and any replacement thereof shall be fully subordinate to this Agreement. Landlord retains the right to reasonably approve the engagement of any manager for services related to the Resort Operations or the replacement of any such manager, and Tenant shall have the right (subject to Landlord’s reasonable right of approval) to replace the Manager and enter into new Management Agreements in the future. Landlord acknowledges that, as of the

Commencement Date, BW National Resort Management, LLC is an acceptable Manager for management services related to all or any part of the Resort Operations.

23.18 Guaranty. Landlord has entered into this Agreement in reliance upon the Guaranty of even date herewith pursuant to which Guarantor has unconditionally guaranteed certain of the obligations of Tenant under this Agreement and under the Personal Property Lease, as more particularly set forth in the Guaranty.

23.19 Transfer of Licenses. Upon the expiration or earlier termination of this Agreement, Tenant shall use its good faith, diligent efforts, at Landlord’s expense, to transfer and assign to Landlord or its designee or assist Landlord or its designee in obtaining transfer or assignment of all Leased Intangible Property, including, without limitation, and together with any contracts, licenses, permits, development rights, trade names, telephone exchange numbers identified with the Leased Property, approvals and certificates and all other intangible rights, benefits and privileges of any kind or character constituting part of the Leased Property, useful or required for the then operation of the Leased Property (excluding any items of Tenant’s Personal Property which Landlord is not entitled to purchase or, if so entitled, elects not to purchase, as provided in Section 5.2).

23.20 Performance and Delivery Dates. If the final day of any period of time set out in any provision of this Agreement falls on a non-Business Day, then in such case, such period shall be deemed extended to the next Business Day.

23.21 Transactions With Affiliates. Tenant shall be entitled, without seeking or obtaining Landlord’s approval, to cause certain services (e.g., property maintenance and repair services) associated with the operation of the Leased Property to be provided by Subsidiaries of Tenant or by other Entities that are Affiliated Persons of Tenant. Presuming the cost of such services provided by Subsidiaries of Tenant or by other Entities that are Affiliated Persons of Tenant would fall within the definition of Property Operating Expenses if they were provided by a Person unrelated to Tenant, Tenant shall be entitled to include such costs and expenses in Property Operating Expenses to the extent that they do not exceed the amount that Tenant would have paid to a Person unrelated to Tenant to provide such services in an arms’ length arrangement.

23.22 Expense Obligations. With respect to any expenses or invoices that Tenant is obligated to pay under this Agreement and under the Personal Property Lease, in no event shall any obligations of Tenant that may be set forth both in this Agreement and in the Personal Property Lease be construed or applied in a manner that will result in Tenant paying more than one hundred percent (100%) (presuming that is what Tenant is obligated to pay) of such expense or invoice.

23.23 Capital Leases. Landlord and Tenant acknowledge that Landlord has caused certain equipment leases to be assigned to Tenant, or an Affiliate of Tenant, by MWH Preservation Limited Partnership, a New Hampshire limited partnership and Landlord’s predecessor in interest in the Leased Property, pursuant to that certain Second Amendment to Asset Purchase Agreement of even date herewith by and between MWH Preservation Limited Partnership and CNL Income Properties, Inc., an Affiliate of Landlord. Tenant agrees and acknowledges that in the event that any of the aforementioned equipment leases are deemed, in Landlord’s reasonable judgment, to be capital leases (as opposed to operating leases), that the equipment which Tenant takes title to pursuant to the terms of such leases shall be deemed and shall become part of the Leased Personal Property, or, at the election of Landlord, shall be deemed and shall become part of the Ski Personal Property under the Personal Property Lease, and Tenant agrees to execute and deliver such documents as Landlord may reasonably require to cause and evidence the transfer of title to such equipment to Landlord. In the event that any of the aforementioned equipment leases are deemed capital leases by Landlord, Landlord shall reimburse Tenant for all actually-incurred non-recurring costs associated with such leases (including, without limitation, any transfer fees, assignment fees, non-refundable deposits, or other similar fees) at the time that such equipment leases are identified as capital leases and the amounts paid by Landlord to Tenant shall be added to and become part of the Lease Basis.

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date above first written.

LANDLORD:

CNL INCOME BRETTON WOODS, LLC

By:	/s/ Myron Thomas
Name:	Myron Thomas
Title:	Vice President of Corporate Finance and Treasury

TENANT:

BW RESORT MANAGEMENT COMPANY, LLC

By:	/s/ Charles E. Adams
Name:	Charles E. Adams
Title:	General Manager

JOINDER OF GUARANTOR

The undersigned Guarantor joins in this Agreement solely for the purpose of acknowledging its guaranty of certain of the obligations of Tenant pursuant to the Guaranty. The undersigned’s signature below shall not, and shall not be construed to, expand the obligations of the undersigned beyond the express provisions as set forth in the Guaranty.

CROSLAND, INC.

By:	/s/ Edward F. Long
Name:	Edward Long
Title:	Senior Vice President

SCHEDULE 1

THE LAND

PARCEL A: MT. WASHINGTON HOTEL

A CERTAIN PIECE OR PARCEL OF LAND LOCATED IN THE TOWN OF CARROLL, COUNTY OF COOS, STATE OF NEW HAMPSHIRE, BOUNDED AND DESCRIBED AS FOLLOWS: BEGINNING AT A U.S.F.S. MONUMENT ON THE MOST NORTHEASTERLY CORNER OF THE HEREIN DESCRIBED PARCEL, THENCE RUNNING SOUTH 82°19’26” WEST 2433.31 FEET ALONG THE SOUTHERLY SIDELINE OF BASE ROAD TO A POINT. THENCE TURNING AND RUNNING SOUTH 01°11’02” WEST 81.72 FEET TO A REBAR SET AND A POINT OF CURVATURE. THENCE TURNING AND RUNNING AN A CURVE TO THE LEFT WITH A RADIUS OF 131.21 AND A LENGTH OF 157.79 FEET TO A REBAR SET. THENCE CONTINUING SOUTH 67°43’13” EAST 248.30 FEET TO A REBAR SET AND A POINT OF CURVATURE. THENCE TURNING AND RUNNING ON A CURVE TO THE LEFT WITH A RADIUS OF 246.94 AND A LENGTH OF 94.05 FEET TO A REBAR SET AND A POINT OF CURVATURE. THENCE TURNING AND RUNNING ON A CURVE TO THE RIGHT WITH A RADIUS OF 100.00 AND A LENGTH OF 91.52 FEET TO A POINT OF TANGENCY. THENCE CONTINUING SOUTH 88°05’44” WEST 53.00 FEET TO A POINT. THENCE CONTINUING SOUTH 54°55’44” WEST 174.00 FEET TO A POINT OF CURVATURE. THENCE CONTINUING TO THE RIGHT WITH A RADIUS OF 175.00 AND A LENGTH OF 77.88 FEET TO A POINT OF CURVATURE. THENCE CONTINUING ON A CURVE TO THE LEFT WITH A RADIUS OF 325.00 AND A LENGTH OF 326.16 FEET TO A POINT OF CURVATURE. THENCE CONTINUING ON A CURVE TO THE RIGHT WITH A RADIUS OF 175.00 AND A LENGTH OF 196.49 FEET TO A REBAR FOUND. THENCE TURNING AND RUNNING NORTH 34°18’44” WEST 258.84 FEET TO A REBAR FOUND. THENCE TURNING AND RUNNING SOUTH 54°28’55” WEST 158.72 FEET TO A REBAR FOUND. THENCE TURNING AND RUNNING SOUTH 35°19’34” WEST 179.93 FEET TO A REBAR FOUND. THENCE TURNING AND RUNNING SOUTH 42°28’56” WEST 127.47 FEET TO A REBAR FOUND. THENCE CONTINUING SOUTH 42°28’56” WEST 137.75 FEET TO A POINT. THENCE CONTINUING SOUTH 23°17’22” WEST 159.92 FEET TO A REBAR FOUND. THENCE TURNING AND RUNNING SOUTH 66°39’35” EAST 240.00 FEET TO A POINT. THENCE TURNING AND RUNNING NORTH 23°20’25” EAST 160.00 FEET TO A REBAR FOUND. THENCE TURNING AND RUNNING SOUTH 62°09’35” EAST 130.00 FEET TO A POINT. THENCE CONTINUING SOUTH 69°29’53” EAST 102.22 FEET TO A POINT. THENCE CONTINUING SOUTH 28°11’02” EAST 185.50 FEET TO A POINT. THENCE TURNING AND RUNNING SOUTH 22°03’58” WEST 46.30 FEET TO A POINT ON THE NORTHERLY SIDELINE OF THE ENTRY DRIVE. THENCE CONTINUING ALONG THE NORTHERLY SIDELINE OF THE ENTRY DRIVE SOUTH 56°34’28” WEST 433.11 FEET TO A POINT OF CURVATURE. THENCE CONTINUING ON A CURVE TO THE RIGHT WITH A RADIUS OF 310.00 AND A LENGTH OF 131.02 FEET TO A POINT OF TANGENCY. THENCE CONTINUING ALONG THE NORTHERLY SIDELINE OF THE ENTRY DRIVE SOUTH 80°47’28” WEST 810.10 FEET TO A POINT OF CURVATURE.

THENCE CONTINUING ON A CURVE TO THE LEFT WITH A RADIUS OF 250.00 AND A LENGTH OF 185.29 FEET TO A POINT OF TANGENCY. THENCE CONTINUING SOUTH 38°19’29” WEST 118.61 FEET TO A POINT ON THE NORTHEASTERLY SIDELINE OF ROUTE 302. THENCE TURNING AND RUNNING SOUTH 52°42’28” EAST 60.01 FEET TO A POINT ON THE NORTHEASTERLY SIDELINE OF ROUTE 302. THENCE TURNING AND RUNNING NORTH 38°19’29” EAST 117.61 FEET TO A POINT OF CURVATURE ON THE SOUTHERLY SIDELINE OF THE ENTRY DRIVE. THENCE CONTINUING ON A CURVE TO THE RIGHT WITH A RADIUS OF 190.00 AND A LENGTH OF 140.82 FEET TO A POINT OF TANGENCY. THENCE CONTINUING NORTH 80°47’28” EAST 810.10 FEET ALONG THE SOUTHERLY SIDELINE OF THE ENTRY DRIVE TO A POINT OF CURVATURE. THENCE CONTINUING ON A CURVE TO THE LEFT WITH A RADIUS OF 370.00 AND A LENGTH OF 156.38 FEET TO A POINT OF TANGENCY. THENCE CONTINUING ALONG THE SOUTHERLY SIDELINE OF THE ENTRY DRIVE NORTH 56°34’28” EAST 326.00 FEET TO A POINT OF CURVATURE. THENCE CONTINUING ON A CURVE TO THE RIGHT WITH A RADIUS OF 310.00 AND A LENGTH OF 159.61 FEET TO A POINT OF TANGENCY. THENCE CONTINUING NORTH 86°04’28” EAST 268.00 FEET TO A POINT AT THE SOUTHERLY INTERSECTION OF THE ENTRY DRIVE TO THE HOTEL AND THE ENTRY DRIVE TO THE GOLF/NORDIC CENTER. THENCE TURNING AND RUNNING SOUTH 57°20’32” EAST 515.00 FEET TO A POINT OF CURVATURE. THENCE CONTINUING ON A CURVE TO THE LEFT WITH A RADIUS OF 370.00 AND A LENGTH OF 148.69 FEET TO A POINT OF TANGENCY. THENCE CONTINUING SOUTH 80°22’02” EAST 84.50 FEET TO A POINT ON THE SOUTHERLY SIDELINE OF THE ENTRY DRIVE TO THE GOLF/NORDIC CENTER. THENCE TURNING AND RUNNING NORTH 50°07’58” EAST 257.00 FEET TO A POINT. THENCE CONTINUING NORTH 20°28’58” EAST 118.50 FEET TO A POINT. THENCE CONTINUING NORTH 65°18’58” EAST 281.50 FEET TO A POINT OF CURVATURE. THENCE CONTINUING ON A CURVE TO THE LEFT WITH A RADIUS OF 250.00 AND A LENGTH OF 343.25 FEET TO A POINT AN THE WESTERLY SIDELINE OF THE AMMONOOSUC RIVER. THENCE CONTINUING NORTH 89°56’53” EAST 100.48 FEET TO A POINT. THENCE CONTINUING NORTH 76°34’04” EAST 417.60 FEET TO A POINT AT THE SOUTHEAST CORNER OF THE TENNIS COURT AREA. THENCE TURNING AND RUNNING NORTH 13°47’16” WEST 287.28 FEET TO A POINT AT THE NORTHEAST CORNER OF THE TENNIS COURT AREA. THENCE TURNING AND RUNNING SOUTH 76°44’57” WEST 409.86 FEET TO A POINT. THENCE TURNING AND RUNNING NORTH 10°04’31” EAST 101.17 FEET TO A REBAR FOUND. THENCE CONTINUING NORTH 38°04’13” EAST 343.15 FEET TO A POINT ON THE SOUTHERLY BANK OF THE AMMONOOSUC RIVER. THENCE TURNING AND RUNNING SOUTH 77°13’24” EAST 362.94 FEET TO A POINT. THENCE CONTINUING NORTH 86°46’54” EAST 664.71 FEET TO A USFS MONUMENT ON THE SOUTHERLY BANK OF THE AMMONOOSUC RIVER. THENCE TURNING AND RUNNING NORTH 21°45’27” WEST 897.02 FEET TO A USFS MONUMENT AND THE POINT OF BEGINNING.

PARCEL B: DESCRIPTION OF LAND COMMONLY REFERRED TO AS THE BRETTON WOODS MOTORS LODGE

A CERTAIN PIECE OR PARCEL OF LAND LOCATED IN THE TOWN OF CARROLL, COUNTY OF COOS, AND STATE OF NEW HAMPSHIRE, BOUNDED AND DESCRIBED AS FOLLOWS:

PARCEL 1: BEGINNING AT A POINT AN THE NORTHERLY SIDE OF THE MAINE CENTRAL RAILROAD AND WESTERLY SIDELINE OF THE UNITED STATES FOREST SERVICE RUNNING NORTH 62°07’07” WEST 216.51 FEET ALONG THE NORTHERLY SIDELINE OF THE MAINE CENTRAL RAILROAD TO A POINT, THENCE TURNING AND RUNNING WESTERLY ALONG THE NORTHERLY SIDELINE OF THE MAINE CENTRAL RAILROAD WITH A CURVE TO THE RIGHT WITH A RADIUS OF 2830.50 AND A DISTANCE OF 1251.42 TO A POINT AN THE NORTHERLY SIDELINE OF THE MAINE CENTRAL RAILROAD AND A DIVISION LINE OF PARCEL 1 AND PARCEL 2 AND NORTHWEST CORNER OF HEREIN DESCRIBED LAND, THENCE TURNING AND NORTH 48°00’00” EAST 116.61 FEET ALONG THE DIVISION LINE BETWEEN OF PARCEL 1 AND PARCEL 2 TO A POINT ON THE SOUTHERLY SIDELINE OF U.S. ROUTE 302 AND NORTHERLY CORNER OF HEREIN DESCRIBED LAND, THENCE TURNING AND RUNNING EASTERLY ALONG THE SOUTHERLY SIDELINE OF U.S. ROUTE 302 AND NORTHERLY LINE OF HEREIN DESCRIBED LAND ALONG A CURVE TO THE LEFT WITH A RADIUS OF 3956.53 AND A DISTANCE OF 1425.69 FEET TO A POINT ON THE SOUTHERLY SIDE OF U.S. ROUTE 302 AND WESTERLY SIDELINE OF THE UNITED STATES FOREST SERVICE, THENCE TURNING AND RUNNING SOUTH 26°09’34” WEST 78.09 FEET ALONG THE WESTERLY SIDELINE OF THE UNITED STATES FOREST SERVICE AND WESTERLY LINE OF HEREIN DESCRIBED LAND AND POINT OF BEGINNING.

PARCEL 2: BEGINNING AT A POINT ON THE NORTHERLY SIDE OF THE MAINE CENTRAL RAILROAD AND DIVISION LINE OF HEREIN DESCRIBED LAND OF PARCEL 1 AND PARCEL 2 RUNNING WESTERLY ALONG THE NORTHERLY SIDELINE OF THE MAINE CENTRAL RAILROAD WITH A CURVE TO THE RIGHT WITH A RADIUS OF 2830.50 AND A DISTANCE OF 1090.49 FEET TO A POINT AT THE INTERSECTION OF THE MAINE CENTRAL RAILROAD AND U.S. ROUTE 302 AND NORTHERLY CORNER OF HEREIN DESCRIBED LAND. THENCE TURNING AND RUNNING SOUTH 25°34’40” EAST 103.36 FEET ALONG THE SOUTHERLY SIDELINE OF U.S. ROUTE 302 AND NORTHERLY LINE OF HEREIN DESCRIBED LAND, THENCE TURNING AND RUNNING ALONG THE SOUTHERLY SIDELINE OF U.S. ROUTE 302 AND NORTHERLY LINE OF HEREIN DESCRIBED LAND ALONG A CURVE TO THE LEFT WITH A RADIUS OF 3956.53 AND DISTANCE OF 956.77 FEET TO A POINT ON THE SOUTHERLY SIDELINE OF U.S. ROUTE 302 AND SOUTHEAST CORNER OF HEREIN DESCRIBED LAND AND DIVISION CORNER OF PARCEL 2 AND PARCEL 1, THENCE TURNING AND RUNNING SOUTH 48°00’00” WEST 116.61 FEET ALONG SIDELINE OF PARCEL 1 AND SOUTHERLY SIDELINE OF PARCEL 2 TO A POINT ON THE NORTHERLY SIDELINE OF THE MAINE CENTRAL RAILROAD AND POINT OF BEGINNING.

PARCEL C: DESCRIPTION OF LAND COMMONLY REFERRED TO AS FABAYANS RESTAURANT

A certain piece or parcel of land located in the Town of Carroll, County of Coos, and State of New Hampshire, bounded and described as follows:

Beginning at a N.H.H.D. monument at the southerly corner of Tract 6 and the northerly sideline of Route 302, thence running along a curve to the right with a radius of 2596.48 and a length of 251.27 feet to a rebar set on the northerly sideline of the intersection of Route 302 and the Base Road. Thence turning and running along the northerly sideline of the Base Road and the easterly line of herein described land North 86°10’40” West 122.08 feet to a N.H.H.D. monument found on the northerly sideline of the Base Road. Thence continuing North 74°36’30” East 68.40 feet to a point on the northerly sideline of the Base Road. Thence turning and running North 26°11’22” West 115.42 feet to a point of curvature. Thence continuing along the southerly sideline of Maine Central property on a curve to the left with a radius of 2839.93 and a length of 271.39 feet to a point. Thence turning and running South 44°44’59” West 226.85 feet to a N.H.H.D. monument and the point of beginning.

PARCEL D: DESCRIPTION OF LAND COMMONLY REFERRED TO AS THE SKI RESORT

All that certain lot or parcel of ground situate partly in the Town of Carroll, County of Coos, State of New Hampshire, and partly in the Town of Bethlehem, County of Grafton, State of New Hampshire, bounded and described as follows:

Beginning at a point located on the West right-of-way line of U.S. Route 302, said point being situate at the intersection of the North line of lands, now of formerly, of Bretton Woods Acquisition Corp. “Recreation Site” with the aforementioned West right-of-way line of U.S. Route 302; THENCE FROM THE PLACE OF BEGINNING along the aforementioned West right-of-way line of U.S. Route 302, South twenty-five degrees forty-one minutes and no seconds East (S 25°41’00” E) for a distance of eighty and no hundredths feet (80.00’) to a point; thence, South sixty-seven degrees forty-two minutes and eighteen seconds West (S 67°42’18” W) for a distance of one hundred eighty-nine and sixty-one hundredths feet (189.61’) to a point; thence, South seventeen degrees fifty-five minutes and fifty-one seconds East (S 17°55’51” E) for a distance of six hundred fifty-nine and forty-four hundredths feet (659.44’) to a point; thence, North sixty-two degrees nine minutes and twenty-nine seconds West (N 62°09’29” W) for a distance of sixty-nine and ninety-three hundredths feet (69.93’) to a point; thence, around a curve having an angle of one hundred one degrees thirty-eight minutes and fifty-five seconds (101°38’55”), a radius of thirty and no hundredths feet (30.00’), a tangent of thirty-six and eighty-two hundredths feet (36.82’), an arc of fifty-three and twenty-two hundredths feet (53.22’) for a chord course of North seventy-one degrees ten minutes and twenty-four seconds West (N 71°10’24 W) for a chord distance of forty-six and fifty-one hundredths feet (46.51’) to a point; thence, around a curve having an angle of thirty-seven degrees thirty-two minutes and eleven seconds (37°32’11”), a radius of four hundred sixty and no hundredths feet (460.00’), a tangent of one hundred fifty-six and thirty-one hundredths feet (156.31’), an arc of three hundred one and thirty-six hundredths feet (301.36’), for a chord course of South seventy-five degrees twenty-two minutes and fourteen seconds West (S 75°22’14” W) for a chord distance of two hundred ninety-six and no hundredths feet (296.00’) to a point; thence, around a curve having an angel of fifty-seven degrees one minute and fifty-three seconds (57°01’53”), a radius of one hundred fifty and no hundredths feet (150.00’), a tangent of eighty-one and fifty hundredths feet (81.50’), an arc of one hundred forty-nine and thirty-one hundredths feet (149.31’) for a chord course of North fifty-seven degrees twenty minutes and forty-one seconds West (N 57°20’41” W) for a chord distance of one hundred forty-three and twenty-two hundredths feet (143.22’) to a point; thence, North twenty-eight degrees forty-nine minutes and forty-one seconds West (N 28°49’41” W) for a distance of one hundred eighteen and ninety-six hundredths feet (118.96’) to a point; thence, South sixty-one degrees ten minutes and nineteen seconds West (S 61°10’19” W) for a distance of two hundred and forty-four hundredths feet (200.44’) to a point; thence, South twenty-eight degrees forty-nine minutes and forty-one seconds East (S 28°49’41” E) for a distance of two hundred thirteen and three hundredths feet (213.03’) to a point; thence, South zero degrees eleven minutes and forty-one seconds East (S 00°11’41” E) for a distance of five hundred fifty-four and eighteen hundredths feet (554.18’) to a point; thence, South sixty-five degrees twenty minutes and thirty-six seconds West (S 65°20’36” W) for a distance of eighty and ten hundredths feet (80.10’) to a point; thence, South ten degrees fifty minutes and thirty-six seconds West (S 10°50’36” W) for a distance of forty-five and ninety-nine hundredths feet (45.99’) to a point; thence, South sixty-five degrees twenty minutes and thirty-six seconds West (S 65°20’36” W) for a distance of eighty-one and fifty-five hundredths feet (81.55’) to a point; thence, South twenty-four degrees five minutes and four seconds East (S 25°05’04” E) for a distance of forty-five and forty-four hundredths feet (45.44’) to a point; thence South sixty-five degrees twenty-three minutes and fifty-nine seconds West (S 65°23’59” W) for a distance of two hundred twenty and twenty-nine hundredths feet (220.29’) to a point; thence, South twenty-four degrees thirteen minutes and twenty seconds East (S 24°13’20” E) for a distance of five hundred thirty-five and fifty-four hundredths feet (535.54’) to a point; thence South twenty-two degrees eleven minutes and thirty-eight seconds West (S 22°11’38” W) for a distance of ninety-five and fourteen hundredths feet (95.14’) to a point; thence, South thirty-one degrees forty-seven minutes and fifty-three seconds West (S 31°47’53” W) for a distance of two hundred thirty-six and twenty-five hundredths feet (236.25’) to a point; thence, South sixty-two degrees eight minutes and fifty-two seconds East (S 62°08’52” E) for a distance of two hundred eighty and no hundredths feet (280.00’) to a point; thence, North twenty-five degrees forty minutes and forty-eight seconds East (N 25°40’48” E) for a distance of two hundred ten and twenty-nine hundredths feet (210.29’) to a point; thence, South sixty-two degrees eight minutes and fifty-two seconds East (S 62°08’52” E) for a distance of two thousand five hundred sixty-nine and eighty-four hundredths feet (2,569.84’) to a point; thence, South twenty-six degrees thirteen minutes and thirty-one seconds West (S 26°13’31” W) for a distance of five thousand two hundred sixty-two and one hundredth feet (5,262.01’) to a point; thence, North sixty two degrees forty minutes and forty-seven seconds West (N 62°40’47” W) for a distance of two thousand seven hundred ninety-one and seventeen hundredths feet (2791.17’) to a point; thence, North sixty-six degrees four minutes and thirty-six seconds West (N 66°04’36” W) for a distance of one hundred eighty-five and ninety-five hundredths feet (185.95’) to a point; thence, North seventy-seven degrees fifteen minutes and forty seconds West (N 77°15’40” W) for a distance of two hundred seventy-four and seventy-two hundredths feet (274.72’) to a point; thence, North forty-one degrees thirty-nine minutes and forty seconds West (N 41°39’40” W) for a distance of four hundred seventy and fifty-seven hundredths feet (470.57’) to a point; thence, North fourteen degrees ten minutes and twenty seconds East (N 14°10’20” E) for a distance of five hundred twenty-eight and forty-

one hundredths feet (528.41’) to a point; thence, North twenty-five degrees nine minutes and no seconds West (N 25°09’00” W) for a distance of eight hundred twenty and ninety-eight hundredths feet (820.98’) to a point; thence, North two degrees six minutes and twenty-six seconds East (N 2°06’26” E) for a distance of two hundred sixty-four and ninety hundredths feet (264.90’) to a point; thence, North fifty-three degrees fifty-four minutes and twelve seconds West (N 53°54’12” W) for a distance of one thousand five hundred fifty-four and seventy-two hundredths feet (1,554.72’) to a point; thence, South seventy-four degrees fifty-eight minutes and thirty-one seconds West (S 74°58’31” W) for a distance of four hundred fifty-three and sixty hundredths feet (453.60’) to a point; thence, North sixty-one degrees twenty-nine minutes and fifty-six seconds West (N 61°29’56” W) for a distance of one thousand one hundred thirty-one and no hundredths feet (1,131.00’) to a point; thence, North six degrees four minutes and four seconds West (N 6°04’04” W) for a distance of one thousand one hundred forty-nine and sixty-eight hundredths feet (1,149.68’) to a point; thence, North twenty-two degrees fifty-four minutes and seventeen seconds East (N 22°54’17” E) for a distance of one thousand two hundred twenty-eight and ninety-seven hundredths feet (1,228.97’) to a point; thence, North seventy-seven degrees no minutes and ten seconds East (N 77°00’10” E) for a distance of one thousand two hundred six and sixteen hundredths feet (1,206.16’) to a point; thence, North eighty-four degrees three minutes and thirty-nine seconds East (N 84°03’39” E) for a distance of seven hundred fifty-six and thirty hundredths feet (756.30’) to a point; thence, North fifty-seven degrees three minutes and twenty-eight seconds East (N 57°03’28” E) for a distance of one hundred thirty-two and forty-eight hundredths feet (132.48’) to a point; thence, North eleven degrees nineteen minutes and eighteen seconds East (N 11°19’18” E) for a distance of one hundred thirty-three and ninety-eight hundredths feet (133.98’) to a point; thence, South eighty-nine degrees thirty-nine minutes and thirty-eight seconds East (S 89°39’38” E) for a distance of one hundred sixty-five and ninety-six hundredths feet (165.96’) to a point; thence, South forty-four degrees twenty-nine minutes and fifty seconds East (S 44°29’50” E) for a distance of one hundred seventy-nine and five hundredths feet (179.05’) to a point; thence, South ten degrees eight minutes and seventeen seconds West (S 10°08’17” W) for a distance of eight hundred eighteen and twenty-seven hundredths feet (818.27’) to a point; thence, North seventy-seven degrees four minutes and twenty-nine seconds East (N 77°04’29” E) for a distance of eight hundred sixty-six and nineteen hundredths feet (866.19’) to a point; thence, North fifty-three degrees thirty-two minutes and twenty-seven seconds East (N 53°32’27” E) for a distance of seven hundred and no hundredths feet 700.00’) to a point; thence, North sixty-one degrees twenty-four minutes and fifty-two seconds West (N 61°24’52” W) for a distance of two hundred forty-one and eighty-one hundredths feet (241.81’) to a point; thence, North sixty-nine degrees fifty-six minutes and twenty-eight seconds East (N 69°56’28” E) for a distance of seventy-three and eighty-nine hundredths feet (73.89’) to a point; thence, North fifty-six degrees fifty-seven minutes and twenty-four seconds East (N 56°57’24” E) for a distance of two hundred ninety-three and forty-two hundredths feet (293.42’) to a point; thence, North forty-one degrees thirty-five minutes and fifty seconds East (N 41°35’50” E) for a distance of one hundred ninety-seven and eighty-eight hundredths feet (197.88’) to a point; thence, North fifty-seven degrees eleven minutes and thirteen seconds West (N 57°11’13” W) for a distance of sixty-five and eighty-nine hundredths feet (65.89’) to a point; thence, North forty-six degrees forty-three minutes and twenty-eight seconds East (N 46°43’28” E) for a distance of three hundred twenty-five and no hundredths feet (325.00’) to a point; thence, North sixty-five degrees thirteen minutes and thirty-two seconds East (N 65°13’32” E) for a distance of four hundred twenty-five and thirty-one hundredths feet

(425.31’) to a point; thence, North fifty-six degrees thirty minutes and eight seconds West (N 56°30’08” W) for a distance of two hundred seventy-seven and eighty-five hundredths feet (277.85’) to a point; thence, North thirty-two degrees fifty-two minutes and fifty-four seconds East (N 32°52’54” E) for a distance of three hundred twenty-eight and seventy-three hundredths feet (328.73’) to a point; thence, North thirty-two degrees thirty-nine minutes and twelve seconds East (N 32°39’12” E) for a distance of seventy-two and seventy-four hundredths feet (72.74’) to a point; thence along Bretton Woods Parcel “G” and through a portion of the Amonoosuc River, South forty-six degrees thirteen minutes and forty seconds East (S 46°13’40” E) for a distance of four hundred and twenty-seven hundredths feet (400.27’) to a point; thence further along the same and further through a portion of the Amonoosuc River, South fifty-one degrees nine minutes and five seconds East (S 51°09’05” E) for a distance of two hundred four and twenty-five hundredths feet (204.25’) to a point; thence still further along the same and still further through a portion of the Amonoosuc River, South sixty-three degrees fifty-seven minutes and fourteen seconds East (63°57’14” E) for a distance of one hundred seventy-six and seventy-eight hundredths feet (176.78’) to a point; thence still further along the same and still further through a portion of the Amonoosuc River, North forty-two degrees fifty minutes and nine seconds East (N 42°50’09” E) for a distance of three hundred seven and eighty-two hundredths feet (307.82’) to a point; thence, North forty-two degrees seventeen minutes and seven seconds East (N 42°17’07” E) for a distance of six hundred sixty-eight and four hundredths feet (668.04’) to a point; thence, South fifty-five degrees twenty-three minutes and thirty seconds East (S 55°23’30” E) for a distance of one hundred eighty-six and twenty-eight hundredths feet (186.28’) to a point; thence, South twenty-four degrees seven minutes and two seconds West (S 24°07’02” W) for a distance of two hundred ninety-nine and forty hundredths feet (299.40’) to a point; thence, South fifty-six degrees thirty-seven minutes and nineteen seconds East (S 56°37’19” E) for a distance of thirty-five and fifty hundredths feet (35.50’) to a point; thence, North seventy-three degrees thirty-two minutes and two seconds East (N 73°32’02” E) for a distance of two hundred sixty-five and no hundredths feet (265.00’) to a point; thence, around a curve having an angle of eighty-four degrees six minutes and thirty-three seconds (84°06’33”), a radius of one hundred thirty and eighty hundredths feet (130.80’), a tangent of one hundred eighteen and no hundredths feet (118.00’), an arc of one hundred ninety-two and one hundredth feet (192.01’), for a chord course of South sixty-four degrees twenty-four minutes and forty-one seconds East (S 64°24’41” E) for a chord distance of one hundred seventy-five and twenty-three hundredths feet (175.23’) to a point; thence, South twenty-two degrees twenty-one minutes and twenty-five seconds East (S 22°21’25” E) for a distance of eighty an no hundredths feet (80.00’) to a point; thence, North sixty-seven degrees thirty-eight minutes and fourteen seconds East (N 67°38’14” E) for a distance of one hundred eighty and forty-four hundredths feet (180.44’) to the place of beginning.

The above metes and bounds description is a consolidated description which includes (i) a portion of the premises shown as on the Subdivision Plan for Crawford Ridge dated December 21, 1987, (last revised October 6, 1988) prepared by Cartographic Associates, Inc. and recorded in the Carroll County Registry of Deeds as Plan # 22B; subsequently described and depicted as (ii) the “Additional Land 0.38 Acres” on a plan entitled “Site Plan of Presidential Views Condominiums at Bretton Woods” dated November 2002 (last revised March, 2005), prepared by Kellogg Surveying & Mapping, and recorded in the Coos County Registry of Deeds as Plan # 2370 (see also, “First Amendment to Declaration, Presidential Views at Bretton Woods, A Condominium,” dated March 20, 2006, and recorded in said Registry at Book 1165, Page 0656, in which the said “Additional Land 0.38 Acres” is specifically excluded from the land submitted to condominium and is withdrawn by the Declarant).

PARCEL E: DESCRIPTION OF APPURTENANT EASEMENT COMMONLY REFERRED TO AS THE DEADMAN APPURTENANT TO A “T” BAR SKI LIFT, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

Beginning at a point which is S 65°27’28” W for 5.00’ from Corner No. 110 in the above described parcel; thence S 07°37’00” E for 16.50’ to a point, thence S 82°23’00” W for 40.00’ to a point; thence N 07°37’00” W for 4.327’ to a point; thence N 65°27’28” E for 41.811’ to the point of beginning.

PARCEL F: ACCESS POINTS TO U.S. ROUTE 302

Also included herein are access point to the limited access highway U.S. Route 302 as follows:

a. Six (6) points of access each fifty (50’) feet in width at the right-of-way line on the west to the new highway and six (6) on the east granted in Petition for Commissioners’ Return of Highway Layout recorded in Book 482, Page 267, Coos County Registry of Deeds.

b. Two (2) points of access each fifty (50’) feet in width at the right-of-way line on the southerly side of U.S. Route 302.

c. Ten (10) points of access up to fifty (50) feet wide at the right-of-way line and one (1) commercial access point all on the northerly side of the new layout and six (6) points of access up to fifty (50) feet wide at the right-of-way line and one (1) commercial access point all on the southerly side of the new layout.

Excepting those access points granted and included in conveyances as follows:

(i) grant to U.S. America dated May 31, 1979 at Book 619, Page 549, Coos County Registry of Deeds.

(ii) grant to State of New Hampshire dated June 24, 1978 at Book 611, Page 613, Coos County Registry of Deeds.

(iii) grant to State of New Hampshire dated March 26, 1979 at Book 618, Page 514, Coos County Registry of Deeds; both of these conveyances listed (Book 611, Page 613 and Book 618, Page 514, Coos County Registry of Deeds) involve lots presently contiguous to lands of the White Mountain National Forest.

(iv) grant to Doane Ruggles Fuel, Inc. dated December 19, 1988 recorded at Book 740, Page 806, Coos County Registry of Deeds.

(v) grant to James Drummond and Linda Drummond dated November 1, 1996 recorded at Book 856, Page 954, Coos County Registry of Deeds.

PARCEL G: DESCRIPTION OF LAND COMMONLY REFERRED TO AS THE LAKE CAROLYN TRACT

All that certain lot or parcel of ground situate in the Town of Carroll, County of Coos, State of New Hampshire, bounded and described as follows:

Beginning at a point located at the Northeast corner of lot herein described, said point being situate South sixty-seven degrees thirty-eight minutes and fourteen seconds West (S 67°38’14” W) a distance of one hundred eighty and forty-four hundredths feet (180.44’), North twenty-two degrees twenty-one minutes and twenty-five seconds West (N 22°21’25’ W) a distance of eighty and no hundredths feet (80.00’), North sixty-four degrees twenty-four minutes and forty-one seconds West (N 64°24’41” W) a distance of one hundred seventy-five and twenty-three hundredths feet (175.23’), South seventy-three degrees thirty-two minutes and two seconds West (S 73°32’02” W) a distance of two hundred sixty-five and no hundredths feet (265.00’), North fifty-six degrees thirty-seven minutes and nineteen seconds West (N 56°37’19” W) a distance of thirty-five and fifty hundredths feet (35.50’), North twenty-four degrees seven minutes and two seconds East (N 24°07’02” E) a distance of two hundred ninety-nine and forty hundredths feet (299.40’), North fifty-five degrees twenty-three minutes and thirty seconds West (N 55°23’30” W) a distance of one hundred eighty-six and twenty-eight hundredths feet (186.28’) and South forty-two degrees seventeen minutes and seven seconds West (S 42°17’07” W) a distance of six hundred sixty-eight and four hundredths feet (668.04’) from a point located at the intersection of the North line of lands, now or formerly of Bretton Woods Acquisition Corp. “Recreation Site’ with the West right-of-way line of U.S. Route 302; THENCE FROM THE PLACE OF BEGINNING along Bretton Woods Parcel “D” and through a portion of the Amonoosuc River, South forty-two degrees fifty minutes and nine seconds West (S 42°50’09” W) for a distance of three hundred seven and eighty-two hundredths feet (307.82’) to a point: thence further along the same and further through a portion of the Amonoosuc River, North sixty-three degrees fifty-seven minutes and fourteen seconds West (N 63°57’14” W) for a distance of one hundred seventy-six and seventy-eight hundredths feet (176.78’) to a point; thence still further along the same and still further through a portion of the Amonoosuc River, North fifty-one degrees nine minutes and five seconds West (N 51°09’05” W) for a distance of two hundred four and twenty-five hundredths feet (204.25’) to a point; thence still further along the same and still further through a portion of the Amonoosuc River, North forty-six degrees thirteen minutes and forty seconds West (N 46°13’40” W) for a distance of four hundred and twenty-seven hundredths feet (400.27’) to a point; thence, North twenty-five degrees fifteen minutes and thirty-three seconds West (N 25°15’33” W) for a distance of one hundred eighty-seven and twelve hundredths feet (187.12’) to a point; thence, North thirty-four degrees seven minutes and thirty-one seconds East (N 34°07’31” E) for a distance of eighty-seven and fifty-seven hundredths feet (87.57’) to a point; thence, South sixty-nine degrees thirty-one minutes and twenty-nine seconds East (S 69°31’29” E) for a distance of two hundred eighty and seventy-eight hundredths feet (280.78’) to a point; thence North seventy-three degrees eight minutes and nine seconds East (N 73°08’09” E) for a distance of three hundred fifty and eighty-seven hundredths feet (350.87’) to a point; thence, South twenty-six degrees seventeen minutes and thirty seconds East (S 26°17’30” E) for a distance of five hundred sixty and sixteen hundredths feet (550.16’) to the place of beginning.

PARCEL H: DESCRIPTION OF LAND COMPRISED OF 34.22 ACRES

A certain piece or parcel of land located in the Town of Bethlehem, County of Grafton, State of New Hampshire, bounded and described as follows:

Beginning at a U.S.F.S. brass disc Marked Corner 38 on the southerly sideline of the United States of America and northerly line of herein described land, running South 81°16’17” West 2563.60 feet along southerly sideline of the United States of America and northerly line of herein described land to a brass U.S.F.S. disc marked corner 39. Thence turning and running South 22°57 30” West 380.34 feet along the southerly sideline of the U.S.A. and westerly sideline of herein described land to a point. Thence turning and running North 77°00’10” East 1206.16 feet along the northerly sideline of Bretton Woods Ski Area and southerly sideline of herein described land to a point. Thence continuing North 84°03’39” East 756.30 feet along the northerly sideline of Bretton Woods Ski Area and southerly sideline of herein described land to a point. Thence continuing North 57°03’28” East 132.48 feet along the northerly sideline of Bretton Woods Ski Area and southerly sideline of herein described land to a point. Thence continuing North 11°19’18” East 133.98 feet along the northerly sideline of Bretton Woods Ski Area and southerly sideline of herein described land to a point. Thence turning and running South 89°39’38” East 165.96 feet along the northerly sideline of Bretton Woods Ski Area and southerly sideline of herein described land to a point. Thence continuing South 44°29’50” East 179.05 feet along the northerly sideline of Bretton Woods Ski Area and southerly sideline of herein described land to a point Thence turning and running South 10°08’17” West 818.27 feet along the easterly sideline of Bretton Woods Ski Area and westerly sideline of herein described land to a point. Thence turning and running North 77°04’29” East 866.19 feet along the northerly sideline of Bretton Woods Ski Area and southerly sideline of herein described land to a point. Thence continuing North 53°32’27” East 700.00 feet along the northerly sideline of Bretton Woods Ski Area and southerly sideline of herein described land to a point. Thence turning and running North 61°24’52”West 241.81 feet along the southerly sideline of Bretton Woods Ski Area and northerly sideline of herein described land to a 5/8” rebar found at the southerly corner of the division line of Presidential View Condominiums. Thence turning and running North 61°24’52” West 573.16 feet along the westerly sideline of Presidential View Condominiums and easterly sideline of herein described land to a point. Thence turning and running North 61°24’52” West 107.40 feet along the westerly sideline of Presidential View Condominiums and easterly sideline of herein described land to a point. Thence turning and running North 61°24’52” West 145.11 feet along the westerly sideline of Presidential View Condominiums and easterly sideline of herein described land to a U.S.F.S. brass disc #38 found on the southerly sideline of the United States of America and most westerly corner of Presidential View Condominiums and northerly corner of herein described land and point of beginning.

SCHEDULE 2.1

FIXTURES AND LEASED PERSONAL PROPERTY

NOT OWNED BY LANDLORD

SCHEDULE 3.1.1(b)

CALCULATION OF BASE RENT

1. Calculation of Base Rent. Tenant shall pay Base Rent to Landlord in an annual amount equal to the “Applicable Rate,” as set forth in the table below, multiplied by the Lease Basis.

Lease Year	Applicable Rate
1	8.00%

2	8.25%

3	8.50%

4	9.00%

5	9.50%

6	10.00%

7	10.50%

8	11.00%

9	11.00%

10	11.00%

SCHEDULE 4.3.3

ENVIRONMENTAL REPORTS

[Landlord to provide form; Mike Brunetti to review list]

SCHEDULE 5.1.3(b)

AGREED UPON MAJOR CAPITAL IMPROVEMENTS

[Landlord to provide form]

SCHEDULE 18.5

FORM OF ANNUAL BUDGET

To be reasonably agreed upon by Landlord and Tenant through the use of good faith diligent efforts.

SCHEDULE 21.2

FORM OF SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

[Landlord to provide form]